     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 10, 1998

                                          REGISTRATION STATEMENT NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
                                    FORM F-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------
                          ARAMEX INTERNATIONAL LIMITED
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                 BERMUDA                                       4513                                   NOT APPLICABLE
     (STATE OR OTHER JURISDICTION OF               (PRIMARY STANDARD INDUSTRIAL                      (I.R.S. EMPLOYER
      INCORPORATION OR ORGANIZATION)               CLASSIFICATION CODE NUMBER)                    IDENTIFICATION NUMBER)

                            ------------------------

           P.O. BOX 3371                     CT CORPORATION SYSTEM
        AMMAN, 11181 JORDAN                      1633 BROADWAY
         (MAILING ADDRESS)                  NEW YORK, NEW YORK 10019
                                                (212) 246-5070
   2 BADR SHAKER ALSAYYAB STREET        (NAME, ADDRESS AND TELEPHONE NUMBER
      UM UTHAYNA, AMMAN, JORDAN                OF AGENT FOR SERVICE)
         (011) 962-6-5522192
   (ADDRESS, INCLUDING ZIP CODE,
  AND TELEPHONE NUMBER, INCLUDING
    AREA CODE, OF REGISTRANT'S
   PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                                   Copies to:

        LAWRENCE B. FISHER, ESQ.                        DAVID M. CARTER, ESQ.
        CATERINA A. CONTI, ESQ.                           HUNTON & WILLIAMS
   ORRICK, HERRINGTON & SUTCLIFFE LLP               RIVERFRONT PLAZA, EAST TOWER
            666 FIFTH AVENUE                            951 EAST BYRD STREET
        NEW YORK, NEW YORK 10103                      RICHMOND, VIRGINIA 23219
            (212) 506-5000                                 (804) 788-8200
           (212) 506-5151 (FAX)                         (804) 788-8218 (FAX)

                            ------------------------


     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

     As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: / /

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                            ------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                   PROPOSED
                                                               MAXIMUM OFFERING         PROPOSED
          TITLE OF EACH CLASS                AMOUNT TO BE          PRICE PER       MAXIMUM AGGREGATE         AMOUNT OF
     OF SECURITIES TO BE REGISTERED          REGISTERED(1)         SHARE(2)        OFFERING PRICE(2)      REGISTRATION FEE
Common Stock $.01 par value.............   1,150,000 Shares         $13.50            $15,525,000              $4,580

(1) This Registration Statement covers the sale of up to shares (the 'Shares') of common stock, par value $0.01 per share (the 'Common Stock') of the Registrant, of which 500,000 Shares are being registered for an offering by the Registrant, and 650,000 Shares are being registered on behalf of certain Selling Stockholders

(2) Estimated solely for the purpose of calculating the registration fee based upon the closing price for the Common Stock on April 8, 1998 on the Nasdaq National Market, in accordance with Rule 457(c).

                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT

SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                             SUBJECT TO COMPLETION
                 PRELIMINARY PROSPECTUS DATED           , 1998
                                1,000,000 SHARES

                          ARAMEX INTERNATIONAL LIMITED

                                  COMMON STOCK

                            ------------------------

     Of the 1,000,000 shares of common stock (the 'Common Stock') being offered hereby (the 'Offering'), 500,000 shares are being sold by Aramex International Limited (the 'Company') and 500,000 shares are being sold by certain stockholders of the Company (the 'Selling Stockholders'). The Company will not receive any proceeds from the sale of shares of Common Stock by the Selling Stockholders.

     The Company's Common Stock is traded on the Nasdaq National Market ('Nasdaq') under the symbol 'ARMXF.' On April 8,1998, the last sale price of the Common Stock on the Nasdaq was $13.50 per share. See 'Price Range of Common Stock.'
                            ------------------------

     AN INVESTMENT IN THE COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. INVESTORS SHOULD CAREFULLY CONSIDER THE INFORMATION UNDER 'RISK FACTORS' BEGINNING ON PAGE 8 IN CONNECTION WITH THEIR INVESTMENT DECISION CONCERNING THE PURCHASE OF COMMON STOCK IN THIS OFFERING.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
       SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
          COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
              PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                             CRIMINAL OFFENSE.

                                                   UNDERWRITING
                               PRICE TO            DISCOUNT AND          PROCEEDS TO       PROCEEDS TO SELLING
                              THE PUBLIC          COMMISSIONS(1)          COMPANY(2)         STOCKHOLDERS(2)
Per Share..............           $                     $                     $                     $
Total(3)...............           $                     $                     $                     $


(1) The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See 'Underwriting.'

(2) Before deducting expenses and other fees payable by the Company estimated at $400,000, all of which are payable by the Company.

(3) Certain Selling Stockholders have granted the Underwriters a 30 day option to purchase up to 150,000 additional shares of Common Stock on the same terms and conditions as set forth above, solely to cover over-allotments, if any. If any such shares are purchased, the total Price to Public, Underwriting Discounts and Commissions, Proceeds to Company and Proceeds to
    Selling Stockholders will be $          , $          , $          and
    $          respectively. See 'Underwriting.'

     The shares of Common Stock are being offered by the several Underwriters subject to prior sale, when, as and if delivered to and accepted by them, and subject to certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify this Offering without notice and to reject orders in whole or in part. Delivery of the Shares is expected against payment therefor on
or about              , 1998 at the offices of Scott & Stringfellow, Inc.,
Richmond, Virginia.
                            ------------------------

                           Scott & Stringfellow, Inc.

           THE DATE OF THIS PROSPECTUS IS                     , 1998

       [MAP OF THE WORLD SHOWING LOCATION OF ARAMEX STATIONS AND SERVICE
                               PROVIDERS/AGENTS]

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING PURCHASES OF THE COMMON STOCK TO STABILIZE ITS MARKET PRICE, PURCHASES OF THE COMMON STOCK TO COVER SOME OR ALL OF A SHORT POSITION IN THE COMMON STOCK MAINTAINED BY THE UNDERWRITERS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE 'UNDERWRITING.'

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS AND SELLING GROUP MEMBERS MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON NASDAQ IN ACCORDANCE WITH RULE 103 OF REGULATION M UNDER THE SECURITIES EXCHANGE ACT OF 1934. SEE 'UNDERWRITING.'

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and the Consolidated Financial Statements, including the Notes thereto, appearing elsewhere in this Prospectus. Unless otherwise indicated or the context otherwise requires: (i) the 'Company' or 'Aramex' refers to Aramex International Limited, a Bermuda Company, its consolidated subsidiaries and its predecessor entity, and (ii) all information in this Prospectus assumes no exercise of the Underwriters' over allotment option. All references in this Prospectus to '$' shall mean United States dollars. For purposes of this Prospectus, the term 'Station' shall mean all of the Company's stations, including operations through wholly owned subsidiaries, sponsorship agreements, joint venture agreements, agency relationships and technical services and exclusive agency agreements. For the purposes of this Prospectus, the 'Middle East' shall include the following countries: Bahrain, Cyprus, Egypt, Iran, Iraq, Israel, Jordan, Kuwait, Lebanon, Libya, Oman, the Palestinian Territories, Qatar, Saudi Arabia, Sudan, Syria, Turkey, the United Arab Emirates, and Yemen. For purposes of this Prospectus, the 'Indian Sub-Continent' shall include the following countries: Bangladesh, India, Pakistan and Sri Lanka.

                                  THE COMPANY

     Aramex is a leading provider of express package delivery, freight forwarding and other transportation services primarily to, from and within the Middle East and the Indian Sub-Continent. Since its founding in 1982, the Company has expanded its station network to include 95 locations in 32 countries with approximately 1,400 employees as of April 1, 1998. The Company also offers logistics, trucking and warehousing services to its clients and holds a majority interest in a direct marketing and mail order business, Middle East Direct Marketing ('MED'). From 1995 to 1997, the Company's total revenues increased from $43.6 million to $66.3 million and net income grew from $1.5 million to $3.1 million, respectively.

     The Company provides its services from its main hubs in Dubai (UAE),

London, New York and Amman (Jordan). The Company believes that it has established itself as one of the leading transportation services companies in the Middle East because of its ability to provide a wide array of transportation solutions to its clients, its local market knowledge, reputation for quality service, and its expansive station network. In addition, because the Company does not own or operate its own aircraft, it is not constrained by restrictions on delivery schedules, shipment size or weight, providing it with greater flexibility to serve its clients. As a non-asset based solutions provider, the Company believes that its information technology systems are a significant asset and plans to continue to make significant investments in information systems and technology to provide a continued strong platform for enhanced service and future growth.

     Historically, the majority of the Company's business has been derived from its express package delivery operations. These express operations, combined with its station network, have provided the Company with a solid foundation for the development of additional revenue sources such as logistics, warehousing and inventory management. The Company has implemented a comprehensive quality control program and believes its efforts have enabled it to achieve a uniform service offering throughout its network of stations and has helped to establish a loyal base of customers. In recognition of this effort, the Company was awarded corporate ISO 9002 certification in December 1997, after receiving similar certification at certain stations beginning in August 1995. Each Aramex station is divided into teams specialized in cross marketing multiple services to industry-specific segments in their local market. Since each team targets one or more industry segments in its local market, it can develop and offer customized solutions for their clients where appropriate.

     The Company and Airborne Freight Corporation ('Airborne'), the parent of Airborne Express and the third largest domestic air express delivery carrier in the United States, are founding members of the Overseas Express Carrier Network (the 'OEC'). The OEC is a global alliance among certain leading independent express companies that functions as a worldwide delivery network for its members. For tracking and tracing of its express shipments worldwide, the Company utilizes the FOCUS tracking system which is owned and operated by Airborne. Airborne has been a shareholder of the Company since November 1996 and prior to the Offering owns 6.88% of the outstanding Common Stock of the Company.

     The Company believes that current and forecasted economic growth for the Middle East should result in an increase in demand for its services. According to the Boeing Commercial Airplane Group's ('Boeing')

1996/1997 World Air Cargo Forecast, it has been estimated that real gross domestic product ('GDP') for the Middle East will grow by approximately 3.5% per year from approximately $383 billion in 1995 to approximately $740 billion by 2015. Saudi Arabia, where the Company continues to expand its operations, is the largest market in the Middle East, representing 28% of the region's GDP. Because of its strategic location at the crossroads of Asia, Europe, and Africa, the Middle East is becoming a major center for world air freight distribution. In fact, the Middle East air freight market has grown at a reported average rate of 15% per year since 1995. It was reported by Boeing that, in early 1996, total air traffic through Dubai, where the Company operates one of its major hubs, increased 23% and transshipments increased 41% from 1995. As a result of its expansive station network and its local market knowledge, the Company believes it is well positioned to benefit from the economic growth forecasted for the Middle East which should result in an increased demand for express, freight forwarding and regional trucking and logistics services.

     The Company's goal is to be one of the leading providers of express package delivery, freight forwarding and logistics services in the Middle East, the Indian Sub-Continent and other contiguous emerging markets and to offer its customers a wide range of distinct delivery and transportation services. The Company intends to achieve this goal by implementing the following strategies:

          EXPAND MARKET AND GEOGRAPHIC PRESENCE -- The Company is focused on expanding its market and geographic presence in the Middle East, the Indian Sub-Continent and other contiguous emerging markets. The Company is currently deploying additional resources to expand its presence in Saudi Arabia and the Indian Sub-Continent. The emerging markets targeted by the Company, such as the Central Asian Republics and North Africa, are characterized by large populations and growing economies which are liberalizing and opening their markets to local and foreign investment. By expanding its distribution network in these regions, the Company's management believes it can (i) enhance its regional market presence; (ii) expand its customer base; and (iii) reduce its geographic revenue concentration.

          PROVIDE TOTAL TRANSPORTATION SOLUTIONS -- The Company plans to continue to capitalize on its reputation as a quality service provider of total transportation solutions in its markets. A large part of this strategy involves the continued development by the Company of customized solutions for its clients in the areas of (i) logistics management; (ii) multi-modal regional transportation and distribution (offering the options of express package delivery, air freight forwarding, and ground distribution); (iii) inventory management; and (iv) local warehousing. The Company's 'One Stop Shop' approach is designed to provide its customers with a total solution for their everyday transportation needs. To effectuate this strategy and in order to facilitate the Company's ability to provide comprehensive logistics services, the Company plans to build additional warehouse facilities in Amman and Dubai.

          CONTINUE EMPHASIS ON TECHNOLOGY -- The Company continues to make significant investments in technology as a vehicle to enhance service, increase sales and foster growth. The Company believes that continuing improvements in its communications network and information systems, such as linking all of the Company's offices via an on-line, real time communications network and the ability of customers to have direct connectivity to the Aramex information network, will yield continued improvements in operations and customer service and improve the Company's results of operations. The Company's on-going technology initiatives include, among others, the continued implementation of remote hand-held bar code and signature scanners to replace the manual process, an express information system to provide production and cost related information and analysis, and a software system that allows customers to track shipments from their own personal computer.


          MARKET ITS SERVICES THROUGH ARAMEX TEAMS -- The Company plans to continue to market its services through cross functional, personalized customer teams which possess the marketing skills, local market knowledge, service expertise and industry experience necessary to identify and effectively address individual client's transportation needs. This strategy provides each station with a degree of flexibility and independence to develop customized transportation solutions which the Company believes provides a competitive advantage in its markets. The Company believes its team based structure is an innovative substitute to the traditional sales force format and facilitates the cross-marketing of the Company's services. The Company is committed to strengthening and expanding the number of its customer teams by recruiting individuals who demonstrate leadership qualities, are motivated and energetic and comprehend the notion of teamwork and customer service.

          GROW THROUGH STRATEGIC ALLIANCES AND ACQUISITIONS -- The Company plans to pursue strategic alliances and may acquire complementary businesses in order to maximize penetration in new and existing geographic markets, expand the range of commercial services and increase the Company's name recognition. Whenever possible, the Company considers increasing its ownership in its joint ventures as well as converting its agency agreements to Company-controlled joint ventures, which permits the consolidation of these operations with the Company's operations. For example, in 1997, the Company acquired a 51% interest in the Ramallah (the Palestinian Authority) operations which were previously operated by a service provider agency.

     The Company's mailing address is P.O. Box 960913, Amman, 11196 Jordan and its principal executive office is located at 2 Badr Shaker Alsayyab Street, Um Uthayna, Amman, Jordan and the Company's telephone number is 962-6-5522192. The Company maintains an Internet site on the World Wide Web at http://www.aramex.com. Information contained in the Company's Internet site shall not be deemed to be a part of this Prospectus.

                            ------------------------

        ARAMEX(Registered) is a registered service mark of the Company.
       This Prospectus includes trademarks and service marks of companies other than those of the Company.

                            ------------------------
                                  THE OFFERING

Common Stock offered hereby:

  By the Company........................................  500,000 shares

  By the Selling Stockholders...........................  500,000 shares


Common Stock to be outstanding after the Offering(l)....  4,929,688 shares

Use of Proceeds.........................................  For expansion of warehouse facilities, investments in technology and working capital and other general
                                                          corporate purposes. See 'Use of Proceeds.'

Nasdaq Symbol...........................................  'ARMXF'

Risk Factors............................................  See 'Risk Factors.'

------------------
(1) Excludes as of March 31, 1998, an aggregate of (i) 100,000 shares of Common Stock reserved for issuance upon exercise of warrants issued to the underwriter of the Company's initial public offering and its designees (the 'Commonwealth Warrants'), and (ii) 300,000 shares of Common Stock issuable upon exercise of outstanding options. See 'Principal and Selling Stockholders' and 'Shares Eligible for Future Sale.'

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     The following summary consolidated financial data as of and for the years ended December 31, 1995, 1996 and 1997 have been derived from the Company's audited Consolidated Financial Statements included herein. The selected consolidated financial data as of and for the years ended December 31, 1993 and 1994 have been derived from the Company's audited consolidated financial statements not included herein. The information should be read in conjunction with the Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus and 'Management's Discussion and Analysis of Financial Condition and Results of Operations.'

     The Company's Consolidated Financial Statements have been prepared in accordance with international accounting standards, which, for purposes of the Company's financial statements, are substantially consistent with United States generally accepted accounting principles.

                                                                            YEAR ENDED DECEMBER 31,
                                                              ---------------------------------------------------
                                                               1993       1994       1995       1996       1997
                                                              -------    -------    -------    -------    -------
STATEMENT OF INCOME DATA:
Revenues:
  International Express....................................   $19,802    $22,349    $25,491    $30,798    $36,556
  Freight Forwarding.......................................     6,544     13,104     14,306     15,186     21,697
  Domestic Express.........................................       833      1,291      2,007      2,880      3,967
  MED......................................................        --         --         --      1,078      1,833
  Other(1).................................................     1,635      1,385      1,798      2,333      2,277
                                                              -------    -------    -------    -------    -------
     Total Revenues........................................    28,814     38,129     43,602     52,275     66,330
Shipping costs.............................................    13,676     19,992     23,045     28,080     35,471
                                                              -------    -------    -------    -------    -------
     Gross profit..........................................    15,138     18,137     20,557     24,195     30,859
Operating expenses.........................................     6,099      6,877      7,986      9,796     10,682
Selling, general and administrative expenses...............     7,885     10,232     10,664     12,003     17,278
                                                              -------    -------    -------    -------    -------
     Operating income......................................     1,154      1,028      1,907      2,396      2,899
Income before income taxes.................................       775        800      1,945      2,366      3,260
Net income.................................................   $    86    $   295    $ 1,522    $ 2,047    $ 3,121
Earnings Per Share
     Basic(2)..............................................   $  0.03    $  0.09    $  0.49    $  0.64    $  0.71
     Diluted...............................................   $  0.03    $  0.09    $  0.49    $  0.64    $  0.69
Weighted average number of common shares outstanding
     Basic(2)..............................................     3,125      3,125      3,125      3,185      4,397
     Diluted...............................................     3,125      3,125      3,125      3,185      4,523


                                                                            DECEMBER 31,
                                                  ----------------------------------------------------------------
                                                    1993     1994      1995      1996                1997
                                                  -------  -------   -------   -------    ------------------------
                                                                                          ACTUAL    AS ADJUSTED(3)
                                                                                         -------   --------------
BALANCE SHEET DATA:
Working capital.................................  $ 2,239   $ 1,915   $ 2,867   $ 6,650   $13,596      $ 19,541
Total assets....................................   10,297    13,178    14,344    19,372    30,704        36,649
Total liabilities...............................    6,908     9,715     9,649    10,463    12,960        12,960
Total Shareholders' equity......................  $ 2,612   $ 2,889   $ 4,404   $ 8,653   $16,759      $ 22,704

------------------
(1) Amounts represent revenues from other special services which the Company renders such as airline ticketing, remail and travel. All related costs are reflected in shipping costs.

(2) Excludes 300,000 shares of Common Stock issuable upon exercise of outstanding options and 100,000 shares of Common Stock issuable upon the exercise of the Commonwealth Warrants. See 'Management,' and 'Shares Eligible for Future Sale.'

(3) Adjusted to reflect the sale by the Company of 500,000 shares of Common Stock offered hereby at an assumed offering price of $13.50 (based upon the closing market price of the Company's Common Stock on April 8, 1998) per share, after deducting estimated offering expenses and underwriting discount and commissions, and application of estimated proceeds therefrom as described in 'Use of Proceeds.' See 'Capitalization' and 'Use of Proceeds.'

     THE COMPANY IS ORGANIZED UNDER THE LAWS OF THE ISLANDS OF BERMUDA AND IS HEADQUARTERED IN JORDAN. CERTAIN OF THE COMPANY'S DIRECTORS, OFFICERS AND CONTROLLING PERSONS, AND SELLING STOCKHOLDERS AS WELL AS CERTAIN OF THE EXPERTS NAMED IN THIS PROSPECTUS RESIDE OUTSIDE THE UNITED STATES. ALL OR A SUBSTANTIAL PORTION OF THEIR ASSETS AND THE ASSETS OF THE COMPANY AND SUCH PERSONS ARE LOCATED OUTSIDE THE UNITED STATES, INCLUDING BERMUDA AND JORDAN. AS A RESULT, IT MAY NOT BE POSSIBLE FOR INVESTORS TO EFFECT SERVICE OF PROCESS WITHIN THE UNITED STATES UPON SUCH PERSONS OR TO ENFORCE JUDGMENTS AGAINST THE COMPANY OR SUCH PERSONS OBTAINED IN UNITED STATES COURTS PREDICATED UPON THE CIVIL LIABILITY PROVISIONS OF THE FEDERAL OR STATE SECURITIES LAWS OF THE UNITED STATES. THE COMPANY HAS BEEN ADVISED BY CONYERS, DILL & PEARMAN, BERMUDA COUNSEL TO THE COMPANY, THAT THE ENFORCEMENT OF JUDGMENTS OF UNITED STATES COURTS OBTAINED IN ACTIONS AGAINST THE COMPANY OR SUCH PERSONS PREDICATED UPON THE CIVIL LIABILITY PROVISIONS OF THE FEDERAL OR STATE SECURITIES LAWS AND THE ENFORCEABILITY, IN ORIGINAL ACTIONS, OF LIABILITIES AGAINST THE COMPANY OR SUCH PERSONS PREDICATED SOLELY UPON THE FEDERAL OR STATE SECURITIES LAWS OF THE UNITED STATES WOULD REQUIRE THE COMMENCEMENT OF A SEPARATE ACTION IN THE BERMUDA COURTS. THERE IS UNCERTAINTY AS TO WHETHER THE COURTS OF BERMUDA OR JORDAN WOULD (i) ENFORCE JUDGMENTS OF UNITED STATES COURTS OBTAINED AGAINST THE COMPANY OR SUCH PERSONS PREDICATED UPON THE CIVIL LIABILITY PROVISIONS OF THE FEDERAL SECURITIES LAWS OF

THE UNITED STATES OR (ii) ENTERTAIN ORIGINAL ACTIONS BROUGHT IN BERMUDA COURTS AGAINST THE COMPANY OR SUCH PERSONS PREDICATED UPON THE FEDERAL SECURITIES LAWS OF THE UNITED STATES. THE COMPANY HAS IRREVOCABLY APPOINTED CT CORPORATION SYSTEM, 1633 BROADWAY, NEW YORK, NEW YORK 10019, AS ITS AUTHORIZED AGENT TO RECEIVE SERVICE OF PROCESS IN ANY LEGAL ACTION OR PROCEEDING AGAINST IT BASED UPON THE FEDERAL SECURITIES LAWS OF THE UNITED STATES AND/OR ARISING OUT OF OR RELATING TO THIS OFFERING. THE COMPANY HAS BEEN ADVISED BY ALI SHARIF ZU'BI & SHARIF ALI ZU'BI LAW FIRM THAT THE ENFORCEMENT OF FOREIGN JUDGEMENTS IN JORDAN IS GOVERNED BY LAW NO. 8 OF 1952 WHICH PROVIDES THAT A FOREIGN JUDGEMENT MAY BE ENFORCED IN JORDAN BY MEANS OF AN APPLICATION TO THE COMPETENT COURT WITHOUT RETRIAL AND RE-EXAMINATION OF THE MERITS OR ISSUES OF THE CASE. JORDANIAN COURTS MAY, HOWEVER, DECLINE TO ENFORCE A FOREIGN JUDGEMENT (i) IF THE COURT WHICH PASSED THE JUDGEMENT WAS WITHOUT COMPETENT JURISDICTION, (ii) IF THE DEFENDANT HAS NOT CARRIED ON ANY BUSINESS WITHIN THE JURISDICTION OF THE COURT WHICH PASSED THE JUDGEMENT OR WAS NOT RESIDENT WITHIN ITS JURISDICTION AND DID NOT WILLFULLY APPEAR BEFORE THE COURT OR DID NOT RECOGNIZE ITS JURISDICTION, (iii) IF THE DEFENDANT WAS NOT NOTIFIED TO APPEAR BEFORE THE COURT WHICH ISSUED THE JUDGEMENT OR WAS NOT DULY OR PROPERLY SERVED WITH NOTICE, (iv) IF THE JUDGEMENT HAS BEEN PASSED IN A FRAUDULENT MANNER, (v) IF THE DEFENDANT IS ABLE TO PERSUADE THE COURT THAT THE JUDGEMENT IS NOT FINAL, (vi) IF THE JUDGEMENT CONTRAVENES JORDANIAN PUBLIC POLICY, AND (vii) IF THE LAWS OF THE COUNTRY OF THE COURT WHICH PASSED THE JUDGEMENT DO NOT RECOGNIZE AND ENFORCE JUDGEMENTS OF JORDANIAN COURTS.

                                  RISK FACTORS

     An investment in the securities offered hereby involves a high degree of risk. In addition to the other information contained in this Prospectus, the following risk factors should be considered carefully in evaluating the Company and its business before purchasing the securities offered hereby. This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors including those set forth in the following risk factors and elsewhere in this Prospectus.

RISKS INHERENT IN INTERNATIONAL OPERATIONS

     A majority of the Company's business is conducted outside of the United States. As a result, the Company's operations are subject to various risks such as the possibility of the loss of revenue, property or equipment due to expropriation, nationalization, war, insurrection, terrorism or civil disturbance, the instability of foreign economies, currency fluctuations and devaluations, adverse tax policies and governmental activities that may limit or disrupt markets, restrict payments or the movement of funds or result in the deprivation of contract rights. Additionally, the ability of the Company to compete may be adversely affected by foreign governmental regulations that encourage or mandate the hiring of local contractors, or by regulations that require foreign contractors to employ citizens of, or purchase supplies from vendors in, a particular jurisdiction. The Company is subject to taxation in a number of jurisdictions, and the final determination of its tax liabilities involves the interpretation of the statutes and requirements of various domestic and foreign taxing authorities. Foreign income tax returns of foreign subsidiaries, unconsolidated affiliates and related entities are routinely examined by foreign tax authorities. There can be no assurance that any of these risks will not have an adverse effect on the Company. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations' and 'Business.'

RISKS RELATING TO OPERATIONS IN THE MIDDLE EAST, THE INDIAN SUB-CONTINENT AND CERTAIN EMERGING MARKETS

     The Company operates in 18 countries located in the Middle East. The Company derived 78% of 1997 revenue and substantially all of its operating profit from operations in the Middle East, and the risks of doing business in that region could adversely affect the Company. Such risks include the following:

          Political and Economic Factors. The Middle East's economies have been subject to many destabilizing factors, including military conflicts and tensions, including, but not limited to, the on-going dispute between the United Nations and Iraq, civil unrest, large government deficits, low foreign exchange revenues and fluctuations in world commodity prices. In attempting to respond to these problems, many Middle Eastern governments have intervened in their economies, employing among other things, fiscal, monetary and trade policies, import duties, foreign currency restrictions and controls of wages, prices and exchange rates. Some Middle Eastern governments have frequently changed their policies in all these areas. Certain Middle Eastern economies have received military and economic aid from the United States and many Middle Eastern companies have been financed by United States venture capital and investment concerns. There is no assurance that such aid and investments will continue to be available in the future.

          Risks of Foreign Legal Systems. Many of the countries where the Company operates and plans to operate have legal systems that differ from the United States legal system and may provide substantially less protection for foreign investors.

          Effect of Postal Taxes and Other Payments. In several Middle Eastern countries where the Company operates, it is required to pay taxes and/or royalties to the local postal authority. To the extent these taxes and/or royalties are increased, the Company's results of operations may adversely be affected.

     The political, economic and other risks of doing business in the Middle East are similar to those which the Company has and may encounter in other emerging markets in which it is conducting or planning to conduct business such as the Indian Sub-Continent, the Central Asian Republics and North Africa. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations' and 'Business.'

RISKS ASSOCIATED WITH GEOGRAPHIC EXPANSION AND NEW LINES OF BUSINESS

     The Company intends to actively pursue a strategy of continued growth, and will focus on expanding the range of its services, its geographic presence and market in the Middle East, the Indian Sub-Continent and other contiguous markets. The Company's ability to expand into new geographic markets will be dependent upon its ability to secure and maintain the requisite local licenses, permits and approvals necessary to conduct business, including those which may be required by the local postal authority. Several countries targeted by the Company for expansion have restricted express and freight forwarding companies from operating in their jurisdiction. The loss or revocation of any existing licenses, permits or approvals or the failure to obtain any necessary licenses, permits or approvals in new jurisdictions where the Company intends to do business would have an adverse effect on the ability of the Company to conduct its business and/or on its ability to expand into such jurisdictions. No assurance can be given that the Company will obtain such authorizations, licenses, permits or necessary approvals. The Company also plans to open additional catalog centers and expand its logistics management services along with regional trucking and ground transportation. This will require additional capital expenditures, including leasing additional facilities and purchasing and/or leasing and operating a small trucking fleet. The Company has only limited experience in operating a trucking operation and a logistics management service. The availability of qualified and licensed drivers will become an important factor in the Company's expansion of a regional trucking and ground transportation business. In addition, the Company will be required to identify suitable new geographic markets with sufficient demand for the Company's services, to hire and retain skilled management, marketing, customer services and other personnel, and to successfully manage growth, including monitoring operations, controlling costs and maintaining effective quality and service controls. There can be no assurance that the Company will be able to do so effectively or that allocation of capital or human resources will not adversely impact the Company as a whole. In addition, countries in which the Company wishes to operate may have regulatory systems that impose other impediments on the Company's operations. There can be no assurance that these restrictions will not have a material adverse affect on the Company's expansion plans or results of operations. See 'Business.'

RESTRICTIONS AND CONTROLS ON FOREIGN INVESTMENTS AND ACQUISITIONS OF MAJORITY INTERESTS

     Foreign investment by the Company in local joint ventures or business acquisitions has been and will continue to be restricted or controlled to varying degrees. These restrictions or controls have and may continue to limit or preclude foreign investment in certain proposed joint ventures or business acquisitions or increase the costs and expenses of the Company in seeking to effectuate such a transaction. Various governments require governmental approval prior to investments by foreign persons and limit the extent of any such investment. In certain countries, the Company is required to conduct operations pursuant to an agency or sponsorship agreement. The loss of an agent or sponsor could result in the temporary or permanent cessation of operations in a particular country. There can be no assurance that the Company will be able to replace such agent or sponsor on favorable terms, if at all. Furthermore, various governments restrict investment opportunities by foreign persons in certain industries. Various governments may also require governmental approval for the repatriation of capital and income by foreign investors. Various governments have laws protecting local postal authorities. Although such approvals are usually given, there can be no assurance that such approvals will be forthcoming in the future. There can be no assurance that additional or different restrictions or adverse policies applicable to the Company will not be imposed in the future or, if imposed, as to the duration or impact of any such restrictions or policies. See 'The Company's Organization.'

RELIANCE ON JOINT VENTURES

     The Company relies upon joint ventures to conduct and expand its operations in certain countries. The loss of any joint venture partner or the Company's inability to attract and maintain additional joint venture partners may result in delays and difficulties in effectuating the Company's business plan. There can be no assurance that the Company will be able to attract joint venture partners on acceptable terms, if at all. See 'The Company's Organization.'

COMPETITION

     The Company faces strong competition in the Middle East and other regions in which it operates. The Company's ability to compete effectively depends principally upon price, frequency and capacity of scheduled service, extent of geographic coverage and reliability. Some of the Company's competitors have well established reputations and significantly greater financial and other resources available for expansion than the Company. The Company's principal express competitors are DHL Worldwide Express, Federal Express Corporation, TNT Express Worldwide and United Parcel Service of America, Inc. The Company's principal freight forwarding competitors are Air Express International Corporation, Expeditors International of Washington, Inc. and MSAS Cargo International Ltd. There can be no assurance that the Company will be able to expand as rapidly as, or compete effectively against, its competitors. See 'Business--Competition.'

DEPENDENCE ON KEY EMPLOYEES

     The Company's growth and profitability are dependent upon, among other things, the abilities and experience of the Company's management team including Mr. William S. Kingson and Mr. Fadi Ghandour, the Company's Chairman and the Company's President, Deputy Chairman and Chief Executive Officer, respectively. If the services of Messrs. Kingson and Ghandour or a number of the Company's executive officers or key employees were no longer available to the Company, the Company's business, financial condition and results of operations could be adversely affected. See 'Management.'

DEPENDENCE ON INTERNATIONAL TRADE

     International trade is essential to the Company's results of operations and has played an important role in the economic development of the Middle East and other regions where the Company currently operates or plans to operate. International trade is influenced by many factors, including economic and political conditions, major work stoppages, currency fluctuations, and laws relating to tariffs, trade restrictions, foreign investments, and taxation. A reduction in the volume of international trade due to one or more of these factors, any material restrictions on trade, or a downturn in the economies where the Company currently operates or plans to operate could have a material adverse effect on the Company. Political differences may lead to the imposition of trade barriers and/or economic sanctions. The occurrence of such barriers or sanctions could have a material adverse effect on the Company's operations.

RELIANCE ON COMMERCIAL CARRIERS

     The Company relies on scheduled flights of commercial air carriers and shipping companies in delivering its express package and freight forwarding services. Consequently, the ability of the Company to provide reliable, low-cost express delivery would be adversely affected by changes in policies and practices such as pricing, payment terms, scheduling, and frequency of service or increases in the cost of fuel, taxes and labor, and other factors that are not within the Company's control.

EFFECTS OF INFLATION; CURRENCY FLUCTUATIONS

     Exchange rates for some local currencies in countries where the Company operates may fluctuate in relation to the U.S. dollar and such fluctuations may have an adverse effect on the Company's earnings or assets when local currencies are translated into U.S. dollars. Any weakening in the value of a local currency against the U.S. dollar could result in lower revenues and earnings for the Company when such local currencies are translated into U.S. dollars. In 1997, approximately 80% of the Company's revenues came from currencies that are tied to the U.S. dollar. Therefore, there can be no assurance that currency exchange rates will not have a material adverse effect on the Company. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations.'

HOLDING COMPANY STRUCTURE

     The Company is a holding company and substantially all of its operations are conducted through subsidiaries, joint ventures and contractual sponsorship arrangements. Consequently, the Company will rely principally on dividends or advances from its subsidiaries (including ones that are wholly-owned), joint ventures, contractual sponsorship arrangements and agency relationships with service providers. The ability of such subsidiaries to pay dividends and the ability of the Company to realize on its investment in other entities is subject to applicable local law and certain other restrictions. See 'The Company's Organization.'

SEASONALITY

     The Company's business is seasonal in nature. Historically, the Company experiences a decrease in demand for its services during the first and third quarters, the post-winter holiday and summer vacation seasons. The Company traditionally experiences its highest volume in the fourth quarter due to the holiday season. The seasonality of the Company's sales may cause a variation in its quarterly operating results and a significant decrease in second or fourth quarter revenues may have an adverse effect on the Company's results of operations for that fiscal year. However, local Middle East holidays vary on a year to year basis and, as a result, the Company's seasonality may shift over time. See 'Management's Discussion and Analysis of Financial Condition and Results Operations.'

POTENTIAL LIABILITY REGARDING DELIVERY OF SHIPMENTS AND NO INSURANCE COVERAGE

     In the Company's business, the Company assumes responsibility to its customers for the safe delivery of shipments up to $100.00 in value. Upon the customer's request, the Company insures amounts above $100.00 with local insurance companies. The Company does not carry an umbrella insurance policy. The Company has, from time to time, made payments to its customers for claims related to its shipments which, to date, have not been material to the Company's results of operations. Should the Company experience an increase in the number of such claims, there can be no assurance that the Company's results of operations will not be adversely affected.

CONTROL BY EXISTING SHAREHOLDERS

     Following the Offering, Messrs. Kingson and Ghandour and Ms. Ghandour will beneficially own, in the aggregate, approximately 52.2% of the outstanding shares of Common Stock (assuming no exercise of the Underwriters' over-allotment option). As a result of such ownership, these shareholders will be able to control the election of all directors and other actions submitted to a vote of the Company's shareholders. See 'Principal and Selling Stockholders.'

RIGHTS OF SHAREHOLDERS UNDER BERMUDA AND JORDANIAN LAW

     The Company is incorporated under the laws of Bermuda and is headquartered in Jordan. Principles of law relating to such matters as the validity of corporate procedures, the fiduciary duties of the Company's management and directors and the rights of its shareholders, including those persons who will become shareholders of the Company in connection with the Offering, are governed by Bermuda law and the Company's Memorandum of Association and Bye-laws. Such principles of law may differ from those that would apply if the Company were incorporated in a jurisdiction in the United States. In addition, the Company has been advised by Conyers Dill & Pearman, its Bermuda counsel, that there is uncertainty as to whether the courts of Bermuda would enforce (i) judgments of United States courts obtained against the Company or its officers and directors predicated upon the civil liability provisions of the securities laws of the United States or any state or (ii) in original actions brought in Bermuda, liabilities against the Company or such persons predicated upon the securities laws of the United States or any state. The Company has been further advised by the Ali Sharif Zu'bi & Sharif Ali Zu'bi Law Firm, Jordanian counsel to the Company, that the enforcement of foreign judgements in Jordan is governed by Law No. 8 of 1952. Basically, a foreign judgement may be enforced in Jordan by means of an application to the competent court without retrial and re-examination of the merits or issues of the case. Jordanian courts may, however, decline to enforce a foreign judgement (i) if the court which passed the judgement was without competent jurisdiction, (ii) if the defendant has not carried on any business within the jurisdiction of the court which passed the judgement or was not resident within its jurisdiction and did not willfully appear before the court or did not recognize its jurisdiction, (iii) if the defendant was not notified to appear before the court which issued the judgement or was not duly or properly served with notice, (iv) if the judgement has been passed in a fraudulent manner, (v) if the defendant is able to persuade the court that the judgement is not final, (vi) if the judgement contravenes Jordanian public policy, and (vii) if the laws of the country of the court which passed the judgement do not recognize and enforce judgements of Jordanian courts. See 'Description of Capital Stock--Bermuda Law.'

STOCK ELIGIBLE FOR FUTURE SALE

     Upon completion of the Offering, the Company will have a total of 4,929,688 shares of Common Stock outstanding (4,929,688 shares if the Underwriters' over-allotment option is exercised in full). Of these shares, an aggregate of 2,150,000 shares will be freely tradeable without restriction or registration under the Securities Act by persons other than 'affiliates' of the Company, as defined under the Securities Act. The remaining 2,779,688 shares will be 'restricted stock' as that term is defined by Rule 144 as promulgated under the Securities Act and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including the exemption provided by Rule 144 (the 'Restricted Shares'). Pursuant to lock-up agreements, all officers, directors and certain beneficial holders of Common Stock, who collectively beneficially own 3,183,800 shares have agreed not to sell or otherwise dispose of any beneficial interest in such securities for a period of 180 days from the date of this Prospectus (the 'Lock-up Period') without the prior written consent of the Representative, provided, however, that any such person may make bona fide gifts of securities of the Company to persons who agree in writing with the donor to be bound by the above restrictions. In addition, Airborne has been granted certain 'piggyback' registration rights pursuant to the Airborne Stock Purchase, as hereinafter defined. See 'Certain Transactions.' Any future sales of shares of Common Stock may have an adverse effect on the market price of the Common Stock. See 'Principal and Selling Stockholders,' 'Shares Eligible for Future Sale,' 'Management--Stock Option Plan,' and 'Underwriting.'

EFFECT OF PREFERRED STOCK AND STAGGERED BOARD

     The Company's Board of Directors has the authority to issue up to 5,000,000 shares of undesignated preferred stock and to determine the price, rights, preferences and privileges of those shares without any further vote or action by the shareholders. The rights of holders of Common Stock will be subject to, and may be adversely affected by, the rights of holders of any preferred stock that may be issued in the future. There are presently no shares of preferred stock outstanding. Although the Company has no present intention to issue shares of preferred stock after consummation of the Offering, any issuance of undesignated preferred stock, while potentially providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company.

     In addition, the Company's Bye-laws provide for and the Company maintains a classified Board of Directors. This could inhibit a change of control of the Company because it will take at least two annual meetings to change control of the Board of Directors by shareholder vote. See 'Management--Directors, Executive Officers and Key Employees.'

EFFECT OF SHAREHOLDERS AGREEMENT

     In connection with the Airborne Stock Purchase, Messrs. Kingson and Ghandour and Ms. Ghandour entered into a Shareholders Agreement which provides, among other things, that in the event the Company transfers (as defined in the Shareholders Agreement) any shares of Common Stock to certain listed competitors of Airborne or to any other company primarily engaged in the transportation of air freight or air express shipments, Airborne has the right to sell all of its shares of Common Stock to the Company on the same terms and conditions as the sale to such other company. In the event that Messrs. Kingson and Ghandour and/or Ms. Rula Ghandour transfer any shares of Common Stock to certain listed competitors to Airborne or any other company primarily engaged in the transportation of air freight or air express shipments, it shall be a condition of such transfer that Airborne shall be offered the right to sell to such competitor all of its shares of Common Stock on the same terms and conditions as the sale by Messrs. Kingson and Ghandour and/or Ms. Rula Ghandour. Such provision may deter or frustrate a takeover of the Company. See 'Certain Transactions.'

POTENTIAL VOLATILITY OF COMMON STOCK PRICE

     The trading price of the Common Stock may be volatile and may be significantly affected by factors such as actual or anticipated fluctuations in the Company's operating results, announcements of new services by the Company or its competitors, government regulation, political conflict, instability in the regions in which the Company operates, general market conditions and other factors, many of which are beyond the Company's control. In addition, the stock market has from time to time experienced significant price and volume fluctuations that have adversely affected the market prices of securities of companies irrespective of such companies' operating performances.

IMPACT OF YEAR 2000

     The Company has closely examined the Year 2000 issue and the potential costs and consequences to the Company in addressing this issue. Based on this assessment, the Company has established programs to prepare its financial and other information and computer based systems for the Year 2000, including replacing and/or updating existing systems. The Company presently believes that with modifications to existing software and conversions to new software, Year 2000 issues will not pose significant operational problems for its computer systems. During the execution of the compliance process the Company will incur certain costs and expenses. A significant portion of the Company's systems were developed in the last few years and already encompass Year 2000 compliance. Though the Company has not established a final cost estimate, the expense of the Year 2000 compliance process is not expected to have a material effect on the Company's financial position or results of operations. The Company expects that its internal Year 2000 compliance process will be completed on a timely basis. If such modifications are not made, however, or are not completed in a timely manner, the Year 2000 issues could have a material impact on the operations and financial condition of the Company. The Company has initiated formal communications with all of its significant external interfaces to determine the extent to which it is vulnerable to third party failures to remedy their own potential problems related to Year 2000. There can be no assurance that the Company will not be adversely affected by the failure of its customers and suppliers (including, without limitation, members of the OEC and sellers of express and freight cargo space) to implement appropriate systems within their networks to address Year 2000 issues on a timely basis. In particular, there can be no assurance that the commercial carrier industry, on which certain segments of the Company's business is dependent, has or will complete any remediation programs related to Year 2000 issues. There can be no assurance that the Company will not be adversely affected by the failure of commercial carriers to be Year 2000 compliant. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations.'

FORWARD LOOKING STATEMENTS

     The statements contained in this Prospectus, including, but not limited to, those relating to the future availability of express and cargo space; the Company's overseas presence and plans for international air freight forwarding services and agreements for international cargo; the future expansion and results of the Company's station network and warehouse facilities; plans for local delivery services and truck brokerage; future improvements in the Company's information systems and logistics systems and services; future marketing results; construction of new facilities; the effect of litigation; future costs of transportation; future operating expenses; future margins; any seasonality of the Company's business; future stock issuances; future dividend plans; future acquisitions, and any effects, benefits, results, terms or other aspects of acquisitions; retention of employees or management; availability of facilities; use of offering proceeds; ability to continue growth and implement growth and business strategy; the ability of expected sources of liquidity to support working capital and capital expenditure requirements; and any other statements regarding future growth, future cash needs, future terminals, future operations, business plans and future financial results; and any other statements which are not historical facts are forward-looking statements. When used in this document, the words 'anticipate,' 'estimate,' 'expect,' 'may,' 'plans,' 'project,' 'potential,' and similar expressions are intended to be among the statements that identify forward-looking statements. Such statements involve risks and uncertainties, including, but not limited to, those relating to the Company's dependence on its ability to attract and retain skilled managers and other personnel; the intense competition within the express, freight and logistics industry; continued demand for and competition in the MED business; the uncertainty of the Company's ability to manage and continue its growth and implement its business strategy in each segment of its business; the Company's dependence on the availability of express and cargo space to serve its customers; effects of regulation; results of litigation; the Company's vulnerability to instability in the geographic regions in which it operates and general economic conditions and dependence on its principal customers; the control by the Company's principal shareholders; the Company's potential exposure to claims involving its local pick-up and delivery operations; the Company's future financial and operating results, cash needs and demand for its services; failure of information systems, including as a result of Year 2000 problems; and the Company's ability to maintain and comply with customs regulations and other permits and licenses; as well as other factors detailed in 'Risk Factors' and elsewhere in this Prospectus and in the Company's other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.

                           THE COMPANY'S ORGANIZATION

     Aramex International Limited (sometimes referred to in this section as 'Aramex Bermuda') was incorporated under the law of Bermuda in October 1996 as the successor to Aramex International, Limited, a Hong Kong company which was incorporated in February 1986 ('Aramex Hong Kong'). On December 13, 1996, Aramex Bermuda subscribed for 100 shares of Aramex Hong Kong (the 'Ordinary Shares') and each share of Aramex Hong Kong outstanding prior to such subscription was converted by a special resolution of the shareholders of Aramex Hong Kong into non-voting deferred shares (the 'Deferred Shares') (collectively, the 'Reorganization'). The Deferred Shares do not carry voting rights (other than in respect of resolutions affecting their class rights) and are effectively subordinated to the Ordinary Shares (all of which are held by Aramex Bermuda) in respect of all dividends, distributions and liquidation rights until such time as the holders of Ordinary Shares have received $100 billion. Subsequent to the Reorganization and prior to the Company's initial public offering, the Company's shareholders owned the same proportion of outstanding shares of Aramex Bermuda as they had held in Aramex Hong Kong prior to the Reorganization. Pursuant to the Reorganization, Aramex Bermuda became the parent holding company of Aramex Hong Kong.

     The corporate structure of the Company's operating subsidiaries is in part influenced by the laws of the countries in which the Company operates. Various Middle Eastern and other governments require governmental approval prior to investments by foreign persons and limit the extent of any such investment. See 'Risk Factors--Restrictions and Controls on Foreign Investments and Acquisitions of Majority Interests.' As a result, the Company generally operates through subsidiaries, sponsors, joint ventures, service providers and agents.

     The Company operates through wholly owned subsidiaries in Bahrain, France, Greece, Jerusalem, Jordan, New York, Qatar, United Arab Emirates, United Kingdom, Washington D.C., Hong Kong and the Palestinian Authority.

     The Company has entered into sponsorship agreements whereby a domestic company sponsors Aramex to obtain a charter or license. The Company has entered into such agreements in Abu Dhabi, Bahrain, Cyprus, Dubai, Kuwait and Qatar.

     The Company has entered into joint venture agreements in Bangladesh, Canada, Egypt, India, Lebanon, Ramallah (the Palestinian Authority), Saudi Arabia, Syria and Turkey. The Company has entered into a technical services and exclusive agency agreement in Saudi Arabia and Syria.

     The Company has also entered into agency relationships with local service providers whereby it appoints an agent to conduct its courier services in a designated territory in return for royalties. The Company has entered into such agreements in Bulgaria, Ethiopia, Iran, Libya, Oman, Pakistan, Sri Lanka, Switzerland, Uzbekistan, Sudan and Yemen.

     Whenever possible, if it deems it commercially reasonable to do so, the Company routinely considers increasing its ownership or participation interest in its joint ventures as well as convert its agency arrangements with certain of its service providers into joint ventures.

                                USE OF PROCEEDS

     The net proceeds to the Company from sale of the 500,000 shares of Common Stock offered hereby by the Company at an assumed Offering price of $13.50 are estimated to be $5.95 million after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company.

     The Company plans to use a portion of the net proceeds to expand its warehouse facilities in Amman and Dubai, invest in and deploy additional technologies and information systems to support its growth, and the remainder for working capital and general corporate purposes.

     As part of its growth strategy, the Company routinely considers acquisitions of local service partners and complimentary businesses; however, except as described herein, the Company does not presently have any plans, arrangements or agreements with respect to any potential acquisitions and there can be no assurance that any acquisitions will be consummated.

     Pending application thereof, the net proceeds will be invested in short-term, investment grade, interest-bearing securities. The Company will not receive any proceeds from the sale of shares by the Selling Stockholders.

                          PRICE RANGE OF COMMON STOCK

     Concurrent with the Company's initial public offering, the Common Stock began trading on the Nasdaq under the symbol 'ARMXF' on January 13, 1997. Prior to such date, there was no established public market for the Common Stock. The following table sets forth, for the periods indicated, the high and low closing prices for the Common Stock, as reported by Nasdaq:

                                                                                                   HIGH      LOW

                                                                                                  ------    ------
YEAR ENDING DECEMBER 31, 1997:
  First Quarter................................................................................   $ 9.44    $ 7.88
  Second Quarter...............................................................................     9.75      8.88
  Third Quarter................................................................................    17.13      9.25
  Fourth Quarter...............................................................................    15.88     13.50

YEAR ENDING DECEMBER 31, 1998:
  First Quarter................................................................................   $14.88    $12.25
  Second Quarter (through April 8, 1998).......................................................    14.13     13.50

      On April 8, 1998 the last sale price of the Common Stock, as reported by the Nasdaq was $13.50 per share. As of such date, there were approximately 40 holders of record of the Common Stock. The Company believes it has over 400 shareholders.

                                DIVIDEND POLICY

     The Company has not declared or paid cash dividends on its Common Stock since 1992. The Company made a cash distribution aggregating $0.26 million in 1992 and $0.08 million in 1991. Payments to minority interests represent dividends paid to minority shareholders in subsidiaries and, in 1995 the purchase of the minority interest of one of the Company's Middle Eastern stations. The Company presently intends to retain earnings for use in its business and does not anticipate paying cash dividends in the foreseeable future. The payment of future cash dividends by the Company on its Common Stock will be at the discretion of the Board of Directors and will depend on its earnings, financial condition, cash flows, capital requirements and such other considerations as the Board of Directors may consider relevant with respect to the payment of dividends. In 1997, 1996, 1995, 1994 and 1993, payments to minority interests were $0.1 million, $0.2 million, $0.9 million, $0.4 million and $0.4 million, respectively.

                                 CAPITALIZATION

     The following table sets forth the consolidated short-term and long-term debt and capitalization of the Company at December 31, 1997 and as adjusted to reflect the sale of the Common Stock offered hereby at an assumed offering price of $13.50, after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company, and the application of the net proceeds therefrom. See 'Use of Proceeds.' The information set forth below should be read in conjunction with the Consolidated Financial Statements including the Notes thereto included elsewhere in this Prospectus.

                                                                                                DECEMBER 31, 1997
                                                                                               -------------------
                                                                                                             AS
                                                                                               ACTUAL     ADJUSTED

                                                                                               -------    --------
                                                                                                 (IN THOUSANDS)
Due to banks and current portion of long term debt..........................................   $   939    $    939
                                                                                               -------    --------
                                                                                               -------    --------
Long-Term Debt..............................................................................       456         456
                                                                                               -------    --------
Minority interests in subsidiaries..........................................................       985         985
                                                                                               -------    --------
Shareholders' equity:(1)
  Preferred Stock, $0.01 par value; 5,000,000 shares authorized; zero shares issued and
     outstanding............................................................................       -0-         -0-
  Common Stock, $0.01 par value; 15,000,000 shares authorized; 4,429,688 shares issued and
     outstanding; 4,929,688 shares issued and outstanding, as adjusted......................        44          49
  Additional paid-in capital................................................................     7,263      13,203
  Cumulative translation adjustment.........................................................        (5)         (5)
  Retained Earnings.........................................................................     9,457       9,457
                                                                                               -------    --------
     Total shareholders' equity.............................................................    16,759      22,704
                                                                                               -------    --------
     Total capitalization...................................................................   $18,200    $ 24,145
                                                                                               -------    --------
                                                                                               -------    --------

------------------
(1) Excludes an aggregate of (i) 100,000 shares of Common Stock reserved for issuance upon exercise of the Commonwealth Warrants, and (ii) 300,000 shares of Common Stock reserved for issuance upon exercise of outstanding options. See 'Shares Eligible for Future Sale.'

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following selected consolidated financial data as of and for the years ended December 31, 1995, 1996 and 1997 have been derived from the Company's audited Consolidated Financial Statements included herein. The selected consolidated financial data as of and for the years ended December 31, 1993 and 1994 have been derived from the Company's audited consolidated financial statements not included herein. The information should be read in conjunction with the Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus and 'Management's Discussion and Analysis of Financial Condition and Results of Operations.'

     The Company's Consolidated Financial Statements have been prepared in accordance with international accounting standards, which, for purposes of the Company's financial statements, are substantially consistent with United States generally accepted accounting principles.

                                                                                YEAR ENDED DECEMBER 31,

                                                                  ---------------------------------------------------
                                                                   1993       1994       1995       1996       1997
                                                                  -------    -------    -------    -------    -------
                                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF INCOME DATA:

Revenues:
  International Express........................................   $19,802    $22,349    $25,491    $30,798    $36,556
  Freight Forwarding...........................................     6,544     13,104     14,306     15,186     21,697
  Domestic Express.............................................       833      1,291      2,007      2,880      3,967
  MED..........................................................        --         --         --      1,078      1,833
  Other(1).....................................................     1,635      1,385      1,798      2,333      2,277
                                                                  -------    -------    -------    -------    -------
    Total revenues.............................................    28,814     38,129     43,602     52,275     66,330
Shipping costs.................................................    13,676     19,992     23,045     28,080     35,471
                                                                  -------    -------    -------    -------    -------
  Gross profit.................................................    15,138     18,137     20,557     24,195     30,859
Operating expenses.............................................     6,099      6,877      7,986      9,796     10,682
Selling, general and administrative expenses...................     7,885     10,232     10,664     12,003     17,278
                                                                  -------    -------    -------    -------    -------
    Operating income...........................................     1,154      1,028      1,907      2,396      2,899
Interest income................................................        --         --         --         --        365
Interest expense...............................................        (4)       (46)       (61)      (102)       (65)
Gain (loss) on sale of fixed assets............................         7         (4)        (1)        14        (44)
Exchange gain (loss)...........................................      (182)       (55)        31        (13)       (37)
Other income (loss)............................................      (200)      (123)        69         71        142
                                                                  -------    -------    -------    -------    -------
  Income before income taxes...................................       775        800      1,945      2,366      3,260
Provision for income taxes.....................................       (56)      (227)      (266)      (157)      (170)
Minority interests.............................................      (633)      (278)      (157)      (162)        31
                                                                  -------    -------    -------    -------    -------
Net income.....................................................   $    86    $   295    $ 1,522    $ 2,047    $ 3,121
                                                                  -------    -------    -------    -------    -------
                                                                  -------    -------    -------    -------    -------
Earnings Per Share
  Basic(2).....................................................   $  0.03    $  0.09    $  0.49    $  0.64    $  0.71
                                                                  -------    -------    -------    -------    -------
                                                                  -------    -------    -------    -------    -------
  Diluted......................................................   $  0.03    $  0.09    $  0.49    $  0.64    $  0.69
                                                                  -------    -------    -------    -------    -------
                                                                  -------    -------    -------    -------    -------
Weighted average number of common shares outstanding
  Basic(2).....................................................     3,125      3,125      3,125      3,185      4,397
  Diluted......................................................     3,125      3,125      3,125      3,185      4,523

                                                                          YEAR ENDED DECEMBER 31,
                                                     ------------------------------------------------------------------
                                                      1993       1994       1995       1996               1997
                                                     -------    -------    -------    -------    ----------------------
                                                                                                                AS

                                                                                                 ACTUAL     ADJUSTED(3)
                                                                                                 -------    -----------
BALANCE SHEET DATA:
Working capital...................................   $ 2,239    $ 1,915    $ 2,867    $ 6,650    $13,596      $19,541
Total assets......................................    10,297     13,178     14,344     19,372     30,704       36,649
Total liabilities.................................     6,908      9,715      9,649     10,463     12,960       12,960
Total Shareholders' equity........................   $ 2,612    $ 2,889    $ 4,404    $ 8,653    $16,759      $22,704

------------------
(1) Amounts represent revenues from other special services which the Company renders such as airline ticketing, remail and travel. All related costs are reflected in shipping costs.
(2) Excludes 300,000 shares of Common Stock issuable upon exercise of outstanding options and 100,000 shares of Common Stock issuable upon the exercise of the Commonwealth Warrants. See 'Management' and 'Shares Eligible for Future Sale.'
(3) Adjusted to reflect the sale by the Company of 500,000 shares of Common Stock offered hereby at an assumed offering price of $13.50 per share (based upon the closing market price of the Company's Common Stock on April 8,
    1998), after deducting estimated offering expenses and underwriting discounts and commissions and application of estimated proceeds therefrom as described in 'Use of Proceeds.' See 'Capitalization' and 'Use of Proceeds.'

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

OVERVIEW

     General. Aramex is a leading provider of express package delivery, freight forwarding and other transportation and logistics services primarily to, from and within the Middle East and the Indian Sub-Continent. Since its founding in 1982, the Company has expanded its station network to include 95 locations in 32 countries. From 1995 to 1997, the Company's total revenues increased from $43.6 million to $66.3 million and net income increased from $1.5 million to $3.1 million, respectively. The Company provides its services from its main hubs in Dubai (UAE), London, New York and Amman (Jordan). The Company also holds a majority interest in a direct marketing and mail order business, Middle East Direct Marketing ('MED').

     International express revenues are derived from the Company's international express package delivery service. Freight forwarding revenues are derived from the Company's freight forwarding services, including air and ocean freight forwarding consolidation, warehousing, customs clearance and breakbulk services. Domestic express revenues are derived from the Company's intra-country express delivery services. MED revenues are derived from the Company's direct marketing and mail order catalog service. Other revenues are derived from the Company's other special services, including airline ticketing, remail, travel and other corporate services. The Company recognizes revenues when shipments are completed. For 'door to door' shipments revenues are recognized upon delivery of freight at the destination. For other shipments, revenues are recognized upon delivery of freight to the air carrier, at which time the revenue process is completed. In 1997, 80% of the Company's total revenues were derived from currencies that are tied to the U.S. Dollar.

     As a non-asset based provider of transportation services, the Company's 'cost of services' consists of purchased transportation on the most cost-effective and reliable mode of transportation available. Therefore, shipping costs include linehaul expenses, distribution expenses, inbound costs and freight forwarding and related expenses, the latter constituting the largest component of direct costs. The Company's operating expenses are primarily the expenses of the Company's stations and include salaries and fringe benefits, communication, travel expenses, vehicle expenses, operating material, depreciation expense, office rent and utilities, printing and stationery, maintenance expenses, governmental fees and uniform expenses. The Company's operating expenses also include expenses of the Company's General Services Office ('GSO'), which is located in Amman, Jordan and oversees all shipments throughout the Company's distribution network and charges local stations. Selling, general and administrative expenses include executive salaries, corporate overhead at the GSO and selling and marketing expenses for the Company as a whole.

     During 1997, the Company expended significant financial and management resources to expand its station network and its menu of product offerings. The Company opened three additional stations in the Palestinian Territories and made significant staff additions in the Palestinian Territories, Jordan and UAE. In addition, the Company invested significantly in Saudi Arabia in 1997 by making improvements to its stations, purchasing additional equipment and adding an additional 105 employees to its three main stations located in Jeddah, Riyadh and Dhahran. Although the Company's expenditures in Saudi Arabia negatively impacted the Company's margins and therefore overall profitability for 1997, the Company's Saudi Arabian operations started to contribute positively to its operating income during the fourth quarter of 1997. The Company believes that expansion in Saudi Arabia, the Middle East's largest market with 28% of the region's gross domestic product, is critical to increase its market share of the Middle East's express, freight forwarding and logistics business.

     Historically, the majority of the Company's business has been derived from its express package delivery operations. These express operations, combined with its station network, have provided the Company with a solid foundation for the development of additional revenue sources. The Company has made significant investments over the past two years in training its personnel to sell and market its freight forwarding services at most of its stations. This has resulted in an increase in freight forwarding revenues of 42.9% from $15.2 million in 1996 to $21.7 million in 1997. The Company's strategy is to continue to identify additional revenue sources to add to its menu of products and services and diversify its revenue base.

     As an example of this strategy, the Company expanded its ground transportation network for small parcels and fast moving consumer goods in the region. As part of the Company's overall strategy to increase its logistics services, the Company plans to develop an intra-Gulf region ground transportation network to address the growing electronics and computer needs of the region. Consistent with the Company's plan to expand its logistics and related transportation services, the Company plans to continue to expand its warehousing facilities in Amman and Dubai as well as focus on increasing market and client penetration with its existing clients by offering additional transportation and logistics services.

     In addition, the Company opened one additional MED location in Dubai in 1997 and plans to add three additional MED locations in Saudi Arabia in the second quarter of 1998. Although the Company formally inaugurated MED in 1996, the Company had limited financial and human resources to develop MED during its first year and it was not until 1997, following the Company's initial public offering, that the Company commenced expending marketing and other resources to develop the MED business. The Company believes that while the expenditures made in 1997 to develop this business negatively impacted the Company's margins and profitability for 1997, the appropriate infrastructure has been put in place to develop MED into a viable, complementary business to the Company's other businesses while creating an additional source of revenue for the Company's express business.

     The Company generally operates through subsidiaries, sponsorship agreements, joint ventures, or agency arrangements. The consolidated financial statements include the accounts of the Company, its subsidiaries and other entities that are controlled directly and indirectly through agreements that provide the Company with authority to govern the financial and operating affairs of the subsidiaries. Payments to the Company's joint venture partners, minority owners, and sponsors are reflected in the Company's financial statements as minority interests. Whenever possible under local law, the Company considers increasing its ownership or participation interest in its joint ventures as well as converting its agency arrangements with certain of its service providers into joint ventures in order to permit the consolidation of these operations' results with the Company's results of operations. For example, in 1997 the Company acquired a 51% ownership interest in the Ramallah (the Palestinian Authority) stations which were previously operated by a service provider agency.

     As an offshore company incorporated in Bermuda, profits from operations of foreign subsidiaries are not subject to Bermudian taxes. Additionally, for certain of its operations in the Middle East, the Company is exempt from income taxes. As a result, the Company's consolidated effective tax rate for 1997 was 5.2%. As long as the Company continues to generate a similar portion of its operating profits from tax-free jurisdictions similar to many countries in the Middle East, the Company believes its effective tax rate will remain in the range of historical levels. See '--Effective Corporate Tax Rates.'

     The Company's business is seasonal in nature. Historically, the Company experiences a decrease in demand for its services during the first and third quarters, the post-winter (and local Middle East) holiday and summer vacation seasons. The Company traditionally experiences its highest volume in the fourth quarter due to the holiday season. The seasonality of the Company's sales may cause a variation in its quarterly operating results and a significant decrease in second or fourth quarter revenue may have an adverse effect on the results of operations for that fiscal year. However, local Middle East holidays vary on a year to year basis and, as a result, the Company's seasonality may shift over time.

RECENT EVENTS

     Effective April 1, 1998, the Company converted its agency relationship in India to a Company-controlled joint venture. As a consequence, the Company is in a position to consolidate the results of the 28 existing Aramex locations in India into its results of operations commencing in April, 1998. The Company plans to increase its marketing efforts in this region and to introduce the Company's customer team concept to these locations during the second quarter of 1998.

     The Company has signed a joint venture agreement in Bangladesh pursuant to which its agency arrangement will be converted to a Company-controlled joint venture. In addition, the Company is currently negotiating a joint venture agreement in Sri Lanka, to launch two locations in that country.

     In addition, extending its strategy of implementing a trucking route connecting Dubai in the UAE to Muscat in Oman, the Company recently launched a trucking route linking Dubai with Riyadh in Saudi Arabia. The Company does not own the trucks used in connection with its freight forwarding transportation services, but rather wet leases them (whereby lessor provides truck, driver, maintenance and insurance, and the Company pays a usage fee) on an as needed basis. In developing a parcel shuttle service linking the main cities in the Middle East, the Company expects to lower the cost of linehauling by reducing air freight movement and thereby offering customers the option of deferred service at lower prices. This service complements an extension of the Company's logistics management service. Management believes the addition of such complementary businesses should help strengthen the core business of the Company.

RESULTS OF OPERATIONS

     The following table sets forth for the periods indicated the percentages of total revenues represented by certain items reflected in the Company's consolidated statements of income:

                                                                                   YEARS ENDED DECEMBER
                                                                                            31,
                                                                                  -----------------------
                                                                                  1995     1996     1997
                                                                                  -----    -----    -----
Revenues
  International express........................................................    58.5%    58.9%    55.1%
  Freight forwarding...........................................................    32.8     29.1     32.7

  Domestic express.............................................................     4.6      5.5      6.0
  MED..........................................................................      --      2.1      2.8
  Other........................................................................     4.1      4.5      3.4
                                                                                  -----    -----    -----
     Total Revenues............................................................   100.0    100.0    100.0
Shipping costs.................................................................    52.9     53.7     53.5
                                                                                  -----    -----    -----
Gross profit...................................................................    47.1     46.3     46.5
Operating expenses.............................................................    18.3     18.7     16.1
Selling, general and administrative expenses...................................    24.5     23.0     26.0
                                                                                  -----    -----    -----
Operating income...............................................................     4.4      4.6      4.4
                                                                                  -----    -----    -----
Income before income taxes.....................................................     4.5      4.5      4.9
Provision for income taxes.....................................................     0.6      0.3      0.3
Minority interests.............................................................     0.4      0.3     (0.1)
                                                                                  -----    -----    -----
Net income.....................................................................     3.5      3.9      4.7
                                                                                  -----    -----    -----
                                                                                  -----    -----    -----

COMPARISON OF YEAR ENDED DECEMBER 31, 1997 TO YEAR ENDED DECEMBER 31, 1996

     Revenues. Consolidated revenues of the Company increased by $14.1 million, or 26.8%, to $66.3 million for the year ended December 31, 1997 ('1997') from $52.3 million for the year ended December 31, 1996 ('1996').

     International express revenues increased by $5.8 million, or 18.8%, to $36.6 million for 1997 from $30.8 million in 1996, primarily as a result of additional revenues generated by the Company's expansion of its operations in Saudi Arabia and the Arabian Gulf. Specifically, express revenue growth was driven largely by increased growth in the Company's retail express business of approximately 25%, primarily attributable to a 225% and 35% increase in retail express business generated by the Company's stations in Saudi Arabia and Dubai, respectively.

     Freight forwarding revenues increased by $6.5 million, or 42.9%, to $21.7 million for 1997 from $15.2 million for 1996, primarily as a result of increased revenue growth in the Company's operations in Saudi Arabia, the UAE, Jordan and Lebanon. Management believes this growth is the direct result of the Company's focus on, and investment in, training its employees to sell freight forwarding service at most of its stations.

     Domestic express revenues increased by $1.1 million, or 37.7%, to $4.0 million for 1997 from $2.9 million for 1996, primarily as a result of the continued growth in the Company's activities in the UAE and Saudi Arabia and the addition of domestic express services in most of the Company's stations in the Middle East.

     MED revenues increased by $0.8 million, or 70.0%, to $1.8 million for 1997 from $1.1 million for 1996, primarily as a result of growth in MED's core markets of Jordan, Kuwait and Lebanon and the opening of a MED office in Dubai
(UAE).

     Other revenues decreased by $0.05 million, or 2.4%, to $2.3 million for 1997 from $2.3 million for 1996.

     Shipping Costs. Shipping costs increased by $7.4 million, or 26.3%, to $35.5 million for 1997 from $28.1 million for 1996, primarily as a result of the increased volume in the number of 1997 shipments. As a percentage of total revenues, however, shipping costs remained stable at approximately 53.5%. During 1997, the Company experienced lower shipping costs as a percentage of international express and freight forwarding revenues, respectively, offset by increased shipping costs as a percentage of MED and domestic express revenues, respectively.

     Gross Profit. As a result of the above factors, gross profit increased by $6.7 million, or 27.5%, to $30.9 million in 1997 from $24.2 million in 1996. Gross margin remained stable at approximately 46.5% of total revenues for each of 1997 and 1996.

     Operating Expenses. Operating expenses increased by $0.9 million, or 9.0%, to $10.7 million for 1997 from $9.8 million for 1996, primarily as a result of the addition of employees involved in the Company's Saudi Arabian operations. As a percentage of total revenues, however, operating expenses decreased to 16.1% of 1997 total revenues from 18.7% of 1996 total revenues.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased by $5.3 million, or 44.0% to $17.3 million for 1997 from $12.0 million for 1996. As percentage of total revenues, selling, general and administrative expenses increased to 26.0% of 1997 total revenues from 23.0% of 1996 total revenues. This increase resulted primarily from additional expenditures during 1997 related to addition of executive, marketing and sales employees associated with the Company's expansion in Saudi Arabia, the Palestinian Territories, Jordan and Dubai.

     Operating Income. As a result of the above factors, operating income increased by $0.5 million, or 21.0%, to $2.9 million in 1997 from $2.4 million in 1996. As a percentage of total revenues, operating income decreased slightly to 4.4% of total 1997 revenues from 4.6% of total 1996 revenues.

     Other Income. Other income increased to $0.4 million in 1997 from $(0.03) million in other expense in 1996, primarily as a result of interest income from the proceeds of the Company's 1997 initial public offering.

     Net Income. Net income increased by $1.1 million, or 52.5% to $3.1 million for 1997 from $2.0 million for 1996.

COMPARISON OF YEAR ENDED DECEMBER 31, 1996 TO YEAR ENDED DECEMBER 31, 1995

     Revenues. Consolidated revenues of the Company increased by $8.7 million, or 19.9%, to $52.3 million for 1996 from $43.6 million for the year ended December 31, 1995 ('1995').


     International express revenues increased by $5.3 million, or 20.8%, to $30.8 million for 1996 from $25.5 million in 1995, primarily as a result of an increase in the demand for the Company's express services particularly in Dubai and the Gulf region which was experiencing economic growth. The increase in revenues was also attributable to the addition of new accounts in Greece and Kuwait and increases in the GSO's wholesale business.

     Freight forwarding revenues increased by $0.9 million, or 6.2%, to $15.2 million for 1996 from $14.3 million in 1995, primarily due to higher selling rates.

     Domestic express and other revenues increased by $2.5 million, or 65.3%, to $6.3 million for 1996 from $3.8 million for 1995, primarily as a result of revenues generated from sales commissions on mail order products from the Company's MED business and from fees and commissions from Middle East airline ticketing and travel services.

     Shipping Costs. Shipping costs increased by $5.0 million, or 21.8%, to $28.1 million for 1996 from $23.0 million for 1995, primarily as a result of increased shipment volume and, to a lesser extent, increased MED product costs which are included in shipping costs. As a percentage of total revenues, however, shipping costs increased to 53.7% of total 1996 revenues from 52.9% of total 1995 revenues.

     Gross Profit. Gross profit increased by $3.6 million, or 17.7%, to $24.2 million in 1996 from $20.6 million in 1995. Gross margin declined slightly to 46.3% of total revenues from 47.1% of total revenues for 1995.

     Operating Expenses. Operating expenses increased by $1.8 million, or 22.7%, to $9.8 million for 1996 from $8.0 million for 1995, primarily as a result of an increase in local ground delivery expenses.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased by $1.3 million, or 12.6%, to $12.0 million for 1996 from $10.7 million for 1995, primarily as a result of additional promotional, travel, market research and other expenses for 1996 related to its MED business. As a percentage of total revenues, selling, general and administrative expenses decreased slightly to 23.0% of total 1996 revenues from 24.5% of total 1995 revenues.

     Operating Profit. As a result of the above factors, operating income increased by $0.5 million, or 25.6%, to $2.4 million in 1996 from $1.9 million in 1995. As a percentage of total revenues, operating income increased to 4.6% of total 1996 revenues from 4.4% of total 1995 revenues.

     Other (Expense) Income. The Company had other expense of $(0.03) million in 1996 as compared to $0.04 million in other income in 1995, primarily as a result of increased interest expense in 1996.

     Net Income.  Net income increased by $0.5 million, or 34.5%, to $2.0 million for 1996 from $1.5 million for 1995.

GEOGRAPHIC BREAKDOWN OF REVENUES

     The Company sells its services primarily to customers in the Middle East, Europe and North America. Revenues are generally recognized at the source, i.e., by the station which invoices the ultimate customer. The table below shows the breakdown of revenues (dollars in millions) by geographic region for 1997, 1996 and 1995.

                            INTERNATIONAL                                       DOMESTIC EXPRESS,
                               EXPRESS               FREIGHT FORWARDING                MED                         TOTAL
                                (55%)                      (33%)                  & OTHER (12%)               COMPANY (100%)
1997                     -------------------         ------------------         ------------------         ---------------------
REGION                     $             %             $            %             $            %             $              %
-----------------        ------         ----         -----         ----         -----         ----         ------         ------
Middle East......          42.3           77          16.5           76           8.0           94           66.8             79
Europe...........           9.5           17           2.7           12           0.1            1           12.3             14
North America....           3.1            6           2.5           12           0.4            5            6.0              7
Eliminations
  (1)............         (18.3)          --            --           --          (0.5)          --          (18.8)            --
                         ------         ----         -----         ----         -----         ----         ------         ------
  Total 1997
    Revenues.....        $ 36.6          100%        $21.7          100%        $ 8.0          100%        $ 66.3            100%
                         ------         ----         -----         ----         -----         ----         ------         ------
                         ------         ----         -----         ----         -----         ----         ------         ------

                            INTERNATIONAL                                       DOMESTIC EXPRESS,
                               EXPRESS               FREIGHT FORWARDING                MED                         TOTAL
                                (60%)                      (29%)                  & OTHER (11%)               COMPANY (100%)
1996                     -------------------         ------------------         ------------------         ---------------------
REGION                     $             %             $            %             $            %             $              %
-----------------        ------         ----         -----         ----         -----         ----         ------         ------
Middle East......          34.2           74          10.9           72           6.1           92           51.2             75
Europe...........           8.9           19           2.0           13           0.1            2           11.0             16
North America....           3.1            7           2.3           15           0.4            6            5.8              9
Eliminations
  (1)............         (15.4)          --            --           --          (0.3)          --          (15.7)            --
                         ------         ----         -----         ----         -----         ----         ------         ------
  Total 1996
    Revenues.....        $ 30.8          100%        $15.2          100%        $ 6.3          100%        $ 52.3            100%
                         ------         ----         -----         ----         -----         ----         ------         ------
                         ------         ----         -----         ----         -----         ----         ------         ------


                            INTERNATIONAL
                               EXPRESS               FREIGHT FORWARDING         DOMESTIC EXPRESS &                 TOTAL
                                (58%)                      (33%)                    OTHER (9%)                COMPANY (100%)
1995                     -------------------         ------------------         ------------------         ---------------------
REGION                     $             %             $            %             $            %             $              %
-----------------        ------         ----         -----         ----         -----         ----         ------         ------
Middle East......          27.7           72           9.2           65           3.6           94           40.6             71
Europe...........           8.0           21           2.1           14           0.1            3           10.1             18
North America....           3.0            7           3.0           21           0.1            3            6.1             11
Eliminations
  (1)............         (13.2)          --            --           --            --           --          (13.2)            --
                         ------         ----         -----         ----         -----         ----         ------         ------
  Total 1995
    Revenues.....        $ 25.5          100%        $14.3          100%        $ 3.8          100%        $ 43.6            100%
                         ------         ----         -----         ----         -----         ----         ------         ------
                         ------         ----         -----         ----         -----         ----         ------         ------

------------------
(1) Revenues between stations that are wholly-owned subsidiaries are priced at cost. Transactions with other affiliated stations are priced at cost plus 10%. All intercompany transactions have been eliminated in consolidation.

UNAUDITED SELECTED QUARTERLY RESULTS OF OPERATIONS

     The following tables set forth certain unaudited quarterly operating information for each of the eight quarters ending with the quarter ended December 31, 1997, both in U.S. dollars and as a percentage of total revenues. This data has been prepared on the same basis as the audited financial statements contained elsewhere in this Prospectus and management believes that it includes all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the information for the periods presented when read in conjunction with the Company's Financial Statements and related Notes thereto. Results for any previous fiscal quarter are not necessarily indicative of results for the full year or for any future quarter. The Company's quarterly operating results have varied significantly in the past and may vary significantly in the future. See 'Risk Factors--Seasonality.'

                                                                 QUARTER ENDED
                               ---------------------------------------------------------------------------------
                                                1996                                       1997
                               --------------------------------------     --------------------------------------
                               MAR. 31   JUNE 30   SEPT. 30   DEC. 31     MAR. 31   JUNE 30   SEPT. 30   DEC. 31
                               -------   -------   --------   -------     -------   -------   --------   -------
Revenues:
  International Express......  $ 6,729   $ 7,156   $  7,509   $ 9,404     $ 8,118   $ 8,864   $  8,968   $10,606
  Freight forwarding.........    3,121     3,437      3,863     4,765       4,576     5,295      5,516     6,310
  Domestic Express...........      579       778        742       781         794       844      1,027     1,302
  MED........................        0         0        582       496         342       352        440       699
  Other......................      341       620        439       933         767       275        658       577
                               -------   -------   --------   -------     -------   -------   --------   -------
     Total revenues..........   10,770    11,991     13,135    16,379      14,597    15,630     16,609    19,494
Shipping costs...............    5,449     6,241      6,933     9,457       8,000     8,230      9,060    10,181
                               -------   -------   --------   -------     -------   -------   --------   -------
     Gross profit............    5,321     5,750      6,202     6,922       6,597     7,400      7,549     9,313
Operating expenses...........    1,962     2,258      2,236     3,340       2,681     2,509      2,769     2,723
Selling, general and
  administrative expenses....    2,933     2,926      3,191     2,953       3,273     4,172      4,187     5,646
                               -------   -------   --------   -------     -------   -------   --------   -------
Operating income.............      426       566        775       629         643       719        593       944
Net income...................      355       432        661       599         636       722        757     1,006

                                                                 QUARTER ENDED
                               ---------------------------------------------------------------------------------
                                                1996                                       1997
                               --------------------------------------     --------------------------------------
                               MAR. 31   JUNE 30   SEPT. 30   DEC. 31     MAR. 31   JUNE 30   SEPT. 30   DEC. 31
                               -------   -------   --------   -------     -------   -------   --------   -------

Revenues:
  International Express......     62.5%     59.7%      57.2%     57.4%       55.6%     56.7%      54.0%     54.4%
  Freight forwarding.........     30.0      28.7       29.4      29.1        31.3      33.9       33.2      32.4
  Domestic Express...........      5.4       6.5        5.6       4.8         5.4       5.4        6.2       6.7
  MED........................        0         0        4.4       3.0         2.3       2.3        2.6       3.6
  Other......................      3.2       5.2        3.3       5.7         5.3       1.8        4.0       3.0
                               -------   -------   --------   -------     -------   -------   --------   -------
     Total revenues..........    100.0     100.0      100.0     100.0       100.0     100.0      100.0     100.0
Shipping costs...............     50.6      52.0       52.8      57.7        54.8      52.7       54.5      52.2
                               -------   -------   --------   -------     -------   -------   --------   -------
     Gross profit............     49.4      48.0       47.2      42.3        45.2      47.3       45.5      47.8
Operating expenses...........     18.2      18.8       17.0      20.4        18.4      16.1       16.7      14.0
Selling, general and
  administrative expenses....     27.2      24.4       24.3      18.0        22.4      26.7       25.2      29.0
                               -------   -------   --------   -------     -------   -------   --------   -------
Operating income.............      4.0       4.7        5.9       3.8         4.4       4.6        3.6       4.8
Net income...................      3.3       3.6        5.0       3.7         4.4       4.6        4.6       5.2

LIQUIDITY AND CAPITAL RESOURCES

     The Company's primary capital requirements to date have been funding its accounts receivable and expansion of its station network. The requirements have been met primarily by internally generated funds, bank financings and proceeds from the Company's 1996 private sale of shares of Common Stock to Airborne and the Company's 1997 initial public offering.

     The Company's working capital was $13.6 million at December 31, 1997, as compared to $6.7 million at December 31, 1996. The increase in working capital was primarily the result of the proceeds from the Company's initial public offering.

     The Company's cash balances were $6.6 million at December 31, 1997 as compared to $2.3 million at December 31, 1996, and $1.3 million at December 31, 1995. Net cash from operating activities was $2.1 million at December 31, 1997 as compared to $0.5 million at December 31, 1996, and $1.5 million at December 31, 1995. The increase in net cash from operating activities in 1997 compared to 1996 was due primarily to the increase in earnings before depreciation expenses.

     Net cash used in investing activities was $4.1 million at December 31, 1997 as compared to $1.1 million at December 31, 1996, and $0.9 million at December 31, 1995. Purchases of property, plant and equipment increased to $3.8 million in 1997 from $1.0 million in 1996 and $0.8 million in 1995. The increase in such purchases in 1997 was primarily associated with the Company's expansion in Saudi Arabia. Net cash from (used in) financing activities was $6.2 million at December 31, 1997 as compared to $1.7 million at December 31, 1996, and $(0.2) million at December 31, 1995. The increase in 1997 of cash flows from financing activities was primarily the result of the issuance of shares in the Company's initial public offering.

     The Company leases office space and office and transportation equipment under various operating leases, some of which are renewable annually. Rent expense related to these leases amounted to $1.2 million, $1.1 million, and $0.9 million for 1997, 1996, and 1995, respectively.

     The Company has from time to time experienced a need for cash to fund its receivables and sourced such needs with bank overdrafts and/or available credit under its lines of credit. The Company maintains several lines of credit with various banks aggregating $0.5 million, $0.3 million and $0.6 million at December 31, 1997, 1996, and 1995, respectively. The Company had $0.3 million, $0.3 million and $0.6 million outstanding under these lines of credit at December 31, 1997, 1996, and 1995, respectively. The remaining amounts due to banks of $0.3 million, $0.4 million, and $0.2 million due at December 31, 1997, 1996, and 1995, respectively, represent bank overdrafts. The weighted average interest rates on the Company's lines of credit were 12.8%, 11.9%, and 11.3% at December 31, 1997, 1996, and 1995, respectively.

     In June 1996, the Company entered into a three-year term loan from NatWest Bank in the principal amount of $0.2 million bearing interest at 9.875% per annum.

     For 1997, 1996, and 1995, payments to minority interests aggregated $(0.1) million, $(0.2) million, and $(0.9) million, respectively.

     In January 1997, the Company completed the initial public offering of 1,000,000 shares of Common Stock. The net proceeds of the issue received by the Company (after deducting underwriting discounts, commissions and other costs associated with the offering) were approximately $5.0 million. The Company used a portion of the net proceeds from its initial public offering (i) to expand into existing and emerging markets by acquiring ownership interests or increasing existing participation interests in certain local service providers,
(ii) to open additional Shop the World Direct catalog centers, (iii) to invest in technology and systems infrastructure in order to introduce logistics management services, (iv) to acquire additional vehicles for operation of domestic and cross border ground transportation, and (v) working capital and general corporate purposes.

     In October 1996, the Company received $2.0 million of proceeds from the Airborne Stock Purchase and utilized the proceeds for working capital purposes.

     The Company's capital commitments for 1998 are anticipated to relate to the expansion of the Company's warehouse facilities in Amman and Dubai and additional investments in technology and information systems to support the Company's growth. In addition, the Company is considering the purchase of the building in Amman, Jordan where its principal executive offices are located.

     Management believes that the proceeds from the Offering coupled with cash flows from operations and borrowing capacity should be sufficient to fund the Company's operations for the foreseeable future.


EFFECTIVE CORPORATE TAX RATES

     The Company's consolidated effective tax rate was 5.2%, 6.7%, and 13.7% for 1997, 1996, 1995, respectively. The principal differences between the effective tax rates and the statutory tax rate applicable in the United States of 35% are exemptions from income taxes of many of the Company's subsidiaries operating in the Middle East and lower statutory rates at certain other locations. As long as the Company continues to generate a similar portion of its operating profits from tax-free jurisdictions similar to many countries in the Middle East, the Company believes its effective tax rate will remain in the range of historical levels.

     The Company is subject to taxation in a number of jurisdictions, and the final determination of its tax liabilities involves the interpretation of the statutes and requirements of various domestic and foreign taxing authorities. Foreign income tax returns of foreign subsidiaries, unconsolidated affiliates and related entities are routinely examined by foreign tax authorities. In certain countries, the tax returns have not yet been reviewed by the tax authorities. However, the Company is satisfied that adequate provisions have been provided for potential tax contingencies.

IMPACT OF INFLATION AND CURRENCY FLUCTUATIONS

     The Company does not believe that inflation or currency fluctuations has had a material adverse effect on revenues and results of operations. However, demand for the Company's services is influenced by general economic conditions, including inflation and currency fluctuations. Periods of economic recession, high inflation or the devaluation of currencies in counties in which the Company operates could have a material adverse effect on the express and freight forwarding industry and the Company's results of operations. In 1997, 80% of the Company's total revenues came from currencies that are tied to the U.S. Dollar.

IMPACT OF YEAR 2000

     The Company has closely examined the Year 2000 issue and the potential costs and consequences to the Company in addressing this issue. Based on this assessment, the Company has established programs to prepare its financial and other information and computer based systems for the Year 2000, including replacing and/or updating existing systems. The Company presently believes that with modifications to existing software and conversions to new software, Year 2000 issues will not pose significant operational problems for its computer systems. During the execution of the compliance process the Company will incur certain costs and expenses. A significant portion of the Company's systems were developed in the last few years and already encompass Year 2000 compliance. Though the Company has not established a final cost estimate, the expense of the Year 2000 compliance process is not expected to have a material effect on the Company's financial position or results of operations. The Company expects that its internal Year 2000 compliance process will be completed on a timely basis. If such modifications are not made, however, or are not completed in a timely manner, the Year 2000 issues could have a material impact on the operations and financial condition of the Company. The Company has initiated formal communications with all of its significant external interfaces to determine the extent to which it is vulnerable to third party failures to remedy their own potential problems related to Year 2000. There can be no assurance that the Company will not be adversely affected by the failure of its customers and suppliers (including, without limitation, members of the OEC and sellers of express and freight cargo space) to implement appropriate systems within their networks to address Year 2000 issues on a timely basis. In particular, there can be no assurance that the commercial carrier industry, on which certain segments of the Company's business is dependent, has or will complete any remediation programs related to Year 2000 issues. There can be no assurance that the Company will not be adversely affected by the failure of commercial carriers to be Year 2000 compliant.

                                    BUSINESS

THE COMPANY

     Aramex is a leading provider of express package delivery, freight forwarding and other transportation services primarily to, from and within the Middle East and the Indian Sub-Continent. Since its founding in 1982, the Company has expanded its station network to include 95 locations in 32 countries with approximately 1,400 employees as of April 1, 1998. The Company also offers logistics, trucking and warehousing services to its clients and holds a majority interest in a direct marketing and mail order business, Middle East Direct Marketing ('MED'). From 1995 to 1997, the Company's total revenues increased from $43.6 million to $66.3 million and net income grew from $1.5 million to $3.1 million, respectively.

     The Company provides its services from its main hubs in Dubai (UAE), London, New York and Amman (Jordan). The Company believes that it has established itself as one of the leading transportation services companies in the Middle East because of its ability to provide a wide array of transportation solutions to its clients, its local market knowledge, reputation for quality service, and its expansive station network. In addition, because the Company does not own or operate its own aircraft, it is not constrained by restrictions on delivery schedules, shipment size or weight, providing it with greater flexibility to serve its clients. As a non-asset based solutions provider, the Company believes that its information technology systems are a significant asset and plans to continue to make significant investments in information systems and technology to provide a continued strong platform for enhanced service and future growth.

     Historically, the majority of the Company's business has been derived from its express package delivery operations. These express operations, combined with its station network, have provided the Company with a solid foundation for the development of additional revenue sources such as logistics, warehousing and inventory management. The Company has implemented a comprehensive quality control program and believes its efforts have enabled it to achieve a uniform service offering throughout its network of stations and has helped to establish a loyal base of customers. In recognition of this effort, the Company was awarded corporate ISO 9002 certification in December 1997, after receiving similar certification at certain stations beginning in August 1995. Each Aramex station is divided into teams specialized in cross marketing multiple services to industry-specific segments in their local market. Since each team targets one or more industry segments in its local market, it can develop and offer customized solutions for their clients where appropriate.

     The Company and Airborne Freight Corporation ('Airborne'), the parent of Airborne Express the third largest domestic air express delivery carrier in the United States, are founding members of the overseas Express Carrier Network (the 'OEC'). The OEC is a global alliance among certain leading independent a worldwide delivery network for its members. For tracking and tracing of its express shipments worldwide, the Company utilizes the FOCUS tracking system which is owned and operated by Airborne. Airborne has been a shareholder of the Company since November 1996 and prior to the Offering owns 6.88% of the outstanding Common Stock of the Company.

INDUSTRY BACKGROUND

     The international express package delivery, freight forwarding and logistics businesses have experienced significant growth during this past decade as a result of the globalization of business and world trade. The international express delivery, or expedited delivery, market has grown rapidly in recent years as a result of what the Company believes to be an increasing need for timely delivery of documents, small packages, and other time-sensitive items in an information and service-oriented economy and as a result of the development of centralized distribution systems. The worldwide freight forwarding and logistics markets have also grown rapidly in recent years as a result of sourcing, assembly and distribution of manufactured products on a global basis and the use of just-in-time manufacturing techniques. Finally, the use of multiple transportation modes, as well as the trend of companies to focus on their core business, has created a need for companies to seek a reduced number of transportation solutions providers to serve their various shipping needs.

     In the United States, the express segment of the domestic air freight market has averaged 25% growth per year since 1977, accounting for a reported 60% of the U.S. domestic market in 1996. Boeing reports in its 1996/1997 World Air Cargo Forecast, that international express has grown more than 22% from its 1994 level to achieve a 5% market share in 1995. Boeing also estimates that the international express market will average an annual growth rate of 18% to achieve a 37% market share, or approximately 350 billion revenue tonne kilometers ('RTKs'), a measure used in the industry to compare performance, of the world air cargo market in 2015.

     In its 1996/1997 World Air Cargo Forecast, Boeing estimates an annual growth rate of 6.6% for worldwide air cargo traffic, resulting in approximately 400 billion RTKs in the year 2015. Boeing estimates that the international market growth will continue to outpace U.S. domestic growth, exceeding 80% of total RTKs by the year 2015. According to Boeing, the U.S. airline share of the world market is expected to decline from 32% in 1994 to 27% in the year 2015.

     The Middle East.  The Company believes that the Middle East's strategic location at the crossroads of Asia, Europe and Africa, positions it to become a major international distribution center for air freight distribution. The Middle East air freight market has grown at an average rate of 15% per year since 1995. The growth in the Middle East air freight market is attributable to economic expansion in the region. According to Boeing, Middle East real GDP is expected to grow by 3.5% per year from approximately $383 billion in 1995 to approximately $740 billion by 2015. Saudi Arabia accounts for a reported 28% of the region's GDP, and, together with the UAE, for the majority of air traffic. Many countries in the Middle East are also developing trade as a basis to diversify their economies which should result in increased demand for express, freight forwarding and logistics services. While the express market is generally less developed in the Middle East than in Europe and North America, the Middle East airborne markets experienced growth of approximately 10% during 1994 and 12% during 1995.

     The Middle East's strategic location between the manufacturers of the Far East and the consumer markets of the West have contributed to the growth of new international trade hubs such as Dubai. Boeing reports total air traffic through Dubai in early 1996 increased 23% and transshipments increased 41% from 1995. From the perspective of freight forwarding, the U.S. is the single largest exporter of goods to the Middle East.

     The Middle East fosters relatively little cross-border ground transportation of packages and shipments, due largely to complex regulations and time-consuming customs procedures that accompany such shipments. This has created a fragmented industry in the Middle East where no one company dominates express, freight forwarding or logistics in most markets. Management believes that this regional attribute gives the Company, which has an established network, future growth potential.

THE ARAMEX COMPETITIVE ADVANTAGE.

     The Company believes its 'One Stop Shop' service approach is unique to the industry in that it offers the widest variety of transportation related services in the Middle East and the Indian Sub-Continent. The Company believes that in the majority of the markets it services in the Middle East, it is one of the leading companies offering comprehensive express package delivery and freight forwarding services to its clients. The Company's specialized customer team approach to selling its multiple services allows the Company to maximize its resources and offer customized solutions to its clients. Management believes the Aramex customer teams (i) allow the customer to seek multiple Aramex products and services from one point of service, (ii) create personalized relationships with customers and (iii) foster an environment of direct employee accountability to the customer. Additionally, the Company's extensive station network throughout the Middle East enables it to better serve its clients by enhancing Aramex's ability to timely deliver and develop new and customized solutions to its customers. These factors, coupled with its knowledge of local market conditions and industry-specific transportation requirements, has served to increase the Company's market share in certain markets, as well as expand its service offerings to existing and new clients.

STRATEGY

     The Company's goal is to be one of the leading providers of express package delivery, freight forwarding and logistics services in the Middle East, the Indian Sub-Continent and other contiguous emerging markets and to offer its customers a wide range of distinct delivery and transportation services. The Company intends to achieve this goal by implementing the following strategies:

     EXPAND MARKET AND GEOGRAPHIC PRESENCE. The Company is focused on expanding its market and geographic presence in the Middle East (including, but not limited to, Saudi Arabia) the Indian Sub-Continent (including, but not limited to, India), and other contiguous emerging markets. These emerging markets targeted by the Company are characterized by large populations and growing economies which are liberalizing and opening their markets to local and foreign investment. By expanding its distribution network in these regions, the Company's management believes it can (i) enhance its regional market presence;
(ii) expand its customer base; and (iii) reduce its geographic revenue concentration.

     o The Middle East. In order to capitalize on the projected growth of the Middle East air transportation market, the Company is continuing to expand its station network in the region, developing an intra-Gulf ground transportation network, adding additional warehousing facilities in strategic free zone locations and continually adding to its comprehensive menu of transportation solutions designed to address the unique needs of the region's customers. Consistent with this strategy, in 1997, the Company opened three additional stations in the Palestinian Territories and made significant staff additions in the Palestinian Territories, Jordan and UAE. In addition, the Company invested significantly in Saudi Arabia in 1997 by making improvements to its stations, purchasing additional equipment and adding an additional 105 employees to its three main stations located in Jeddah, Riyadh and Dhahran. The Company believes that expansion in Saudi Arabia, the Middle East's largest market with 28% of the region's gross domestic product, is critical to increase its market share of the Middle East's express, freight forwarding and logistics business.

     o The Indian Sub-Continent. India is a significant market for both express package delivery and freight forwarding services. Aramex is the OEC board member serving the Indian Sub-Continent and has been operating in India through an agency relationship since July 1996. Effective April 1, 1998, the Company converted its agency relationship in India, consisting of 28 locations, to a Company-controlled joint venture. The Company has also signed a joint venture agreement in Bangladesh pursuant to which its agency arrangement will be converted to a Company-controlled joint venture. The Company is currently negotiating a joint venture agreement in Sri Lanka, to launch two locations in that country. In addition, the Company plans to aggressively market its services in these regions.

     o Central Asian Republics. The Central Asian Republics are emerging markets which have experienced an inflow of foreign capital and technological expertise. These investments have already aided in making this region a major world supplier of oil, natural gas and raw materials. The Company believes that Uzbekistan, Kazakhstan and Azerbaijan are currently poorly served by freight and express companies and therefore sees potential for expansion in the area. The Company commenced operations in Uzbekistan in 1997 with the opening of two stations and is in discussions to expand its operations through joint-ventures in Kazakhstan and Azerbaijan.

     o North Africa. The Company currently maintains a limited presence in North Africa with operations in Egypt, Ethiopia, Libya and Sudan, and views this region as a source of possible future expansion. Morocco, Tunisia and Algeria are three additional emerging markets which the Company plans to target for expansion once they are liberalized and become open to the services which the Company provides.

     PROVIDE TOTAL TRANSPORTATION SOLUTIONS. The Company plans to continue to capitalize on its reputation as a quality service provider of total transportation solutions in its markets. A large part of this strategy involves the continued development by the Company of customized solutions for its clients in the areas of (i) logistics management; (ii) multi-modal regional transportation and distribution (offering the options of express package delivery, air freight forwarding, and ground distribution); (iii) inventory management, and (iv) local warehousing. To effectuate this strategy and in order to facilitate the Company's ability to provide comprehensive logistics services, the Company plans to build additional warehouse facilities in Amman and Dubai. The Company's 'One Stop Shop' approach is designed to provide its customers with a total solution for their everyday transportation needs.

     CONTINUE EMPHASIS ON TECHNOLOGY. The Company continues to make significant investments in technology as a vehicle to enhance service, increase sales and foster growth. The Company believes that continuing improvements in its communications network and information systems, such as linking all of the Company's offices via an on-line, real time communications network and the ability of customers to have direct connectivity to the Aramex information network, will yield continued improvements in operations and customer service and improve the Company's results of operations. The Company is committed to a number of on-going technology initiatives including, among others, the continued implementation of remote hand held bar code and signature scanners to replace the manual process, an express information system to provide production and cost related information and analysis, and a software system that allows customers to trace shipments from their own personal computer.

     MARKET ITS SERVICES THROUGH ARAMEX CUSTOMER TEAMS. The Company plans to continue to market its services through cross functional, personalized customer teams which possess the marketing skills, local market knowledge, service expertise and industry experience necessary to identify and effectively address individual client's transportation needs. This strategy provides each station with a degree of flexibility and independence in developing customized transportation solutions which the Company believes is a competitive advantage in its markets. The Company believes its team based structure is an innovative substitute to the traditional sales force format and facilitates the cross-marketing of the Company's services. The Company is committed to strengthening and expanding the number of its customer teams by recruiting individuals who demonstrate leadership qualities, are motivated and energetic and comprehend the notion of teamwork and customer service.

     GROW THROUGH STRATEGIC ALLIANCES AND ACQUISITIONS. The Company plans to continue to pursue strategic alliances and may acquire complementary businesses in order to expand the distribution of its services, maximize penetration in new and existing geographic markets, expand the range of commercial services based upon its technology and infrastructure and to increase name recognition. Whenever possible, the Company considers increasing its ownership in its joint ventures as well as converting its agency agreements to Company-controlled joint ventures, which permits the consolidation of these operations' results with the results of the Company's operations. For example, the Company acquired a 51% interest in the Ramallah (the Palestinian Authority) operations which were previously service provider agencies.

THE COMPANY'S PRODUCTS AND SERVICES

     INTERNATIONAL EXPRESS DELIVERY SERVICE. Express shipments consist of small packages, typically ranging in weight of up to 110 pounds, with time-sensitive delivery requirements. The Company offers its express delivery services on an international basis to both retail and wholesale express accounts and offers its customers the ability to track their shipments on the world wide web through the Company's web site. At December 31, 1997, the Company had approximately 20,000 retail express accounts and 650 wholesale express accounts. In order to satisfy the customer's need for rapid tracing of express shipments, the Company provides, through the FOCUS system, an instantaneous worldwide on-line system linking all the Company's offices.

     In an effort to capitalize on the significant growth rate and higher margins associated with the retail express business, the Company plans to concentrate its express marketing efforts towards its retail customers. Retail express customers include trading companies, pharmaceutical companies, banks, service and information companies and manufacturing and regional distribution companies, and are not concentrated in any one industry. Revenues from retail accounts were $20.6 million (or 31.1% of total revenues) and $16.1 million (or 30.9% of total revenues) for 1997 and 1996, respectively.

     Wholesale customers consist primarily of express delivery companies (such as Airborne Express, Emery Worldwide, Purolator Canada, United Parcel Service of America, Inc.), which originate express packages that have a Middle Eastern destination and require Aramex's network in the region to deliver their shipments. The end-user remains a customer of Aramex's wholesale client. Based upon its knowledge of the Middle East market, management believes that the Company is the leading independent wholesaler to the Middle East. Revenues from wholesale accounts were $15.0 million (or 22.6% of total revenues) and $14.7 million (or 28% of total revenues) for 1997 and 1996, respectively.


     The Company is a founding member of the Overseas Express Carriers Network ('OEC'), which is a global alliance among certain leading or independent express companies that functions as a worldwide seamless delivery network for its members. The OEC was formed in 1990 by Airborne Express, Aramex, Purolator Courier-Canada, International Bonded Couriers and Trans Africa Express. The current OEC board members are Airborne Express, Airborne Express Japan, Aramex, I.B.C. (International Bonded Couriers), Purolator Canada, Servicio Urgente de Transportes S.A. ('SEUR') and Ziegler, a Belgian company. The OEC sets rates for deliveries by members in each of the member markets and establishes standards for service and performance. OEC members, who each have valuable knowledge of their respective markets, conduct joint marketing efforts and participate in committees that meet periodically to address the operations of the network as a whole. The OEC in aggregate employs more than 30,000 people in 230 countries.

     The six OEC members serve these areas:

OEC BOARD MEMBER                              REGION SERVED
--------------------------------------------  ----------------------------------------------------------
Airborne Express............................  U.S., U.K., Far East & Holland
Airborne Express Japan......................  Japan
Aramex......................................  Middle East & Indian Sub-continent
I.B.C. (International Bonded Couriers)......  South & Central America
Purolator Canada............................  Canada
Seur........................................  Spain
Ziegler.....................................  France, Belgium, Luxembourg, Switzerland & Denmark

     The Company's express business, especially with the increasing strength of the retail portion, serves as a foundation for the development of additional revenue sources. The retail express customer often becomes a freight forwarding or customized special services customer. The Company can also market services such as its Shop the World Direct (MED) catalog centers to its express customer base.

     FREIGHT FORWARDING. The Company offers a wide range of freight forwarding services, including air and ocean freight forwarding consolidation, warehousing, customs clearance and breakbulk services. The Company provides full 'door to door' service from, to and within the Middle East and the Indian Sub-Continent. A significant portion of the Company's freight forwarding business involves consignee sales (imports) and, to a lesser extent exports. Freight forwarding shipments typically have gross weights in excess of 110 pounds, often require more handling and are normally less time-sensitive than express shipments.

     The Company launched its freight forwarding business in 1987 at selected stations and in 1993 at every one of the Company's stations. The Company has made significant investments over the past two years in training its personnel to sell and market its freight forwarding services at most of its stations. Revenues from the Company's freight forwarding operations were $21.7 million (or 32.7% of total revenues) and $15.2 million (or 29.1% of total revenues) for 1997 and 1996, respectively.


     The Company continues to expand its ground transportation network for small packages and fast-moving consumer goods in the region, servicing what the Company perceives to be a highly underdeveloped market. The Company has launched a trucking route linking Dubai in the UAE and Muscat in Oman and recently launched a trucking route linking Dubai with Riyadh in Saudi Arabia. The Company plans to add additional trucking routes linking major cities in the Gulf. The Company does not own the trucks used in connection with these services, but rather wet leases them on an as needed basis. In developing a package shuttle service linking the main cities in the Middle East, the Company expects to lower the cost of linehauling by reducing air freight movement and thereby offering customers the option of deferred service at lower prices. This service is an extension of the Company's logistics management service. Management believes the addition of such complementary businesses should help strengthen the core businesses of the Company.

     DOMESTIC EXPRESS DELIVERY SERVICE. The Company has developed an extensive network for the delivery of small packages and has the capability to pick-up and deliver shipments from city to city in every country in which it operates, thereby satisfying customers' local distribution and information needs. The Company owns or leases the transportation vehicles used in connection with its domestic express delivery services. Customers for these services typically include local distributors, pharmaceutical companies, banks and a TV home shopping network. Domestic revenues accounted for $4.0 million (or 6.0% of total revenues) and $2.9 million (or 5.5% of total revenues) for 1997 and 1996, respectively.

     SHOP THE WORLD DIRECT CATALOG CENTERS (MED). In January 1996, the Company formally introduced MED, a direct marketing and mail order catalog service, at certain stations in the Middle East. MED assists customers in selecting, ordering and delivering a broad variety of merchandise from the catalogs of retail and mail order companies based principally in the United States and Europe. Customers may place orders directly at MED locations or over the telephone by calling the Company's customer service representatives. The Company takes delivery of all orders at airport locations in New York City and London
(UK) and then delivers the product to the customer.

     The Company operates 13 MED centers in Jordan, Kuwait, Egypt, Lebanon, Qatar, Bahrain and the United Arab Emirates. The Company plans to open three additional MED offices in Saudi Arabia in April 1998. At December 31, 1997, MED had exclusive Middle East rights to sell and distribute products offered by approximately 12 catalogs including J.C. Penney, Littlewoods (UK), Brooks Brothers, Sundance, The Self Care Catalog, Bullocks and Jones and others in the Middle East (with the exception of Saudi Arabia, Kuwait and the Gulf States in the case of J.C. Penney).

     The Company developed MED in response to Middle Eastern client requests to receive goods marketed through foreign catalogs. Management believes MED is complimentary to the Company's core businesses in that it generates shipments of packages throughout its network in the Middle East, provides the Company with a platform by which it can cross-market its services and increase name recognition to an expanded customer base, and provides the Company with an additional source of revenue. The Company receives a commission on each MED product sale and generates shipping revenue on the delivery of the product to the customer. Revenue generated from such sales by MED accounted for $1.8 million (or 2.8% of total revenues) and $1.1 million (or 2.1% of total revenues) for 1997 and 1996, respectively. The Company had limited financial and human resources to develop MED during its first year and the Company believes that while expenditures made in 1997 to develop this business negatively impacted the Company's margins and profitability for 1997, the appropriate infrastructure has been put in place to develop MED into a viable, complementary business to the Company's other businesses.

CUSTOMERS

     The Company has a diverse customer base, totaling over 20,650 accounts during 1997, which spans a broad geographic area mainly in the Middle East, Europe and North America and includes companies in a wide range of industries. The Company's customers are not concentrated in any one particular industry but customers include trading companies, pharmaceutical companies, banks, service and information companies, manufacturing and regional distribution companies and express companies. Its customers, both retail and wholesale, are also diverse in terms of their service needs. The broad range of services which the Company offers has developed in response to the growing diversity of its customers. The Company's customers make increasing use of the high value-added services provided by the Company, from reliable express services to cost effective door-to-door air freight forwarding to customized special services.

     The Company has both retail and wholesale customers. Retail customers, i.e., those who are serviced and billed directly by Aramex, include both express and freight forwarding accounts. Wholesale customers consist primarily of express accounts. The Company is dependent upon its relationship with Airborne Express, which is a wholesale customer of the Company and whose parent is a shareholder of the Company. None of the Company's express customers accounted for more than 5% of express revenues, and none of its freight forwarding customers accounted for more than 5% of freight forwarding revenues for the years ended 1996 and 1997, respectively.

OPERATIONS

     General. The Company operates through a network of 95 locations in 32 countries. The Company's station network includes the following:

                                ARAMEX STATIONS

COUNTRY                               PRINCIPAL STATION                     OTHER SIGNIFICANT STATIONS
------------------------------------  ------------------------------------  ------------------------------------
Bahrain                               Manama
Bangladesh                            Dhaka
Bulgaria                              Sofia
Canada                                Montreal
Cyprus                                Nicosia                               Larnaca, Limassol
Egypt                                 Cairo Main Office                     Cairo Down Town, 10th of Ramadan,
                                                                            Alexandria, Heliopolis
Ethiopia                              Addis Adaba
France                                Paris
Greece                                Athens                                Thessaloniki
Hong Kong                             Hong Kong
India(1)                              Bombay                                Bangalore, Calcutta, Delhi,
                                                                            Hyderbad, Madras
Iran                                  Tehran
Iraq                                  Baghdad
Israel                                Jerusalem
Jordan                                Amman                                 Aqaba, Irbid, Sahab
Kuwait                                Kuwait
Lebanon                               Beirut                                Ain Mreisseh, Jounieh
Libya                                 Tripoli
Oman                                  Muscat
Pakistan                              Karachi                               Islamabad, Lahore
Palestinian National Authority        Nabulus                               Ramallah, Gaza, East Jerusalem
Qatar                                 Doha
Saudi Arabia                          Jeddah, Riyadh, Dhahran
Sri Lanka                             Colombo
Sudan                                 Khartoum
Switzerland                           Geneva
Syria                                 Damascus                              Latakia, Homs, Aleppo, Hama, Tartous
Turkey                                Istanbul                              Ankara, Izmir
United Arab Emirates                  Dubai, Abu Dhabi                      Fujeirah, Al Ain, Jebel Ali
United Kingdom                        London
United States                         New York, Washington D.C.
Uzbekistan                            Samarkand                             Tashkent
Yemen                                 Sana'a                                Aden

------------------
(1) Excludes 23 other stations.


     The Company's General Services Office ('GSO'), which is located in Amman, provides general corporate, marketing, advertising, auditing, and strategic and technical support to the stations and charges local offices accordingly. Senior management interacts with each station through monthly meetings or conference calls, on-site visits and audits several times per year and station managers attend the Company's annual managers' meeting. The interactive structure of the GSO provides a natural environment for effective management and problem-solving. In addition, it has improved the information flow within the Company and between the Company and its markets and customers.

     The Company is a decentralized company, providing each station with the flexibility and independence necessary to maximize its resources and customize operations to the needs of local customers. The Company has transformed the structure of its stations from a department setup (e.g., express, freight forwarding, etc.) into cross-functional personalized customer teams. Each station is operated by a station manager and customer teams, each consisting of 3 to 7 members who possess expertise in the geographic region in which the team operates and the industries in which the team's customers participate. Teams are responsible for revenue and profit projections, billing and collections, regionally based advertising, sales and product development. Teams draw upon their expertise of local markets as they strive to be a total solutions provider to each of their clients. The Company believes this 'One-Stop Shop' service differentiates it from many of its competitors in that it permits the Company to offer a wide variety of transportation related services. The Company also believes its customer team system provides it with a competitive advantage as it encourages frequent customer communications while fostering creative problem solving and customized transportation solutions.

     Aramex's Hubs. The Company maintains hubs in Dubai (UAE), London, New York and Amman (Jordan). Whereas express shipments in the Aramex network virtually always pass through one of its four international hubs, cargo shipments are routed directly from the sender to the destination by way of the commercial carrier routing that is best suited to the size, weight and time sensitivity of the shipment.

     On a broad scale, the Middle East is a net importer of goods and services. This 'import' orientation has shaped the Company's express and freight forwarding marketing and sales efforts in very different ways. Express provides a valuable delivery network for the Company and OEC packages incoming from worldwide destinations. The Company's freight forwarding service, from its inception, has focused on generating 'routings' or consignee sales from importers, which are then fulfilled by the Company stations and its strategic partners in Europe and the United States, the two major exporters to the Middle East.

     For the Company, the European market serves as: (i) a facilitator in the delivery network wherein most of the system's express packages pass through London; and (ii) an important source of wholesale express revenue. Other than wholesale express accounts generated from the GSO based in Amman, Paris and London are the largest wholesale revenue sources for the Company. The Company has a long-established presence in those two cities, which represent very important trade gateways to the Middle East.

     From the perspective of freight forwarding, the U.S. is the single largest exporter of goods to the Middle East, creating freight forwarding 'routings' for Aramex throughout the country. The Company has a well established position in New York's JFK airport, which represents the most important gateway for Middle East trade, as well as in Washington, D.C.

     The Middle East also fosters relatively little cross-border ground transportation of packages and shipments, due largely to complex regulations and time-consuming customs procedures that accompany such shipments. Management believes that this regional attribute, coupled with the Company's local market knowledge, gives the Company, which has an established network in the region, a competitive advantage over other non-regionally based companies.

TECHNOLOGY INITIATIVES

     The Company continues to pursue a strategy that includes significant investment in information systems in order to maintain a technological advantage. The Company views its information systems as a vehicle to enhance service, increase sales and foster growth.

     The Company currently utilizes the SITA system for its communications needs with both its stations and customers. The SITA system is widely used by airlines and related companies around the world. For tracking and tracing of its courier and cargo shipments worldwide, Aramex utilizes the FOCUS tracking system which is owned and operated by Airborne Express. FOCUS enables the Company to access real time information about shipments anywhere in the world and provides a variety of shipment control activities, such as confirming proof of delivery and electronic mail capabilities, which allow all account holders to communicate directly. FOCUS also includes world situation updates, providing information about events or circumstances that could affect the times of delivery and shipments. All OEC members utilize the FOCUS system for express package tracking.

     The following are some of the Company's ongoing technological initiatives. In recent years, the Company has developed its own private communication network and integrated information system. It has also developed a centralized information bank that provides customers and suppliers with direct electronic connectivity to the Aramex network. The Company has purchased and continues to implement remote hand held bar code and signature scanners for use by its pick-up and delivery operations to replace the manual process. The Company is currently introducing: (i) ESS--an express information system to provide production and cost related information and analysis; (ii) Lightship Tracker--a software system developed in connection with Airborne that allows customers to track shipments from their own personal computer; and (iii) E-Guide--also available on the Company's website, which provides service information about the Company and its OEC partners. Management believes that its investments in technology should continue to yield improvements in its operations and overall quality of service.

CUSTOMER SERVICE AND QUALITY CONTROL

     The Company strives to provide prompt, responsive and customized service to its clients and business prospects. To effectuate this goal, the Company has implemented a comprehensive quality control program. The Company has developed a set of standards relating to transit time, shipment status information relay, shipment and consul recovery and customs clearances times, by which each station's shipments and deliveries are measured. The Company also monitors delivery performance by setting and evaluating standards for delivery attempts, refusals, misrouting, and status tracking. The Company utilizes questionnaires to solicit feedback from its customers. The GSO monitors the performance and overall quality of service delivered by each station through frequent internal audits of each station. The Company believes its quality control efforts have enabled it to achieve a uniform service offering throughout its network of stations and has helped to establish a base of loyal customers. Aramex's UK operation was first awarded ISO 9002 certification in August 1995 followed by the Jordan operation in November 1996. As of December 1997, the Company earned its corporate certification after registering its UAE, Bahrain, Kuwait, Lebanon, Egypt and Qatar stations as well as its corporate office in Jordan.

SALES AND MARKETING

     The Company markets its services through cross-functional personalized customer teams which possess the marketing skills, local market knowledge, service expertise and industry experience necessary to identify and effectively address individual client's transportation needs at each of its stations. The Company believes its team based structure is an innovative substitute to the traditional sales force. Teams educate consumers and businesses as to the Company's services through in-person meetings and demonstrations. The teams further allow the Company to identify additional areas of the client's business which could be served or benefit from the Company's transportation solutions, thereby facilitating the cross-marketing of the Company's multiple services. The Company keeps its teams well informed through close interaction with the Company's information technology personnel who identify and develop innovation systems to support the team's operations. The Company believes the Aramex team approach differentiates it from its competition and provides it with a competitive advantage in its core markets.

     Aramex in Jordan acts as the General Sales Agent worldwide for Marriott Hotels. The Company's Amman office makes a commission on every Marriott reservation it makes for travelers outbound from Jordan, Yemen and Lebanon. Aramex has also been appointed to act as the General Sales Agent for Qatar Airways and Yemenia Airlines in New York.

     The Company also generates brand awareness of its services and educates consumers as to the timeliness, reliability and costs of its services through targeted advertising. The Company advertises in regional print media. The Company maintains agreements with various regional publications whereby the Company provides courier services in exchange for advertising space. The Company plans to use a portion of the proceeds from the Offering to increase its advertising through print and other media.

     The Company receives positive publicity through its participation and sponsorship of business, charity and sporting events, including the sponsorship of the Pan Arab games (the Olympics of the Arab World) and a Jordanian basketball club. The Company believes that continued participation and sponsorship of such events will increase consumer awareness of the Company's services.

COMPETITION

     The express package delivery and freight forwarding industry is highly competitive. The principal competitive factors within the express package delivery and freight forwarding industry include price, frequency and capacity of scheduled service, extent of geographic coverage and reliability. Many of the Company's competitors have well established reputations and possess substantially greater financial, marketing, personnel and other resources than the Company. The Company's principal express package delivery competitors are DHL Worldwide Express, Federal Express Corporation and TNT Express, Inc. The Company's principal freight forwarding customers are Air Express International Corporation, Expeditors International of Washington, Inc. and MSAS Cargo International Ltd. In addition, the Company competes against other express and freight forwarding companies, such as United Parcel Service of America, Inc., who wish to establish or broaden their presence in the Middle Eastern express package delivery and freight forwarding markets. The Company competes primarily by seeking to offer customers a wide range of distinct delivery and transportation services, competitive pricing, a high level of service and on-time delivery. The Company believes its competitive position is enhanced by
(i) its strategy of becoming a 'One Stop' solution provider for its clients transportation needs; (ii) its knowledge of the Middle East based upon its 16 year presence in the region; (iii) its decentralized operation and team approach which allows local management to maximize its resources and customize operations to the needs of local customers; (iv) its strong management team; and (v) its emphasis on operating cost controls.

EMPLOYEES

     As of April 1, 1998, the Company had 1,417 employees with 270 in administration, 689 in operations and 458 in service and sales. The Company also uses temporary employees as necessary. The Company's future success will depend, in part, on its ability to attract, retain and motivate qualified personnel. The Company believes that relations with its employees are satisfactory. None of the Company's employees are covered by labor contracts or other collective bargaining agreements. However, certain of the Company's subsidiaries are required by the labor law of each related country to provide indemnity payment upon termination of relationships with their employees. The benefit accrues to employees on a pro rata basis during their employment period and is based on each employee's current salary.


FACILITIES

     The Company's principal executive offices are located at Amman, Jordan. Such offices are leased by the Company under a one year lease, renewable annually, commencing January 1996, for approximately 12,900 square feet of office space. Annual rent payments under the lease are approximately $106,000, effective January 1, 1998. The Company is considering the purchase of this facility.

     The Company also leases 53 other facilities aggregating approximately 117,800 square feet of office space in 16 countries. The terms of such leases range from one to six years with the last lease to expire in December 2002. The aggregate annual rental under such leases is approximately $1.2 million for 1997. See 'Certain Transactions.'

     The Company believes its existing facilities are adequate to meet current needs and it does not anticipate any difficulty in negotiating renewals as leases expire or in finding other satisfactory space if existing facilities become unavailable. However, in order to effectuate the Company's expansion plans, the Company will need to service additional facilities. There can be no assurances that the Company will be able to secure such facilities on terms favorable to the Company, if at all.

GOVERNMENT REGULATION

     The Company's operations require and will require various licenses, permits and approvals in each jurisdiction where it operates. The loss or revocation of any existing licenses, permits or approvals or the failure to obtain any necessary licenses, permits or approvals in new jurisdictions where the Company intends to do business would have an adverse effect on the ability of the Company to conduct its business and/or on its ability to expand into such jurisdictions. Authorization to commence operations will be required in each country in which the Company intends to operate. No assurance can be given that the Company will obtain such authorization, licenses or necessary approvals. In addition, countries in which the Company wishes to operate may have regulatory systems that impose other impediments on the Company's operations. There can be no assurance that the Company will be able to profitably operate in light of these restrictions.

INTELLECTUAL PROPERTY

     The Company believes that its Aramex trade name is material to its business and takes steps to protect it where it deems appropriate. There can be no assurance, however, that the Company will not be adversely affected by third parties infringing upon the Company's trade name or in their use of the same or a similar name.

LEGAL PROCEEDINGS

     In September 1995, an action was brought in the U.S. District Court,

Central District, California, by a station manager against a subsidiary of the Company, claiming compensatory damages of not less than $1 million, punitive damages, attorney's fees and equitable and injunctive relief. The Company believes it has meritorious defenses to the action, is defending the action and has filed a counterclaim. In March 1996, the Court dismissed most of the Plaintiff's claims. Of the 11 claims originally alleged, the only claim granted was for an accounting. The only claims remaining are the Company's counterclaims and a trial date of June 30, 1998 has been set for the Company's counterclaims. The parties are currently engaged in settlement discussions, although there can be no assurance that the Company will reach a settlement on favorable terms, if at all. However, management believes this action should not have a material adverse effect on the financial position of results of operation of the Company.

     In addition, the Company may be involved in various legal proceedings arising in the ordinary course of its business. In the opinion of management, the outcome of such proceedings will not have a material adverse effect on the Company's operations.

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

     The following table sets forth the directors, executive officers and key employees of the Company, their ages and the positions held by them with the Company.

NAME                                               AGE   POSITIONS HELD
------------------------------------------------   ---   ------------------------------------------------
William S. Kingson..............................   58    Chairman of the Board
Fadi Ghandour...................................   39    President, Deputy Chairman, Chief Executive
                                                           Officer and Director
Hazem Malhas....................................   38    Chief Operating Officer
Safwan Tannir...................................   49    Senior Vice President--Freight Forwarding
Camille Tam Nasrallah...........................   52    Senior Vice President--Gulf and Indian
                                                           Subcontinent
Emad Shishtawi..................................   40    Vice President--Finance
Basem Malhas....................................   36    Vice President--Information Technology
Yousef Ghandour.................................   49    Managing Director of MED
Iyad Kamal......................................   30    Express--Product Manager
Bashar Obeid....................................   26    Group Financial Controller
Rula Ghandour...................................   39    Director
Roy Liljebeck...................................   60    Director
Ayed Al-Jeaid...................................   43    Director

     The business experience of each of the Company's directors, executive officers and key employees during at least the past five years is set forth below.

BOARD OF DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

     William S. Kingson has been Chairman of the Board and a Director of the Company since its incorporation in 1996 and Chairman of the Board and Director of the Company's predecessor entities since 1982 when he co-founded Aramex with Mr. Ghandour. Mr. Kingson is President of New York based DHX Group, Ltd., Co-Chairman and President of the Pointe Group and has had long and extensive involvement in the airline and aerospace industries. He has served on the board of numerous airlines, and has had many years of experience in the industry, and has participated in transactions with Cathay Pacific, Korean Air, China Airlines and Singapore Airlines. Mr. Kingson pilots his own airplanes and holds eighteen world and/or national speed records for type and class of aircraft. Mr. Kingson holds a B.S. in Economics from the University of Rhode Island.

     Fadi Ghandour has been the President, Deputy Chairman, Assistant Secretary and a Director of the Company since its incorporation in 1996 and Chief Executive Officer, President, Deputy Chairman and Director of the Company's predecessor entities since 1982, when he co-founded Aramex with Mr. Kingson. Mr. Ghandour has been largely responsible for the creation of the Aramex network in the Middle East and Gulf region, Europe and the United States. Mr. Ghandour serves on the Board of the OEC network and is Chairman of the Express Association of the Middle East ('EAME'), a group which consists of TNT, UPS, FedEx and Aramex and acts to protect the interests of express companies throughout the region. Mr. Ghandour holds a B.A. in Political Science from The George Washington University.

     Hazem Malhas has been the Chief Operating Officer since December 1996. Mr. Malhas served as the Vice President and Chief Operating Officer Express of the Company and its predecessor entities from 1993 until December 1996. Mr. Malhas began his career with Aramex in 1986 when he held the position of Freight Forwarding Sales Manager. In 1987, he became Country Manager for Jordan. From 1987 to 1993 Mr. Malhas shared responsibility for Aramex's strategic and operations planning in his position as Vice President-- Operations and Planning. In 1994, Mr. Malhas oversaw the extensive re-engineering of the General Services Office into a cross-functional team structure and he has also implemented a team-structured sales organization which is being introduced throughout the Aramex organization. Mr. Malhas holds a B.S. in Civil Engineering from the University of Texas, Austin.

     Safwan Tannir has been the Senior Vice President--Freight Forwarding since December 1996. Mr. Tannir served as the Vice President and Chief Operating Officer--Freight Forwarding of the Company and its predecessor entities from 1991 until December 1996. Mr. Tannir began his career in the air transportation industry in 1976 with Trans Mediterranean Airways ('TMA'), a Lebanon-based international air-cargo airline, where he served as Assistant Manager of the Taiwan office and Country Manager--Italy. Mr. Tannir joined Aramex in 1986 as General Manager of Air Cargo Jordan, the predecessor to the Company's freight forwarding network. While developing the freight forwarding operations, he held positions as Vice President--Marketing and Sales and Vice President Middle East until 1990 when he assumed responsibility for all North America operations. In his current position, Mr. Tannir has been largely responsible for establishing freight forwarding operations in all of Aramex's stations worldwide. Mr. Tannir holds a B.A. in Political Studies & Public Administration from The American University of Beirut.

     Camille Tam Nasrallah has been the Senior Vice President--Gulf and Indian Subcontinent since December 1996. Mr. Nasrallah served as the Vice President--Corporate Affairs of the Company and its predecessor entities from 1993 until December 1996. Mr. Nasrallah began his 30-year career in the air transportation industry with TMA, where he served in various sales, reservations, traffic and financial capacities for eight years beginning in 1966. He later served as Manager for Airlink International Ltd., as Managing Director of the Zakhour Agency, a Beirut-based freight forwarding and ticketing company, and as Branch Manager for the Saudi General Transport Company. He served in various management positions from 1982 to 1988 in the freight forwarding operations of Al Zouman Aviation, a combination carrier. Mr. Nasrallah joined Aramex in 1988, where he first served as General Manager--U.A.E., then later as Vice President--Gulf and Indian Sub-Continent.


     Emad Shishtawi has been the Vice President--Finance since December 1996. Mr. Shishtawi served as the Accounting and Finance Manager of the Company and its predecessor entities from 1994 until December 1996. Mr. Shishtawi was an auditor in Amman with the local affiliate of Arthur Andersen & Company from 1982 to 1984. Mr. Shishtawi joined Aramex in 1984 as Accountant in the Amman headquarters, was later promoted to Financial Manager and was Controller from 1988 to 1994. Mr. Shishtawi holds a B.A. in accounting from the University of Jordan.

     Basem Malhas has been the Vice-President--Information Technology since December 1997. Mr. Malhas began his career with Aramex in 1989 when he held the position of IT Manager. In 1992 he became the General Manager of Information Technology. Mr. Malhas holds a B.S. in Civil Engineering from the University of Texas, Austin and an MBA in Information Systems from the University of Wisconsin-Madison.

     Yousef Ghandour has been Managing Director of MED since 1994 and is responsible for the implementation and management of MED's growth strategy worldwide. Prior to such time, Mr. Ghandour was Vice President of International Trading and Development Company based in Jordan. Mr. Ghandour holds a Masters degree in Philosophy from Georgetown University.

     Iyad Kamal has been the Quality Assurance Manager since 1995 and responsible for the Quality team in the GSO. From 1992 to 1995 he was the OEC Coordinator stationed in Jordan. Mr. Kamal holds an M.A. in Economics from Bowling Green State University.

     Bashar Obeid has been the Company's Group Financial Controller since January 1998. Mr. Obeid started his career with Aramex in 1993 as an accountant and was then promoted to Financial Controller. Mr. Obeid holds a B.A. in Accounting and Finance from Yarmonk University in Jordan.

     Rula Ghandour has been a Director of the Company since its incorporation in 1996 and a Director of the Company's predecessor entities since 1982. Ms. Ghandour has been a principal stockholder and manager of Silsal, a pottery company, for over five years. Ms. Ghandour holds a B.A. in Sociology from Santa Clara University and an M.A. in International Affairs from Georgetown University.

     Roy Liljebeck has been a director of the Company since April 1997. Mr. Liljebeck was appointed to the Company's Board of Directors pursuant to the Airborne Stock Purchase Agreement. Mr. Liljebeck is Executive

Vice President and Chief Financial Officer of Airborne Freight Corporation, having held various management positions with that organization since he joined in 1967.

     Ayed Al-Jeaid has been a director of the Company since April 1997. Mr. Al-Jeaid is Chief Executive Officer of Makshaff Services Ltd., a holding company for various aviation and media interest in Saudi Arabia and worldwide.

     Directors currently do not receive any additional remuneration for services on the Board of Directors. Except for Mr. Fadi Ghandour and Ms. Rula Ghandour being husband and wife and Mr. Yousef Ghandour being Mr. Fadi Ghandour's uncle, there are no family relationships among directors or executive officers of the Company. The Company may compensate directors who are not employees of the Company. Members of the Board of Directors will also be eligible for the grant of options under the Stock Option Plan.

     The Company has a classified Board of Directors currently consisting of five members. The directors are divided into three classes consisting of one director in each class. The term of office of the directors expires as follows:
Class 1, at the 2000 annual general meeting of shareholders; Class 2, at the 1998 annual general meeting of shareholders; and Class 3, at the 1999 annual general meeting of shareholders. Thereafter, the term of office of each director will expire at the third annual meeting of shareholders following his or her election. Ms. Rula Ghandour and Roy Liljebeck are Class 1 directors, Mr. William
S. Kingson and Ayed Al-Jeaid are Class 2 directors and Mr. Fadi Ghandour is a Class 3 director. Having a classified Board of Directors may be viewed as inhibiting a change of control of the Company and having a possible anti-takeover effect because it would take at least two annual meetings to change control of the Board of Directors by shareholder vote.

COMMITTEES OF THE BOARD

     The Board has an Executive Committee which consists of two directors. The Executive Committee can exercise all of the powers of the Board between meetings of the Board. The members of the Executive Committee are Messrs. Kingson and Ghandour.

     The Board has an Audit Committee which consists of four directors, at least two of whom cannot be employees of the Company. The Audit Committee is authorized to engage the Company's independent auditors and review with them the scope and timing of their audit services and any other services they are asked to perform, their report on the Company's financial statements following completion of their audit and the Company's policies and procedures with respect to internal accounting and financial controls. The members of the Audit Committee are Messrs. Kingson, Ghandour, Liljebeck and Al-Jeaid.

     See '--Stock Option Plan' for a description of the Committee administering the Company's Stock Option Plan.

EXECUTIVE COMPENSATION

     The following table sets forth the compensation paid to the Company's President and Chief Executive Officer for the year ended December 31, 1997 (the 'Named Executive Officer'). No other executive officer of the Company received a total annual salary and bonus in excess of $100,000 during the year ended December 31, 1997.

                           SUMMARY COMPENSATION TABLE


                                                                                                      LONG TERM
                                                                                   ANNUAL           COMPENSATION
                                                                                COMPENSATION    ---------------------
                                                                                ------------    SECURITIES UNDERLYING
NAME AND PRINCIPAL POSITION                                                        SALARY              OPTIONS
-----------------------------------------------------------------------------   ------------    ---------------------
Fadi Ghandour
  President, Deputy Chairman, Chief Executive Officer and Assistant
  Secretary..................................................................     $115,000             100,000
All Directors, Officers and Key Employees as a Group (13 persons)............     $626,500             300,000

             OPTION GRANTS DURING THE YEAR ENDED DECEMBER 31, 1997

                                                                                               POTENTIAL REALIZABLE VALUE
                                                                                                 AT ASSUMED ANNUAL RATES
                              NUMBER OF      % OF TOTAL                                              OF STOCK PRICE
                              SECURITIES      OPTIONS                                               APPRECIATION FOR
                              UNDERLYING     GRANTED TO                                                OPTION TERM
                               OPTIONS      EMPLOYEES IN                      EXPIRATION    ---------------------------------
NAME                           GRANTED      FISCAL YEAR     EXERCISE PRICE       DATE             5%                10%
---------------------------   ----------    ------------    --------------    ----------    --------------    ---------------
William S. Kingson.........     100,000        33.33%           $ 7.70         01/13/02       $ 123,396        $   357,357
Fadi Ghandour..............     100,000        33.33%           $ 7.00         01/13/07       $ 440,223        $ 1,115,618

     AGGREGATED OPTION EXERCISES IN THE FISCAL YEAR ENDED DECEMBER 31, 1997
                           AND YEAR END OPTION VALUES

                                                               NUMBER OF SHARES OF COMMON
                                                                         STOCK                    VALUE OF UNEXERCISED
                                                                 UNDERLYING UNEXERCISED               IN-THE-MONEY
                                                                       OPTIONS AT               OPTIONS AT DECEMBER 31,
                                                                   DECEMBER 31, 1997                    1997(1)
                                                              ----------------------------    ----------------------------
NAME                                                          EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
-----------------------------------------------------------   -----------    -------------    -----------    -------------
William S. Kingson.........................................     100,000            0           $ 730,000         $0.00
Fadi Ghandour..............................................     100,000            0           $ 800,000         $0.00

------------------

(1) Represents the fair market value of the shares of Common Stock underlying the options as of December 31, 1997, less the exercise price of the options.

STOCK OPTION PLAN AND STOCK AWARDS

     The Company's Stock Option Plan (the 'Plan') permits the granting of both incentive stock options (which are entitled to certain favorable treatment under the Internal Revenue Code of 1986) and nonqualified stock options (i.e., options which are not intended to be incentive stock options). A total of 400,000 shares of Common Stock has been authorized for issuance pursuant to options granted under the Plan. Employees and consultants of the Company and its subsidiaries and non-employee members of the Board of Directors of the Company are eligible to be selected to receive one or more options.

     The Plan is administered by a committee of nonemployee members of the Board of Directors (the 'Committee'). Subject to the terms of the Plan, the Committee has the sole discretion to determine the employees and consultants to whom options will be granted and the terms and conditions of such options. However, the exercise price of any option granted under the Plan cannot be less than 100% of the fair market value of the Company's Common Stock on the date of grant. In the case of an incentive stock option recipient possessing more than 10% of the total combined voting power of all classes of stock of the Company or any of its subsidiaries, the option price shall not be less than 10% of the fair market value of the Company's Common Stock on the date of the grant. No options were granted in 1996.

     On January 13, 1997, Mr. Kingson was granted incentive stock options to purchase 100,000 shares of Common Stock at an option price of $7.70 per share. Each of Mr. Kingson's options are exercisable for a period of five years from the date of vesting. Fifty percent of these options vested on January 13, 1997 and the other fifty percent vested on July 13, 1997.

     On January 13, 1997, Mr. Ghandour was granted non-qualified stock options to purchase 100,000 shares of Common Stock at an option price of $7.00 per share. Mr. Ghandour's options are exercisable for a period of ten years from the date of vesting. Fifty percent of these options vested on January 13, 1997 and the other fifty percent vested on July 13, 1997.

     On January 13, 1997, stock options to purchase an aggregate of 100,000 shares of Common Stock at an option price of $7.00 per share were granted to 139 persons, including the Company's executive officers (other than Messrs. Kingson and Ghandour), employees and consultants. These options will vest over a five-year period on the basis of one-quarter each year following the first year anniversary of the grant of such option. (Of these options, options to purchase 25,000 shares of Common Stock were granted to executive officers of the Company, excluding Messrs. Kingson and Ghandour.)

INDEMNIFICATION; LIMITATION OF LIABILITY


     Bermuda law permits a company to indemnify its directors and officers, except for any act of fraud or dishonesty. The Company has provided in its Bye-Laws that the directors and officers of the Company will be indemnified and held harmless against any expenses, judgments, fines, settlements and other amounts incurred by reason of any act or omission in the discharge of their duty, other than in the case of fraud or dishonesty.

     Bermuda law and the Bye-Laws of the Company permit the Company to purchase insurance for the benefit of directors and officers against any liability incurred by them for the failure to exercise the requisite care, diligence and skill in the exercise of their powers and the discharge of their duties, or indemnifying them in respect of any loss arising or liability incurred by them by reason of negligence, default, breach of duty or breach of trust. The Company maintains a directors' and officers' liability insurance policy.

     The Company has entered into indemnification agreements with certain of the Company's officers and directors. To the extent permitted by law, the indemnification agreements may require the Company, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from fraud or dishonesty) and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

     At present, there is no pending material litigation or proceeding involving a director or officer of the Company where indemnification will be required or permitted. In addition, the Company is not aware of any threatened material litigation or proceeding that may result in a claim for such indemnification.

     Bermuda law requires that every officer, including all directors, of the Company in discharging his duties act honestly and in good faith with a view to the best interests of the Company, and exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances, including compliance with the Companies Act 1981 of Bermuda (the 'Act'), the regulations thereunder and the Company's Bye-Laws. The Company's Bye-Laws provide, however, that no director of the Company shall be liable to the Company or its shareholders for breach of such director's fiduciary duty as a director, except for any fraud or dishonesty of which he may be guilty in relation to the Company.

EMPLOYMENT AGREEMENTS

     In January 1997, the Company and Mr. Kingson entered into a two-year employment agreement providing for his employment as the company's Chairman of the Board at an initial salary of $85,000. At the same time, Mr. Ghandour entered into a two-year employment agreement providing for his employment as the Company's President and Chief Executive officer at a base salary of $115,000. Each of the employment agreements provide that in the event of termination: (i) as a result of a major event (defined to include, but not limited to, a change of control whereby 'any person' (other than persons who beneficially own more than 30% of the capital stock of the Company on a fully diluted and as converted basis on the date thereof) becomes the 'beneficial owner' (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 30% or more of the Company's outstanding capital stock on a fully diluted and on a converted basis at such time, the liquidation, dissolution or sale of all or substantially all of the Company's assets), without cause or by Mr. Kingson or Mr. Ghandour for good reason (defined to include, but not limited to, a reduction in base salary, a relocation of the Company's principal executive offices and any material breach by the Company of any material provision in such employment agreements), or by Mr. Kingson or Mr. Ghandour for cause, Mr. Kingson or Mr. Ghandour, as the case may be, will receive a lump sum severance allowance in an amount equal to
3.0 times his then annual salary; (ii) as a result of the disability or incapacity of Mr. Kingson or Mr. Ghandour, Mr. Kingson or Mr. Ghandour, as the case may be, will be entitled to receive 60% of his salary during the two years following the termination notice; and (iii) as a result of the death of Mr. Kingson or Mr. Ghandour, Mr. Kingson or Mr. Ghandour (or their respective estates), as the case may be, will be entitled to receive a lump sum payment equal to his then annual base salary. Each agreement includes a one-year non-compete covenant commencing on the termination of employment.

                       PRINCIPAL AND SELLING STOCKHOLDERS

     The following table sets forth information with respect to beneficial ownership of the Common Stock, the only class of capital stock of the Company of which shares will be outstanding after this Offering, on a comparative basis, as of April 1, 1998 and as adjusted to reflect the sale of Common Stock offered hereby (in each case) by (i) all persons who beneficially own, to the knowledge of the Company, 5% or more of the Common Stock, (ii) the Selling Stockholders,
(iii) each director of the Company individually, (iv) each Named Executive Officer that owns stock, and (v) all directors and executive officers of the Company as a group.

                                                                                                       PERCENTAGE OF
                                                                                                         OWNERSHIP
                                                                                                    --------------------
NAME AND ADDRESS OF BENEFICIAL OWNER                           NUMBER OF SHARES     SHARES BEING     BEFORE      AFTER
OR NUMBER OF PERSONS IN GROUP                                 BENEFICIALLY OWNED      OFFERED       OFFERING    OFFERING
-----------------------------------------------------------   ------------------    ------------    --------    --------
William S. Kingson(1)(5)(6)................................        1,588,500           250,000        35.07%       26.6%
Fadi Ghandour(2)(5)(7).....................................        1,587,500           125,000        35.05%       26.6%
Rula Ghandour(3)(5)(7).....................................        1,587,500           125,000        35.05%       26.6%
Roy Liljebeck..............................................                0                 0         --          --
Ayed Al-Jeaid..............................................                0                 0         --          --
Airborne Freight Corporation(4)(5).........................          304,688                 0         6.88%        6.2%
All directors, executive officers and key employees as a
  group (13 persons)(1)(2)(5)(8)...........................        3,183,800           500,000        68.77%       52.3%

------------------
 (1) Includes 100,000 shares of Common Stock issuable upon exercise of incentive stock options held by Mr. Kingson having an initial exercise price of $7.70, which expire 50% in January 2002 and 50% in July 2002. Mr. Kingson's

     address is c/o Suite 451, 866 United Nations Plaza, New York, New York
     10017.

 (2) Includes (a) 743,750 shares of Common Stock owned by Mr. Fadi Ghandour's spouse, Ms. Rula Ghandour and (b) 100,000 shares of Common Stock issuable upon exercise of non-qualified options held by Mr. Ghandour having an exercise price of $7.00, which expire 50% in January 2007 and 50% in July 2007. The address of Mr. Ghandour is in care of the Company at P.O. Box 3371, Amman 1181 Jordan.

 (3) Includes (a) 100,000 shares of Common stock issuable upon exercise of non-qualified options held by Mr. Ghandour having an exercise price of $7.00, which expire 50% in January 2007 and 50% in July 2007 and (b) 743,750 shares of Common Stock held of record by Ms. Ghandour's spouse, Mr. Fadi Ghandour. The address of Ms. Ghandour is in care of the Company at P.O. Box 3371, Amman 1181 Jordan.

 (4) The address of Airborne Freight Corporation is 3101 Western Avenue, Seattle, Washington 98121.

 (5) Persons designated have entered into a Shareholders Agreement which provides for certain restrictions on transfer and other rights described in 'Certain Transactions.'

 (6) If the Underwriters' over-allotment option is exercised in full, Mr. Kingson will offer an additional 75,000 shares and, after the Offering, will beneficially own approximately 25.1% of the shares then outstanding.

 (7) If the Underwriters' over-allotment option is exercised in full, Mr. Ghandour and Ms. Ghandour will each offer an additional 37,500 shares, respectively, and after the Offering will beneficially own approximately 25.1% of the shares then outstanding, respectively.

 (8) If the Underwriters' over-allotment option is exercised in full, such group will offer an additional 150,000 shares and, after the Offering will beneficially own approximately 49.4% of the shares then outstanding.

                              CERTAIN TRANSACTIONS

     As part of the Reorganization that resulted in the Company becoming the successor to Aramex Hong Kong, on December 13, 1996 the Company subscribed for 100 Ordinary Shares of Aramex Hong Kong and each share of Aramex Hong Kong outstanding prior to such subscription was converted by a special resolution of the shareholders of Aramex Hong Kong into non-voting deferred shares (the 'Deferred Shares'). The Deferred Shares do not carry voting rights (other than with respect to resolutions affecting their class rights) and are effectively subordinated to the Ordinary Shares (all of which are held by the Company) in respect of all dividends, distributions and liquidation rights until such time as the holders of Ordinary Shares have received $100 billion. Messrs. Kingson and Ghandour, Ms. Ghandour and Airborne Freight Corporation ('Airborne'), in

their capacity as shareholders of Aramex Hong Kong, retain a nominal interest in Aramex Hong Kong through their ownership of the Deferred Shares.

     On October 21, 1996, Aramex Hong Kong sold 195 shares of its Common Stock to Airborne for an aggregate purchase price of $2,000,000 (the 'Airborne Stock Purchase'). After the Reorganization became effective, such shares were converted into 304,688 shares of Common Stock of the Company. In connection with the Airborne Stock Purchase, Mr. William S. Kingson, Mr. Fadi Ghandour, Ms. Rula Ghandour and Airborne entered into a Shareholders Agreement, as amended on December 11, 1996 and December 12, 1996, which, among other things, provides that in the event the Company transfers any shares of Common Stock to certain listed competitors to Airborne or any other company primarily engaged in air, freight or in express shipments, Airborne has the right to sell all of its shares of Common Stock to the Company on the same terms and conditions as the sale to such other company. In the event that Messrs. Kingson and Ghandour and/or Ms. Rula Ghandour transfer any shares of Common Stock to certain listed competitors of to Airborne or any other company primarily engaged in the transportation of air freight or air express shipments, it shall be a condition of such transfer that Airborne shall be offered the right to sell to such competitor all of its shares of Common Stock on the same terms and conditions as the sale by Messrs. Kingson and Ghandour and/or Ms. Rula Ghandour. 'Transfer' is defined to mean the direct or indirect, through intermediaries or otherwise, sale, transfer, distribution, assignment, bequest, pledge, hypothecation, encumbrance, grant of security interest in, or grant, issuance, sale or conveyance of any option, warrant or right to acquire, grant of a proxy to vote, or other disposition of shares of Common Stock of the Company and is defined to exclude a sale on the open market or the Transfer of shares by the Company in connection with a strategic acquisition or similar transaction where the Company (directly or through one or more subsidiaries) is the acquiring party. In connection with the Airborne Stock Purchase, Airborne was granted certain 'piggyback' registration rights relating to their shares of Common Stock (which have been waived in connection with this the Offering). In addition, under the terms of the Airborne Stock Purchase, Airborne was granted the right to appoint one Director to the Company's Board of Directors. On April 23, 1997, Mr. Roy Liljebeck was designated by Airborne to be its Board designee.

     MED was organized under the laws of the Isle of Jersey in 1996. Of the 100 shares of MED currently outstanding, the Company owns 80 shares (5 of which shares were acquired in connection with the Company's initial public offering from Mr. Hazem Malhas, the Chief Operating Officer, for nominal consideration) and Mr. Yousef Ghandour owns 20 shares. Mr. Yousef Ghandour is Mr. Fadi Ghandour's uncle.

     The Company leases the premises currently occupied by the Company's London operations from Mr. Ali Ghandour, the father of Fadi Ghandour, at an annual rental of $88,000. The lease renews annually. The Company believes that the terms of the lease are at least as favorable to the Company as those available from unaffiliated third parties.

     The Company leases the premises currently occupied by the Company's corporate offices in Amman, Jordan, from ARAM, an investment company controlled by the Ghandour family at an annual rental of $106,000, effective January 1, 1998. The lease renews annually. The Company believes that the terms of the lease are at least as favorable to the Company as those available from unaffiliated third parties. The Company is considering the acquisition of this facility.

     Ms. Asmahan Abboud, the sister of Fadi Ghandour, is, with her husband a 50% shareholder in two of the Company's Lebanese subsidiaries. In addition, Ms. Abboud and her husband own 25% of the outstanding capital stock of the Company's Lebanese MED subsidiary. Ms. Abboud's interest in the capital and retained earnings of the Company's Lebanese subsidiaries was $170,364 for 1997 and $227,828 for 1996. Ms. Abboud and her husband's aggregate salary from these operations was $96,512 for 1997 and $96,512 for 1996. Ms. Abboud and her husband received withdrawals from these operations of $90,400 in 1997 and $51,155 in 1996.

     The Company has entered into nominee shareholder agreements with Fadi Ghandour and Ms. Raghida Ghandour, the sister of Fadi Ghandour, the owners of 78% and 22% of the share capital of Arab American International Express Company (Aramex) Limited, the entity through which the Company conducts its Jordanian operations. Mr. Ghandour and Ms. Ghandour have held their shares in Arab American International Express Company (Aramex) Limited as nominees for the Company since inception of its operations on April 3, 1982. However, in January 1995, the Company formalized the arrangement with Mr. Ghandour and Ms. Ghandour pursuant to nominee shareholder agreements which have been subsequently amended in connection with the Reorganization. Pursuant to such agreements, Mr. and Ms. Ghandour confirmed that they are holding their respective shares in the name of the Company and that they will abide by any written instructions given by the Company concerning the shares. The Company agreed that they will reimburse and indemnify Mr. and Ms. Ghandour for all expenses incurred in acquiring and holding the shares. Arab American International Express Company (Aramex) Limited has been included in the consolidated financial statements of the Company as a wholly-owned subsidiary for all periods presented herein.

     In 1997, Mr. Fadi Ghandour has personally guaranteed bank overdrafts in Jordan in the aggregate amount of $200,000.

                          DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of the Company consists of 15,000,000 shares of Common Stock, par value $.01 per share, and 5,000,000 shares of Preferred Stock, par $.01 value per share. As of the date of this Prospectus 4,429,688 shares of Common Stock are outstanding. After giving effect to the sale of the shares offered hereby, there will be 4,929,688 shares of Common Stock outstanding.

COMMON STOCK

     The holders of shares of Common Stock are entitled to one vote per share on all matters submitted to a vote at a meeting of shareholders. Each shareholder may exercise such vote either in person or by proxy. Shareholders are not entitled to cumulate their votes for the election of directors, which means that the holders of more than 50% of the Common Stock voting for the election of directors can elect all of the directors to be elected by holders of Common Stock, in which event the holders of the remaining Common Stock voting will not be able to elect any director. The Company has a staggered Board of Directors. Subject to preferences to which holders of Preferred Stock issued after the sale of the Common Stock offered hereby may be entitled, the holders of Common Stock are entitled to receive ratably such dividends, any, as may be declared from time to time by the Board out of funds legally available therefor. The Company does not presently anticipate paying cash dividends in the foreseeable future. See 'Dividend Policy.' In the event of a liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets of the Company which are legally available for distribution to shareholders, subject to the prior rights on liquidation of creditors and to preferences to which holders of Preferred Stock issued after the sale of the Common Stock offered hereby may be entitled. The holders of Common Stock have no preemptive, subscription, redemption or sinking fund rights. The Common Stock currently outstanding, and the Common Stock offered hereby, is or will be validly issued, fully paid and nonassessable.

PREFERRED STOCK

     The Board has the authority to issue Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption (including sinking fund provisions), redemption prices and liquidation preferences, and the number of shares constituting and the designation of any such series, without further vote or action by the shareholders. At present, the Company has no plans to issue any of the Preferred Stock and is not aware of any pending or proposed transaction that would be affected by such an issuance.

BERMUDA LAW

     The following discussion is based upon the advice of Conyers Dill & Pearman, Bermuda counsel for the Company.

     The Company is an exempted company under the Companies Act 1981 of Bermuda (the 'Act'). The rights of the Company's shareholders, including those persons who will become shareholders of the Company in connection with this Offering, are governed by Bermuda law and the Company's Memorandum of Association and Bye-laws. The Act differs in certain material respects from laws generally applicable to United States corporations and their shareholders. The following is a summary of certain provisions of Bermuda law and the Company's organizational documents. This summary is not a comprehensive description of such laws and documents and is qualified in its entirety by appropriate reference to Bermuda law and to the organizational documents of the Company.

     Dividends. Under Bermuda law, a company may pay such dividends as are declared from time to time by its board of directors unless there are reasonable grounds for believing that the company is or would, after the payment, be unable to pay its liabilities as they become due or that the realizable value of its assets would thereby be less than the aggregate of its liabilities and issued share capital and share premium accounts.


     Voting Rights. Under Bermuda law, save as otherwise provided in the Act or the Bye-laws of the Company, questions brought before a general meeting of shareholders are decided by a majority vote of shareholders present and voting at the meeting. The Company's Bye-laws provide that, subject to the provisions of the Act, any questions proposed for the consideration of the shareholders will be decided by a simple majority of the votes cast, on a show of hands, with each shareholder present and each person holding proxies for any shareholder entitled to one vote, unless a poll is requested. If a poll is requested, each shareholder present in person or by proxy has one vote for each share held. A poll may only be requested under the Company's Bye-laws by (i) the Chairman of the meeting, (ii) at least three shareholders present in person or by proxy,
(iii) any shareholder or shareholders, present in person or by proxy, holding between them not less than 10% of the total voting rights of all shareholders having the right to vote at such meeting, or (iv) a shareholder or shareholders present in person or by proxy holding voting shares in the company on which an aggregate sum has been paid equal to not less than 10% of the total sum paid up on all such voting shares.

     Rights in Liquidation. Under Bermuda law and the Bye-laws, in the event of liquidation or winding up of a company, after satisfaction in full of all claims of creditors and subject to the preferential rights accorded to any series of preferred shares, the proceeds of such liquidation or winding up are distributed pro rata among the holders of common shares.

     Meetings of Shareholders. Under Bermuda law, a company is required to convene at least one general shareholders' meeting per calendar year. Bermuda law provides that a special general meeting may be called by the board of directors and must be called upon the request of shareholders holding not less than 10% of the paid-up capital of the company carrying the right to vote. Bermuda law also requires that shareholders be given at least five days' advance notice of a general meeting but the accidental omission to give notice to any person does not invalidate the proceedings at a meeting. Under the Bye-laws of the Company, at least five days' notice of the annual general meeting and of any special general meeting must be given to each shareholder.

     Under Bermuda law, the number of shareholders constituting a quorum at any general meeting of shareholders is determined by the bye-laws of a company. The Company's Bye-laws provide that the presence in person or by proxy of the holders of more than 50% of the voting capital stock of the Company constitutes a quorum.

     Access to Books and Records and Dissemination of Information. Members of the general public have the right to inspect the public documents of a company available at the office of the Registrar of Companies in Bermuda. These documents include a company's Certificate of Incorporation, its Memorandum of Association (including its objects and powers) and any alteration to its Memorandum of Association. The shareholders have the additional right to inspect the bye-laws of the company, minutes of general meetings and the company's audited financial statements, which must be presented at the annual general meeting. The register of shareholders of a company is also open to inspection by shareholders without charge and by members of the general public on the payment of a fee. A company is required to maintain its share register in Bermuda but may, subject to the provisions of the Act, establish a branch register outside Bermuda. The Company maintains a share register in New York, New York. A company is required to keep at its registered office a register of its directors and officers which is open for inspection for not less than two hours in each day by members of the public without charge. Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records.

     Election or Removal of Directors. Under Bermuda law and the Company's Bye-laws, directors are elected or appointed at the annual general meeting and shall serve until their term of office expires or until their successors are elected or appointed, unless they are earlier removed or resign. The Company has a staggered Board of Directors.

     Under Bermuda law and the Bye-laws of the Company, a director may be removed at a special general meeting of shareholders specifically called for that purpose, provided the director is served with at least 14 days' notice. The director has a right to be heard at such meeting. Any vacancy created by the removal of a director at a special general meeting may be filled at such meeting by the election of another director in his or her place or, in the absence of any such election, by the Board of Directors.

     Amendment of Memorandum of Association and Bye-laws. Bermuda law provides that the Memorandum of Association of a company may be amended by a resolution passed at a general meeting of shareholders of which due notice has been given. An amendment to the Memorandum of Association other than an amendment which alters or reduces a company's share capital as provided in the Act, also requires the approval of the

Bermuda Minister of Finance, who may grant or withhold approval at his discretion. The Bye-laws may be amended by the Board of Directors if such amendment is approved by the shareholders by a resolution passed by a majority of votes cast at a general meeting.

     Under Bermuda law, the holders of an aggregate of no less than 20% in par value of a company's issued share capital or any class thereof have the right to apply to the Bermuda Court for an annulment of any amendment of the Memorandum of Association adopted by shareholders at any general meeting, other than an amendment which alters or reduces a company's share capital as provided in the Act. Where such an application is made, the amendment becomes effective only to the extent that it is confirmed by the Bermuda Court. An application for the annulment of an amendment of the Memorandum of Association must be made within 21 days after the date on which the resolution altering the company's memorandum is passed and may be made on behalf of the persons entitled to make the application by one or more of their number as they may appoint in writing for the purpose. No such application may be made by persons voting in favor of the amendment.


     Appraisal Rights and Shareholder Suits. Under Bermuda law, in the event of an amalgamation of two Bermuda companies, a shareholder who is not satisfied that fair value has been paid for his shares may apply to the Bermuda Court to appraise the fair value of his shares. The amalgamation of a company with another company requires the amalgamation agreement to be approved by the board of directors and, except where the amalgamation is between a holding company and one or more of its wholly owned subsidiaries or between two or more wholly owned subsidiaries of the same holding company, by meetings of the holders of shares of each company and of each class of such shares. Under Bermuda law, an amalgamation also requires the consent of the Bermuda Minister of Finance, who may grant or withhold such consent at his discretion.

     Class actions and derivative actions are generally not available to shareholders under Bermuda law. The Bermuda courts, however, would ordinarily be expected to permit a shareholder to commence an action in the name of a company to remedy a wrong done to the company where the act complained of is alleged to be beyond the corporate power of the company or is illegal or would result in the violation of the company's Memorandum of Association or Bye-laws. Furthermore, consideration would be given by the Court to acts that are alleged to constitute a fraud against the minority shareholders or, for instance, where an act requires the approval of a greater percentage of the company's shareholders than that which actually approved it.

     When the affairs of a company are being conducted in a manner oppressive or prejudicial to the interests of some part of the shareholders, one or more shareholders may apply to the Bermuda Court for an order regulating the company's conduct of affairs in the future or compelling the purchase of the shares of any shareholder, by other shareholders or by the company.

TRANSFER AGENT AND BRANCH REGISTRAR

     The Transfer Agent and Branch Registrar for the Common Stock is the Continental Stock Transfer and Trust Company, New York, New York.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Sales of substantial amounts of the Common Stock of the Company in the public market could adversely affect the prevailing market prices for the Common Stock and the ability of the Company to raise equity capital in the future. Upon completion of the Offering, the Company will have outstanding 4,929,688 shares of Common Stock (4,929,688 shares if the Underwriters' over-allotment option is exercised in full). Of these shares, an aggregate of 2,150,000 shares will be freely tradable in the public market, unless acquired by affiliates of the Company. The remaining 2,779,688 shares held by existing stockholders will be restricted securities as defined in Rule 144 under the Securities Act (the 'Restricted Shares'). Restricted Shares may be sold in the public market only if registered under the Securities Act or qualified for an exemption from registration under Rule 144 or 701, promulgated under the Securities Act. Pursuant to lock-up agreements, all officers, directors and certain beneficial holders of outstanding Common Stock who collectively beneficially own 3,183,800 shares have agreed not to sell or otherwise dispose of any beneficial interest in such securities for a period of 180 days from the date of this Prospectus

(the 'Lock-up Period') without the prior written consent of the Representative, provided, however, that any such person may make bona fide gifts of securities of the Company to persons who agree in writing to be bound by the above restrictions.

     In general, under Rule 144, a person who has beneficially owned Restricted Shares for at least one year (including the holding period of any prior owner except an affiliate) would be entitled to sell within any three-month period a number of shares that does not exceed the greater of (i) one percent of the number of shares of Common Stock then outstanding, or (ii) the average weekly trading volume of the Common Stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about the Company at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years (including the holding period of any prior owner except an affiliate) is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

     In general, Rule 701 permits resales of shares issued pursuant to certain compensatory benefit plans and contracts 90 days after the Company becomes subject to the reporting requirements of the Securities Exchange Act, in reliance upon Rule 144, but without compliance with certain restrictions including the holding period requirements contained in Rule 144.

                     CERTAIN FOREIGN ISSUER CONSIDERATIONS

     The following discussion is based on the advice of Conyers Dill & Pearman, Bermuda counsel to the Company.

     The Company has been designated as a non-resident for exchange control purposes by the Bermuda Monetary Authority ('BMA'). Consent under the Exchange Control Act 1972 (and regulations promulgated thereunder) has been obtained from the BMA for the sale or transfer to non-residents of Bermuda for exchange control purposes of the Common Stock being offered pursuant to the Offering. In addition, prior to this Offering, this Prospectus will be filed with the Registrar of Companies in Bermuda in accordance with Bermuda law.

     IT MUST BE DISTINCTLY UNDERSTOOD THAT, IN GRANTING SUCH CONSENT AND ACCEPTING THIS PROSPECTUS FOR FILING, THE BMA AND THE REGISTRAR OF COMPANIES IN BERMUDA WILL ACCEPT NO RESPONSIBILITY FOR THE FINANCIAL SOUNDNESS OF ANY PROPOSAL OR FOR THE CORRECTNESS OF ANY OF THE STATEMENTS MADE OR OPINIONS EXPRESSED HEREIN.

     Under Bermuda law, there are no limitations on the rights of non-Bermuda resident owners of the Common Stock to hold or vote their shares. Because the Company has been designated as a non-resident for Bermuda exchange control purposes, there are no restrictions on its ability to transfer funds in and out of Bermuda or to pay dividends to United States residents who are holders of the Company's Common Stock, other than in respect of local Bermuda currency.


     In the case of an applicant acting in a special capacity (for example, as an executor or trustee), certificates may, at the request of the applicant, record the capacity in which the applicant is acting. Notwithstanding the recording of any such special capacity, the Company is not bound to investigate or see to the execution of a trust pursuant to which any of its shares are held. The Company will take no notice of any trust applicable to any of its shares whether or not it had notice of such trust.

     Under Bermuda law, the Company is an exempted company (that is, it is exempted from the provisions of Bermuda law which stipulate that at least 60% of the equity must be beneficially owned by Bermudians). Consents under The Exchange Control Act 1972 of Bermuda (and regulations promulgated thereunder) have been obtained for the issue and all subsequent transfers of the shares of Common Stock offered by this Prospectus to and among persons not resident in Bermuda for exchange control purposes. Persons regarded as residents of Bermuda for exchange control purposes require specific consent under The Exchange Control Act 1972 to acquire securities issued by the Company. The Act permits companies to adopt bye-law provisions relating to the transfer of securities. Neither Bermuda law, the Memorandum of Association nor the Bye-laws of the Company impose limitations on the right of foreign nationals or nonresidents of Bermuda to hold shares of the Company or vote such shares. Pursuant to the provisions of Section 28 of the Act, there is no minimum subscription which must be raised by the issue of the Common Stock to provide the funds required to be provided in respect of the matters set forth in that section.

     As an exempted company, the Company may not participate in certain business transactions, including: (i) the acquisition or holding of land in Bermuda (except that required for its business and held by way of lease or tenancy for terms of not more than 21 years) without the express authorization of the Bermuda legislature; (ii) the taking of mortgages on land in Bermuda to secure an amount in excess of $50,000 without the consent of the Bermuda Minister of Finance; (iii) the acquisition of bonds or debentures secured on land in Bermuda, unless they are issued by the Bermuda Government or a public authority; or (iv) the carrying on of business of any kind in Bermuda, except in certain restricted circumstances such as carrying on business with another exempted undertaking in furtherance of the business of the Company carried on outside Bermuda or under a license granted by the Bermuda Minister of Finance. In addition, present BMA policy permits no more than 20% of the share capital of an exempted company to be held by Bermudians.

     The Bermuda government actively encourages foreign investment in exempted entities like the Company that are based in Bermuda but do not operate in competition with local business. In addition to having no restrictions on the degree of foreign ownership, the Company is subject neither to taxes on its income or dividends nor to any foreign exchange controls in Bermuda. In addition, there is no capital gains tax in Bermuda, and profits can be accumulated by the Company, as required, without limitation.

     The following is a summary of the law relating to the enforcement of foreign judgements in Jordan and represents the opinion of Ali Sharif Zu'bi & Sharif Ali Zu'bi Law Firm, Jordan counsel to the Company, that the enforcement of foreign judgements in Jordan is governed by Law No. 8 of 1952. Basically, a foreign judgement may be enforced in Jordan by means of an application to the competent court without retrial and reexamination of the merits or issues of the case. Jordanian courts may, however, decline to enforce a foreign judgement (i) if the court which passed the judgement was without competent jurisdiction, (ii) if the defendant has not carried on any business within the jurisdiction of the court which passed the judgement or was not resident within its jurisdiction and did not willfully appear before the court or did not recognize its jurisdiction,
(iii) if the defendant was not notified to appear before the court which issued the judgement or was not duly or properly served with notice, (iv) if the judgement has been passed in a fraudulent manner, (v) if the defendant is able to persuade the court that the judgement is not final, (vi) if the judgement contravenes Jordanian public policy, and (vii) if the laws of the country of the court which passed the judgement do not recognize and enforce judgements of Jordanian courts.

                                    TAXATION

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following summary describes certain of the principal United States federal income tax consequences relating to an investment in the Common Stock as of the date hereof and represents the opinion of Orrick, Herrington & Sutcliffe LLP, special United States counsel to the Company. The summary is based on the Internal Revenue Code of 1986 (the 'Code'), and existing final, temporary and proposed Treasury Regulations, Revenue Rulings and judicial decisions, all of which are subject to prospective and retroactive changes. The Company will not seek a ruling from the Internal Revenue Service (the 'IRS') with regard to the United States federal income tax treatment relating to an investment in the Common Stock and, therefore, there can be no assurance that the IRS will agree with the conclusions set forth below. The summary does not purport to address all federal income tax consequences that may be relevant to particular investors. For example, the summary applies only to holders who hold the Common Stock as a capital asset within the meaning of Section 1221 of the Code, and does not address the tax consequences that may be relevant to investors in special tax situations (including, for example, life insurance companies, tax-exempt organizations, dealers in securities or currency, banks or other financial institutions, or investors that hold the Common Stock as part of a hedge, straddle or conversion transaction). Further, it does not address the alternative minimum tax consequences of an investment in the Common Stock or the indirect consequences to holders of equity interests in investors in the Common Stock. ACCORDINGLY, PERSONS CONSIDERING THE PURCHASE OF THE COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE APPLICATION OF UNITED STATES FEDERAL INCOME TAX LAWS, AS WELL AS THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION, TO THEIR PARTICULAR SITUATIONS.

     For purposes of this discussion, 'Company' refers to Aramex International Limited and 'U.S. Holder' means a holder of Common Stock that is a citizen or resident of the United States, a partnership or corporation created or organized in the United States or any State thereof (including the District of Columbia), or an estate or trust the income of which is subject to United States federal income tax on a net income basis with respect to the Common Stock. The term

'non-U.S. Holder' refers to any holder of Common Stock other than a U.S. Holder.

TAXATION OF THE COMPANY

     The Company believes that most of the Company's income currently is and, according to the Company's plans set forth in 'Business' above, will be from sources outside the United States and not be effectively connected with the conduct by the Company of a trade or business within the United States. However, the Company may decide in the future to directly engage in a trade or business within the United States. The Company generally will not be subject to United States federal income tax on its income from sources outside the United States that is not effectively connected with the conduct of a trade or business within the United States. If the Company is treated as engaged in the conduct of a trade or business within the United States it will be subject to United States federal income tax on its United States effectively connected income in the same manner as if it were a United States corporation, and will be subject to a United States branch profits tax equal to 30% of such effectively connected income, subject to adjustments.

     In addition, the Company may be classified as a personal holding company (a 'PHC') for United States federal income tax purposes if both of the following tests are satisfied: (i) at any time during the last half of the Company's taxable year, five or fewer individuals (without regard to their citizenship or residency) own or are deemed to own under certain attribution rules more than 50% of the stock of the Company by value (the 'PHC Ownership Test') and (ii) the Company receives 60% or more of its United States related gross income, as specifically adjusted, from certain passive sources (the 'PHC Income Test'). A corporation classified as a PHC is taxed (currently at a rate of 39.6%) on certain of its undistributed United States source income (e.g., dividends from United States corporations) and United States effectively connected income, to the extent such income is not distributed to shareholders.

     After this Offering, five or fewer individuals may own or be deemed to own more than 50% of the Common Stock. Furthermore, the Company may receive distributions from United States corporations after this Offering. As a result, the PHC Ownership Test and the PHC Income Test may be satisfied after this Offering. The

Company currently intends to manage its affairs so as to minimize liability for the PHC tax, but there can be no assurance that the Company will be successful in minimizing such tax. Further, in the future the Company may determine that the Company's funds are better used for purposes other than making the distributions required to minimize such tax.

TAXATION OF U.S. HOLDERS

     Distributions of Common Stock. Distributions made by the Company with respect to Common Stock generally will constitute dividends for federal income tax purposes and will be taxable to a U.S. Holder as ordinary income to the extent of the Company's undistributed current or accumulated earnings and profits (as determined for United States federal income tax purposes).

Distributions in excess of the Company's current or accumulated earnings and profits will be treated first as a nontaxable return of capital reducing the U.S. Holder's tax basis in the Common Stock, thus increasing the amount of any gain (or reducing the amount of any loss) which might be realized by such holder upon the sale or exchange of such Common Stock. Any such distributions in excess of the U.S. Holder's tax basis in the Common Stock will be treated as capital gain to the U.S. Holder and will be either long-term or short-term capital gain depending upon the U.S. Holder's federal income tax holding period for the Common Stock. Dividends paid by the Company generally will not be eligible for the dividends received deduction available to certain United States corporate shareholders under Code Sections 243 and 245.

     Sale or Exchange of Common Stock. A U.S. Holder of Common Stock generally will recognize capital gain or loss upon the sale or exchange of the Common Stock measured by the difference between the amount realized and the U.S. Holder's tax basis in the Common Stock. The gain or loss on such disposition will be long term capital gain or loss if the Common Stock has been held for more than one year. For corporate taxpayers, long-term capital gains are taxed at the same rates as ordinary income. For individual taxpayers, net capital gains (the excess of net long-term capital gain over net short-term capital loss) are subject to a maximum tax rate of 28%, reduced to 20% if the Common Stock was held for more than 18 months. The deductibility of capital losses is restricted and generally may only be used to reduce capital gains to the extent thereof. However, individual taxpayers generally may deduct annually $3,000 of capital losses in excess of their capital gains.

     Passive Foreign Investment Company. A foreign corporation generally will be treated as a passive foreign investment company (a 'PFIC') if, after applying certain 'look-through' rules, either (i) 75% or more of its gross income is passive income or (ii) 50% or more of the average value of its assets is attributable to assets that produce or are held to produce passive income. Passive income for this purpose generally includes dividends, interest, rents, royalties and gains from securities and commodities transactions. The look-through rules require a foreign corporation that owns at least 25%, by value, of an operating subsidiary to treat that proportion of the subsidiaries assets and income as held or received directly by the foreign parent.

     The Company does not believe that it is currently a PFIC nor does it anticipate that it will be a PFIC in the future because it expects that less than 75% of its annual gross income will be passive income and less than 50% of its assets will be passive assets, based on the look-through rules, the current income and assets of the Company and its subsidiaries, and the manner in which the subsidiaries are anticipated to conduct their businesses in the future. However, there can be no assurance that the Company is not or will not be treated as a PFIC in the future. If the Company were to be treated as a PFIC, all U.S. Holders may be required, in certain circumstances, to pay an interest charge together with tax calculated at maximum rates on certain 'excess distributions,' including any gain on the sale of Common Stock. In order to avoid this tax consequence, a U.S. Holder (i) may be permitted to make a 'qualified electing fund' election, in which case, in lieu of such treatment would be required to include in their taxable income certain undistributed amounts of the Company's income or (ii) may elect to mark-to-market the Common Stock and recognize ordinary income (or possible ordinary (loss) each year with respect to such investment and on the sale or other disposition of the Common

Stock. Neither the Company nor its advisors have the duty to or will undertake to inform U.S. Holders of changes in circumstances that would cause the Company to become a PFIC. U.S. Holders should consult their own tax advisors concerning the status of the Company as a PFIC at any point in time after the date of this Prospectus. There can be no assurance that the Company will be willing or able to take the action necessary for a U.S. Holder to make a 'qualified electing fund' election in the event the Company is determined to be a PFIC.

     Controlled Foreign Corporation. If more than 50% of the stock (vote or value) of the Company is owned, directly or indirectly, by U.S. Holders, each of whom owns or is deemed to own under certain attribution rules 10% or more of the total combined voting power of all classes of stock of the Company ('10% Shareholder'), the Company will be treated as a 'controlled foreign corporation' (a 'CFC') under Subpart F of the Code. One of the Company's existing shareholders who is a 10% Shareholder may be considered as owning approximately 25% of the Common Stock immediately after this Offering. It is unclear how controlling blocks of stock will be valued for these purposes. Accordingly, the Company may be treated as a CFC for United States federal income tax purposes even though 10% Shareholders do not own more than 50% of the outstanding Common Stock.

     The Company does not believe that it is a CFC and it is not anticipated that the Company will become a CFC as a result of this Offering; however, no assurance can be given that the Company will not be a CFC immediately after this Offering or that it will not become a CFC as a result of future changes in its ownership. If the Company were to be treated as a CFC, each 10% Shareholder would be required to include in its taxable income as a deemed dividend its pro rata share of certain undistributed income of the Company (which possibly could be substantial) and certain investments by the Company in United States property, and all or a portion of the gain from the sale or exchange of Common Stock may be treated under Section 1248 of the Code as dividend income. Neither the Company nor its advisors have the duty to or will undertake to inform U.S. Holders of changes in circumstances that would cause the Company to become a CFC. U.S. Holders should consult their own tax advisors concerning the status of the Company as a CFC at any point in time after the date of this Prospectus.

     Foreign Personal Holding Company. A foreign corporation may be classified as a foreign personal holding company (a 'FPHC') for federal income tax purposes if both of the following tests are satisfied: (i) at any time during the taxable year five or fewer individuals who are United States citizens or residents own or are deemed to own (under certain attribution rules) more than 50% of its stock (vote or value) and (ii) at least 60% (50% for years subsequent to the year in which it becomes a FPHC) of its gross income (regardless of its source), as specifically adjusted, is 'foreign personal holding company income,' which includes dividends, interest, rents, royalties and gain from the sale of stock or securities.

     The Company does not believe that it is currently a FPHC nor does it anticipate that it will be a FPHC in the future; however, no assurance can be given that the Company is not or will not become a FPHC as a result of future changes of ownership or changes in the nature of the income of the Company. If the Company were to be classified as a FPHC, each U.S. Holder would be required to include in income as a taxable constructive dividend its pro rata share of the Company's undistributed foreign personal holding company income.

     Form 5471. Any U.S. Holder who owns 5% or more in value of the stock of the Company may be required to file IRS Form 5471 with the IRS to report certain acquisitions or dispositions of stock of the Company. In addition, annual filings of IRS Form 5471 would be required (i) by any U.S. Holder of 10% or more in value of the stock of the Company, if the Company were treated as a CFC or FPHC, and (ii) by any U.S. Holder owning more than 50%, in voting power or value, of the stock of the Company.

TAXATION OF NON-U.S. HOLDERS

     Distributions on Common Stock. Distributions made by the Company with respect to the Common Stock to non-U.S. Holders who are not engaged in the conduct of a trade or business within the United States will be subject to United States federal income tax only if 25% or more of the gross income of the Company (from all sources for the three-year period ending with the close of the taxable year preceding the declaration of the distribution) was effectively connected with the conduct of a trade or business in the United States by the Company. The Company does not anticipate engaging in the conduct of a trade or business within the United States, except through its subsidiaries. However, if the 25% threshold for such period is exceeded, a portion of any distribution paid by the Company to a non-U.S. Holder could be subject to federal income tax withholding at the rate of 30%; the portion of the distribution that could be subject to withholding would correspond to the portion of the Company's gross income for the period that is effectively connected to its conduct of a trade or business within the United States.

     Sale or Exchange of Common Stock. A non-U.S. Holder will not be subject to United States federal income tax on any gain realized upon the sale or exchange of the Common Stock if such holder has no connection with the United States other than holding the Common Stock and in particular (i) such gain is not effectively connected with a trade or business in the United States of the non-U.S. Holder, (ii) in the case of a non-U.S. Holder who is an individual which has a 'tax home' (as defined in Section 911(d)(3) of the Code) in the United States, such non-U.S. Holder is not present in the United States for 183 days or more in the taxable year of such disposition, and (iii) the Company is not and has not been at any time within 5 years preceding such disposition a 'U.S. real property holding corporation' (a 'USRPHC') for federal income tax purposes.

     The Company believes that it is not and does not currently intend to become a USRPHC, but no assurance can be given that the Company is not or will not become a USRPHC in the future. In general, if the Company is determined to be a USRPHC then non-U.S. Holders may be subject to United States federal income tax on the sale or exchange of the Common Stock, and to withholding at a rate of 10% on any such disposition. However, a non-U.S. Holder will not be subject to these special rules even if the Company is determined to be a USRPHC provided that (i) such non-U.S. Holder did not at any time during the five years ending on the date of sale or disposition actually or constructively own more than 5% of the Common Stock of the Company and (ii) the Common Stock is then 'regularly traded' on an established securities market in the United States. Since the Common Stock is traded on the Nasdaq stock market and since it is regularly quoted by broker dealers, the Common Stock should be considered to be 'regularly traded' on an established securities market. However, it is possible to interpret the current Temporary Regulations as concluding that the Common Stock will not be considered 'regularly traded' at any time during which 50% or more thereof is owned by 100 or fewer persons, which will be the case after this Offering and for some time to come.

     United States Business. A non-U.S. Holder engaged in a trade or business in the United States whose income from the Common Stock (including gain from the sale or exchange thereof) is effectively connected with the conduct of such trade or business will generally be subject to regular United States federal income tax on such income in the same manner as if it were a U.S. Holder. In addition, if such a holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, subject to adjustments.

BACKUP WITHHOLDING

     Distributions made by the Company with respect to the Common Stock and the gross proceeds received from the disposition of the Common Stock may be subject to certain information reporting to the IRS and to a 31% backup withholding tax. However, backup withholding generally will not apply to payments made to certain exempt recipients (such as a corporation or financial institution) or to a holder who furnishes a correct taxpayer identification number or provides a certificate of foreign status and provides certain other required information. If backup withholding applies, the amount withheld is not an additional tax, but is credited against such holder's United States federal income tax liability.

CERTAIN BERMUDA TAX CONSIDERATIONS

     This section is a summary of the principal Bermuda tax considerations that may be relevant to prospective purchasers of the Common Stock. Conyers Dill & Pearman, special Bermuda counsel to the Company has delivered an opinion to the Company to the effect that the discussion set forth below, to the extent that it relates to matters of Bermuda tax consideration, is accurate in all material respects. At the present time, there is no Bermuda income or profits tax, withholding tax, capital gains tax, capital transfer tax, estate duty or inheritance tax payable by a Bermuda company or its shareholders, other than shareholders ordinarily resident in Bermuda. The Company has obtained an assurance from the Minister of Finance under the Exempted Undertakings Tax Protection Act 1966 that, in the event that any legislation is enacted in Bermuda imposing any tax computed on profits or income, or computed on any capital asset, gain or appreciation, or any tax in the nature of an estate duty or inheritance tax, such tax shall not, until March 28, 2016, be applicable to the Company or to any of its operations or to the shares, debentures or other obligations of the Company except insofar as such tax applies to persons ordinarily resident in Bermuda or any tax payable pursuant to the Land Tax Act 1967 in relation to any land leased to the Company. Therefore, there will be no Bermuda tax consequences with respect to the sale of the Common Stock or with respect to distributions in respect of the Common Stock. As an exempted company, the

Company is liable to pay in Bermuda an annual fee based upon its authorized share capital and the premium on its shares.

OTHER COUNTRIES

     The Company (and its subsidiaries) will likely be subject to tax on income earned in each of the countries in which it does business (directly or through subsidiaries or joint ventures). In addition, dividends from the Company's subsidiaries may be subject to withholding tax when paid to the Company. The Company has not to date analyzed the tax consequences of doing business in any jurisdiction other than those described above.

                                  UNDERWRITING

     Subject to the terms and conditions of the Underwriting Agreement, the Underwriters named below (the 'Underwriters'), for whom Scott & Stringfellow, Inc. is acting as representative (the 'Representative'), have severally agreed to purchase from the Company and the Selling Stockholders, and the Company and the Selling Stockholders have agreed to sell to the Underwriters, the respective number of shares of Common Stock set forth opposite each Underwriter's name below.

UNDERWRITER                                                                    NUMBER OF SHARES
----------------------------------------------------------------------------   ----------------
Scott & Stringfellow, Inc...................................................
                                                                               ----------------
          Total.............................................................       1,000,000
                                                                               ----------------
                                                                               ----------------

     The Underwriting Agreement provides that the obligations of the several Underwriters to purchase the Shares are subject to certain conditions. The nature of the Underwriters' obligation is such that they are committed to purchase and pay for all of the Shares if any are purchased.

     The Underwriters propose to offer the Shares directly to the public at the public offering price set forth on the cover page of the Prospectus and to certain securities dealers at such price less a concession not in excess of
$     per share. The Underwriters may allow, and such selected dealers may
reallow to certain dealers a discount, not in excess of $     per share. After
this Offering, the public offering price, concession, allowance and reallowance may be changed by the Representative.


     The Company and certain of the Selling Stockholders have granted to the Underwriters an option, exercisable for 30 days from the date of this Prospectus, to purchase up to 150,000 additional shares of Common Stock, at the public offering price less the underwriting discount, as set forth on the cover page of the Prospectus. To the extent the option is exercised, the Underwriters will become obligated, subject to certain conditions, to purchase such additional shares of Common Stock in approximately the same proportion as set forth in the above table. The Underwriters may purchase such shares only for the purpose of covering over-allotments, if any, made in connection with this Offering. If purchased, the Underwriter will offer such additional shares on the same terms as those on which the initial 1,000,000 shares are being offered.

     The Company and the Selling Stockholders have agreed, severally and not jointly, to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the Underwriters may be required to make in respect thereof.

     The Company has agreed not to issue, and all its officers and directors who own Common Stock have agreed that they will not, directly or indirectly, offer, sell, offer to sell, contract to sell, pledge, grant any option to purchase or otherwise dispose of any shares of Common Stock of the Company or any securities convertible into, or exchangeable for, any shares of Common Stock or any other capital stock of the Company, for a period of 180 days from the date of this Prospectus, subject to certain limited exceptions, without the prior written consent of the Representative. See 'Shares Eligible for Future Sale.'

     The Underwriter has informed the Company that it does not intend to confirm sales to any accounts over which it exercises discretionary authority.

     The Underwriters and dealers may engage in passive market making transactions in the Common Stock in accordance with Rule 103 of Regulation M promulgated by the Commission. In general, a passive market maker may not bid for, or purchase, the Common Stock at a market price that exceeds the highest independent bid. In addition, the net daily purchases made by any passive market maker generally may not exceed the greater of 30% of its average daily trading volume in the Common Stock during a specified two month prior period, or 200 shares. A passive market maker must identify passive-market making bids as such on the Nasdaq electronic inter-dealer reporting system. Passive market making may stabilize or maintain the market price of the Common Stock above independent market levels. The Underwriters and dealers are not required to engage in passive market making and may end passive market making activities at any time.

     In order to facilitate the offering of the Common Stock, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Stock. Specifically, the Underwriters may overallot in connection with the offering, creating a short position in the Common Stock for their own account. In addition, to cover overallotments, syndicate short positions or to stabilize the price of the Common Stock, the Underwriters may bid for, and purchase, shares of Common Stock in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the Common Stock in the offering, if the syndicate repurchases previously distributed Common Stock in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Common Stock above independent market levels. The Underwriters are not required to engage in these activities, and may end any of these activities at any time.

                                 LEGAL MATTERS

     The validity of the Stock of Common Stock offered hereby and certain other matters of Bermuda law will be passed upon for the Company by Conyers Dill & Pearman, located in Hamilton, Bermuda. Ali Sharif Zu'bi & Sharif Ali Zu'bi Law Firm, located in Amman, Jordan, has acted as counsel to the Company with respect to certain matters of Jordanian law. Certain legal matters with respect to United States law will be passed upon for the Company by Orrick, Herrington & Sutcliffe LLP, located in New York, New York. Certain legal matters will be passed upon for the Underwriters by Hunton & Williams, located in Richmond, Virginia.

                                    EXPERTS

     The financial statements included in this prospectus and elsewhere in the registration statement, to the extent and for the periods indicated in their reports, have been audited by Arthur Andersen LLP and are included herein in reliance upon the authority of said firms as experts in giving said reports. With respect to the financial statements for 1995 and 1996, Arthur Andersen's report states that with respect to certain subsidiaries its report is based on the reports of other independent public accountants, including Dr. Mohamed Al-Amri & Co., Mehta & Tengra, and Edward Isaacs & Company, LLP.

                             ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission (the 'Commission'), Washington, D.C. 20549, a registration statement on Form F-1 (together with all amendments and exhibits thereto, the 'Registration Statement') under the Securities Act of 1933, as amended (the 'Securities Act'). This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted from this Prospectus in accordance with the Commission's rules and regulations. For further information, reference should be made to the Registration Statement and to the exhibits filed thereto. For further information with respect to the Company and the Common Stock, reference is made to the Registration Statement and the exhibits and schedules thereto which may be inspected without charge or copied at the public reference facilities of the Commission at 450 Fifth Street, N.W, Washington, D.C. 20549, 7 World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Commission's Public Reference Section at prescribed rates. Registration statements transmitted through the Commission's Electronic Data Gathering, Analysis and Retrieval System are also publicly available through the Commission's Internet site on the World Wide Web (http://www.sec.gov). Descriptions contained in this Prospectus as to the contents of any contract or other documents filed as an exhibit to the Registration Statement are not necessarily complete and each such description is qualified by reference to such contract or document.

     The Company's Common Stock is listed on the Nasdaq National Market under the symbol 'ARMXF' and reports and other information concerning the Company may be inspected at the offices of The Nasdaq Stock Market, Inc., 1735 K Street, N.W. Washington, D.C. 20006, and its Internet site on the World Wide Web is http://www.Nasdaq.com.

     The Company intends to furnish its shareholders with annual reports containing audited financial statements and an opinion thereon expressed by independent certified public accountants and quarterly reports for the first three quarters of each fiscal year containing unaudited financial information. Such audited financial statements and unaudited quarterly financial information will be prepared in accordance with International Accounting Standards (with reconciliations to generally accepted accounting principles in the United States). While the

Company is exempt from the rules under the Exchange Act prescribing the content and distribution of proxy statements, it intends to substantially comply with the rules governing the preparation of proxy statements and the solicitation of proxies (excluding provisions requiring disclosures relating to corporate reorganizations, and the inclusion of shareholder proposals in proxy materials prepared by the Company) to the extent deemed advisable by the Company under the circumstances of particular solicitations. In addition, requirements with regard to the accuracy of proxy disclosures will be governed by certain Bye-law provisions interpreted under Bermuda law. The Company has been advised that, under Bermuda law, the record owners of Common Stock will, to the extent indicated in the Company's Bye-laws, also be bound by such principles incorporated from Commission rules relating to proxy statements and the solicitation of proxies.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                              PAGE
                                                                                                              ----
Report of Independent Public Accountants...................................................................   F-2
Consolidated Balance Sheets at December 31, 1997 and 1996..................................................   F-3
Consolidated Statements of Income for the Years Ended December 31, 1997, 1996 and 1995.....................   F-4
Statement of Changes in Shareholders' Equity for the Years Ended December 31, 1997, 1996 and 1995..........   F-5
Consolidated Statements of Cash Flows for the Years Ended December 31, 1997, 1996 and 1995.................   F-6
Notes to Consolidated Financial Statements.................................................................   F-7
Other Auditors' Reports on certain Consolidated Financial Statements (separate financial statements not
  included herein).........................................................................................   F-19

                        [LETTERHEAD OF ARTHUR ANDERSEN]

                                                  Arthur Andersen & Co.
                                               Certified Public Accountants

                                                BMB Centre Diplomatic Area
                                              P.O. Box 20323 Manama Bahrain
                                               Telephone 530400 Fax 530321
                                                      C.R. No. 8877

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To The Shareholders and Board of Directors of
Aramex International Limited

We have audited the accompanying consolidated balance sheets of ARAMEX International Limited (a Bermuda Corporation as defined in Note 1 to consolidated financial statements) and subsidiaries as of December 31, 1997 and 1996 and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We did not audit the financial statements of certain subsidiaries operating in Saudi Arabia (1995 only), United Kingdom, United States and France, which reflect total assets and total revenue of 29 percent and 28 percent in 1996, and 41 percent and 39 percent in 1995, respectively, of the consolidated totals. Those statements were audited by other auditors whose reports have been furnished to us, and our opinion, insofar as it relates to the amounts included for those entities is based solely on the reports of the other auditors.

We conducted our audits in accordance with International Auditing Standards which are substantially consistent with those in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the reports of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the reports of other auditors, the financial statements referred to above present fairly, in all material respects, the financial position of ARAMEX International Limited and subsidiaries as of December 31, 1997 and 1996 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997 in conformity with International Accounting Standards.

                                                   /s/ ARTHUR ANDERSEN
                                          -------------------------------------

                                                     Arthur Andersen
                                               Certified Public Accountants

Manama--Bahrain
February 10, 1998

                 ARAMEX INTERNATIONAL LIMITED AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                        AS OF DECEMBER 31, 1997 AND 1996
                         (IN THOUSANDS OF U.S. DOLLARS)

                                                                                       NOTES     1997       1996
                                                                                       -----    -------    -------
ASSETS
Current assets:
  Cash on hand and at banks.........................................................      3     $ 6,627    $ 2,335
  Receivables, net..................................................................      4      15,592     11,694
  Deferred income taxes.............................................................     14          54         37
  Other current assets..............................................................      5       2,438      1,968
                                                                                                -------    -------
     Total current assets...........................................................             24,711     16,034
Property, plant and equipment, net..................................................      6       5,012      2,811
Investments in affiliates, at cost..................................................                 40         40
Other assets........................................................................                941        487
                                                                                                -------    -------
Total assets........................................................................            $30,704    $19,372
                                                                                                -------    -------
                                                                                                -------    -------

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Due to banks......................................................................      8     $   587    $   715
  Current portion of long-term debt.................................................      9         352        112
  Trade payables....................................................................              6,305      5,239
  Other current liabilities.........................................................      7       3,871      3,318
                                                                                                -------    -------
     Total current liabilities......................................................             11,115      9,384
                                                                                                -------    -------
                                                                                                -------    -------
Long-term debt......................................................................      9         456        130
Deferred income taxes...............................................................     14          52         34
Other liabilities...................................................................      2       1,337        915
                                                                                                -------    -------
                                                                                                  1,845      1,079
                                                                                                -------    -------
Minority interests in subsidiaries..................................................                985        256


Shareholders' equity
  Share capital.....................................................................   1,10          44         34
Additional paid in capital..........................................................   1,10       7,263      2,225
Cumulative translation adjustment...................................................                 (5)        58
Retained earnings...................................................................              9,457      6,336
                                                                                                -------    -------
Total shareholders' equity..........................................................             16,759      8,653
                                                                                                -------    -------
Total liabilities and shareholders' equity..........................................            $30,704    $19,372
                                                                                                -------    -------
                                                                                                -------    -------

  The accompanying Notes are an integral part of these consolidated financial statements.

                 ARAMEX INTERNATIONAL LIMITED AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
         (IN THOUSANDS OF U.S. DOLLARS EXCEPT SHARE AND PER SHARE DATA)

                                                                   NOTES       1997          1996          1995
                                                                   -----    ----------    ----------    ----------
Revenues........................................................     11     $   66,330    $   52,275    $   43,602
Shipping costs..................................................     12        (35,471)      (28,080)      (23,045)
                                                                            ----------    ----------    ----------
  Gross profit..................................................                30,859        24,195        20,557
Operating expenses..............................................               (10,682)       (9,796)       (7,986)
Selling, general and administrative expenses....................               (17,278)      (12,003)      (10,664)
                                                                            ----------    ----------    ----------
  Operating income..............................................                 2,899         2,396         1,907
                                                                            ----------    ----------    ----------
Other income (expenses)
Interest income.................................................                   365            --            --
Interest expenses...............................................                   (65)         (102)          (61)
(Loss) gain on sale of assets...................................                   (44)           14            (1)
Exchange (loss) gain............................................                   (37)          (13)           31
Other income....................................................                   142            71            69
                                                                            ----------    ----------    ----------
                                                                                   361           (30)           38
                                                                            ----------    ----------    ----------
  Income before income taxes....................................                 3,260         2,366         1,945
Provision for income taxes......................................     14           (170)         (157)         (266)
Minority interests..............................................                    31          (162)         (157)
                                                                            ----------    ----------    ----------
  Net income....................................................            $    3,121    $    2,047    $    1,522

                                                                            ----------    ----------    ----------
                                                                            ----------    ----------    ----------
Basic Earnings per share........................................     15     $     0.71    $     0.64    $     0.49
                                                                            ----------    ----------    ----------
                                                                            ----------    ----------    ----------
Diluted earnings per share......................................     15     $     0.69    $     0.64    $     0.49
                                                                            ----------    ----------    ----------
                                                                            ----------    ----------    ----------
Weighted average number of shares outstanding--basic............             4,396,811     3,184,939     3,125,000
Weighted average number of shares outstanding--diluted..........             4,523,047     3,184,939     3,125,000

  The accompanying Notes are an integral part of these consolidated financial statements.

                 ARAMEX INTERNATIONAL LIMITED AND SUBSIDIARIES

                  STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY

              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
               (IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE DATA)

                                                                                   RETAINED EARNINGS
                                   SHARE CAPITAL    ADDITIONAL  CUMULATIVE   -----------------------------      TOTAL
                                 -----------------   PAID IN    TRANSLATION                 UNAPPROPRIATED  SHAREHOLDERS'
                                  SHARES    AMOUNT   CAPITAL    ADJUSTMENTS  LEGAL RESERVE     EARNINGS         EQUITY
                                 ---------  ------  ----------  -----------  -------------  --------------  --------------
Balance at January 1, 1995 ..... 3,125,000    31      $  228       $(137)         $46           $2,721         $  2,889
Net income......................        --    --          --          --            4            1,518            1,522
Translation adjustment..........        --    --          --          (7)          --               --               (7)
                                 ---------   ---    ----------  -----------       ---          -------      --------------
Balance at December 31, 1995 .   3,125,000    31         228        (144)          50            4,239            4,404
Issuance of shares..............   304,688     3       1,997          --           --               --            2,000
Net income......................        --    --          --          --           25            2,022            2,047
Translation adjustment..........        --    --          --         202           --               --              202
                                 ---------   ---    ----------  -----------       ---          -------      --------------
Balance at December 31, 1996 .   3,429,688    34       2,225          58           75            6,261            8,653
Issuance of shares.............. 1,000,000    10       5,038          --           --               --            5,048
Net income......................        --    --          --          --           --            3,121            3,121
Translation adjustment..........        --    --          --         (63)          --               --              (63)
                                 ---------   ---     ----------  -----------       ---          -------      --------------
Balance at December 31, 1997 .   4,429,688    44      $7,263       $  (5)         $75           $9,382         $ 16,759
                                              --
                                 ---------  ---     ----------  -----------       ---          -------      --------------
                                 ---------  ---     ----------  -----------       ---          -------      --------------

  The accompanying Notes are an integral part of these consolidated financial statements

                 ARAMEX INTERNATIONAL LIMITED AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                         (IN THOUSANDS OF U.S. DOLLARS)

                                                                                      1997       1996       1995
                                                                                     -------    -------    -------
Cash flows from operating activities:
  Income before income taxes......................................................   $ 3,260    $ 2,366    $ 1,945
     Adjustments to reconcile income before tax to net cash from operating activities:
       Depreciation...............................................................     1,319        868        891
       Loss (gain) on sale of assets..............................................        44        (14)         1
                                                                                     -------    -------    -------
                                                                                       4,623      3,220      2,837
       Increase in receivables....................................................    (3,898)    (2,625)      (484)
       Increase in other current assets...........................................      (470)    (1,144)      (125)
       Increase (decrease) in payables............................................     1,066        578     (1,065)
       Increase (decrease) in other liabilities...................................       422        173       (307)
       Increase in other current liabilities......................................       553        477        659
       Other......................................................................        34        (10)        13
                                                                                     -------    -------    -------
          Cash generated from operations..........................................     2,330        669      1,528
       Income taxes paid..........................................................      (217)      (198)       (62)
                                                                                     -------    -------    -------
          Net cash from operating activities......................................     2,113        471      1,466
                                                                                     -------    -------    -------
Cash flows from investing activities:
  Purchase of property, plant and equipment.......................................    (3,841)    (1,029)      (757)
  Proceeds from sale of assets....................................................       234         48         67
  Increase in other assets........................................................      (454)      (159)      (180)
                                                                                     -------    -------    -------
     Net cash used in investing activities........................................    (4,061)    (1,140)      (870)
                                                                                     -------    -------    -------
Cash flows from financing activities:
  Due to banks, net...............................................................      (128)       (62)       435
  Proceeds from long term loan....................................................       678        238          5
  Repayment of long term debt.....................................................      (112)      (141)       (95)
  Issuance of shares..............................................................     5,048      2,000         --
  Proceeds from issue of common stock to minority interests.......................       894        214        266
  Payments to minority interests..................................................      (134)      (197)      (929)
  Due to shareholders, net........................................................        --       (396)        71
                                                                                     -------    -------    -------
     Net cash from (used in) financing activities.................................     6,246      1,656       (247)

                                                                                     -------    -------    -------
Effect of exchange rate changes on cash...........................................        (6)         7         (2)
                                                                                     -------    -------    -------
Net increase in cash on hand and at banks.........................................     4,292        994        347
Cash on hand and at banks, beginning of year......................................     2,335      1,341        994
                                                                                     -------    -------    -------
Cash on hand and at banks, end of year............................................   $ 6,627    $ 2,335    $ 1,341
                                                                                     -------    -------    -------
                                                                                     -------    -------    -------

  The accompanying Notes are an integral part of these consolidated financial statements.

                 ARAMEX INTERNATIONAL LIMITED AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      DECEMBER 31, 1997 AND 1996 AND 1995
        (IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE AND PER SHARE DATA)

1. BUSINESS AND ORGANIZATION

     ARAMEX International Limited, ('ARAMEX' or the 'Company') was incorporated under the laws of Bermuda on October 31, 1996 to be the successor to ARAMEX International, Limited, a Hong Kong company which was incorporated in February 1986 ('ARAMEX Hong Kong').

     On December 13,1996, ARAMEX subscribed for 100 shares of ARAMEX Hong Kong (the 'Ordinary Shares') and each share of ARAMEX Hong Kong outstanding prior to such subscription was converted by a special resolution of the Shareholders of ARAMEX Hong Kong into non-voting deferred shares (the 'Deferred Shares') (collectively, the 'Reorganization'). The Deferred Shares do not carry voting rights (other than in respect of resolutions affecting their class rights) and are effectively subordinated to the Ordinary Shares (all of which are held by ARAMEX) in respect of all dividends, distributions and liquidation rights until such time as the holders of Ordinary Shares have received $100 billion. Accordingly, no value has been assigned to the Deferred Shares. Pursuant to the Reorganization, ARAMEX became the parent holding company of ARAMEX Hong Kong. The existing shareholders of ARAMEX Hong Kong will retain a nominal interest in ARAMEX Hong Kong through their ownership of the Deferred Shares. ARAMEX Hong Kong transferred its properties, assets and other claims, rights and interests which were directly or indirectly, owned, licensed or used by it to ARAMEX subject to certain conditions.

     ARAMEX has an authorized share capital of 15,000,000 shares of common stock with a par value of $0.01 per share. The Company is also authorized to issue 5,000,000 shares of preferred stock with a par value of $ 0.01 per share, none of which has been issued or is outstanding.

  Principal Activities

     ARAMEX provides express delivery and freight forwarding services from its main stations (hubs) in Dubai, London, New York and Amman primarily to, from and within destinations in the Middle East. ARAMEX's operations are controlled through a regional office which was registered in Jordan on March 15, 1988 under the name of ARAMEX International Limited (the 'Regional Office') pursuant to the foreign companies law No. (58) of 1985. The operations of the Regional Office are facilitated by the hubs of the ARAMEX network.

     Effective January 1, 1996, the Company formally inaugurated its direct marketing and mail order catalog service at certain stations in the Middle East. The service, called Middle East Direct ('MED'), provides assistance to customers in selecting, ordering and delivering merchandise through catalogs of retail companies based principally in the United States and Western Europe.

2. SIGNIFICANT ACCOUNTING POLICIES

  a) Basis of presentation

     The consolidated financial statements of the Company have been prepared in accordance with International Accounting Standards (IAS). For purposes of these financial statements, there are no significant differences between the Company's accounting principles utilized and the accounting principles generally accepted in the United States.

  b) Principles of consolidation

     The consolidated financial statements include the accounts of the Company and all of its subsidiaries that are controlled directly and indirectly through agreements that provide the Company with authority to govern the financial and operating affairs of the subsidiaries. All significant intercompany accounts and transactions have been eliminated.

                 ARAMEX INTERNATIONAL LIMITED AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                      DECEMBER 31, 1997 AND 1996 AND 1995
        (IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE AND PER SHARE DATA)

2. SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

     Following is a listing of the subsidiaries, comprising the consolidated financial statements together with the respective percentage and investment amounts owned by ARAMEX International Limited:

                                                                     INVESTMENT            OWNERSHIP
                                                                  ----------------    --------------------
                                                                   1997      1996     1997    1996    1995
                                                                  ------    ------    ----    ----    ----
                         SUBSIDIARIES
                         ------------

Amman..........................................................   $  474    $  249     100%    100%    100%
Damascus.......................................................        6         6      60      60      60
Beirut**.......................................................        0         0      50      50      50
Beirut CGO**...................................................        1         1      50      50      50
Cairo**........................................................        8         8      49      49      49
Dubai..........................................................      245       245     100     100     100
Abu Dhabi......................................................       75        75     100     100     100
Doha...........................................................       20        20     100     100     100
Bahrain........................................................        3         3     100     100     100
Jeddah**.......................................................       80        80      50      50      50
Nicosia........................................................        0         0     100     100     100
Paris..........................................................       36        36     100     100      85
London.........................................................      804       804     100     100     100
Washington, D.C................................................       15        15     100     100     100
New York.......................................................    1,000     1,000     100     100     100
Texas*.........................................................       --        --      --      --      99
Montreal**.....................................................        7         7    19.5    19.5    19.5
Kuwait.........................................................        0         0     100     100     100
New Jersey.....................................................       82        82     100     100      51
Athens.........................................................      228       228     100     100     100
Jerusalem......................................................        0         0     100     100      --
Palestine......................................................      100        --     100      --      --
Ramallah.......................................................       54        --      51      --      --
MED............................................................      218        17      80      80      --

------------------
 * The Houston station was closed in 1995.

** Controlled through shareholder agreements.

  c) Use of estimates

     The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual amounts could differ from those estimates.

  d) Concentration of risk in geographic area

     The Company derived approximately 78%, 75% and 71%, respectively, of 1997, 1996 and 1995 revenues from operations in the Middle East. The risk of doing business in this region could adversely affect the Company, as the region has been subject to many destabilizing political and economic factors over the years.

                 ARAMEX INTERNATIONAL LIMITED AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                      DECEMBER 31, 1997 AND 1996 AND 1995

        (IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE AND PER SHARE DATA)

2. SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

  e) Revenue recognition

     Revenues are recognized when shipments are completed. For 'door-to-door' shipments, revenues are recognized upon delivery of freight at the destination. For other shipments, revenues are recognized upon delivery of freight to the air carrier, at which time, the revenue process is completed.

     Certain customers pay in advance, giving rise to deferred revenue.

  f) Translation of the financial statements of foreign stations

     The Company's functional currency is the United States Dollar. The financial statements of foreign subsidiaries where the local currency is the functional currency (substantially all stations) are translated into U.S Dollars using exchange rates in effect at period end for assets and liabilities and average exchange rates during each reporting period for results of operations. Adjustments resulting from translation of financial statements are reflected as a separate component of shareholders' equity.

     Exchange gains and losses resulting from transactions of the Company and its subsidiaries which are made in currencies different from their own are included in income as they occur.

  g) Property, plant and equipment

     Property, plant and equipment are recorded at cost and are depreciated over their estimated useful lives using primarily the straight-line method.

     The estimated useful lives of these assets are:

Furniture and fixtures..........................................   7 years
Office equipment................................................   7 years
Computers.......................................................   5 years
Vehicles........................................................   5 years

     Assets held under capital leases are depreciated over the shorter of the lease terms and the useful lives of the assets.

  h) Income taxes

     The Company provides income taxes in accordance with IAS 12. As an offshore company incorporated in Bermuda, profits from operations of foreign subsidiaries are not subject to Bermudan taxes. For certain operations in the Middle East, the Company is exempt from income taxes. For other operations, deferred income taxes have been provided, using the liability method under IAS 12, for the difference between the book and tax bases of assets and liabilities.


     Deferred income taxes have not been provided on the undistributed earnings of subsidiaries operating outside of Bermuda, as such earnings are expected to be indefinitely reinvested or, if distributed, are expected to be distributed tax free.

  i) Employee termination indemnities

     Certain of the Company's subsidiaries are required, by the labor law of each related country, to provide indemnity payments upon termination of relationship with their employees. The benefit accrues to employees on a pro-rata basis during their employment period and is based on each employee's current salary. Other liabilities in the accompanying Consolidated Financial Statements reflects the maximum amounts of the indemnities as of the balance sheet dates of $1,212 and $855, respectively, at December 31, 1997 and 1996.

                 ARAMEX INTERNATIONAL LIMITED AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                      DECEMBER 31, 1997 AND 1996 AND 1995
        (IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE AND PER SHARE DATA)

3. CASH ON HAND AND AT BANKS

     Cash on hand and at banks as of December 31, 1997 in cludes compensating balances of $300 maintained by the Company to support the Company's lines of credit.

4. RECEIVABLES

     This item consists of the following:

                                                                  1997       1996
                                                                 -------    -------
Trade receivables.............................................   $15,902    $11,917
                                                                 -------    -------
Employee advances.............................................       556        516
                                                                 -------    -------
                                                                  16,458     12,433
Less: Allowance for doubtful accounts.........................      (866)      (739)
                                                                 -------    -------
                                                                 $15,592    $11,694
                                                                 -------    -------
                                                                 -------    -------

     All employee advances bear no interest and are due within one year.

     Geographic concentrations of accounts receivables as of December 31, 1997 and 1996 are the following:


                                                                  1997        1996
                                                                 ------      ------
Middle East...................................................   77.4%       71.1%
Europe........................................................   17.5%       22.5%
North America.................................................    5.1%        6.4%

     Management believes that all receivables, net of related allowances, will be collected in due course.

     Movements in the allowance for doubtful accounts are as follows:

                                                                       1997     1996     1995
                                                                       -----    -----    -----
Balance--Beginning of the year......................................   $ 739    $ 960    $ 860
Provision...........................................................     433      125      268
Write-offs..........................................................    (306)    (346)    (168)
                                                                       -----    -----    -----
Balance--End of the year............................................   $ 866    $ 739    $ 960
                                                                       -----    -----    -----
                                                                       -----    -----    -----

5. OTHER CURRENT ASSETS

     This item consists of the following:

                                                                     1997      1996
                                                                    ------    ------
Prepaid expenses.................................................   $  793    $  658
Share issuance expenses..........................................       --       240
Refundable deposits..............................................      398       313
Advances.........................................................      314        41
Tax withholdings.................................................      242       307
Supplies and stationary..........................................      448       274
Accrued interest receivable......................................      157        --
Other............................................................       86       135
                                                                    ------    ------
                                                                    $2,438    $1,968
                                                                    ------    ------
                                                                    ------    ------

                 ARAMEX INTERNATIONAL LIMITED AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                      DECEMBER 31, 1997 AND 1996 AND 1995
        (IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE AND PER SHARE DATA)

6. PROPERTY, PLANT AND EQUIPMENT

     This item consists of the following:

        Costs:

                                                          AT THE
                                                         BEGINNING                                EXCHANGE       AT THE END
                                                        OF THE YEAR    PURCHASES    DISPOSALS    DIFFERENCES    OF THE YEAR
                                                        -----------    ---------    ---------    -----------    ------------
Land.................................................          --       $   249          --            --          $  249
Furniture and fixtures...............................       1,542           848          (1)          (24)          2,365
Office equipment.....................................         889           445         (22)          (34)          1,278
Computers............................................       1,696           942        (134)          (11)          2,493
Vehicles.............................................       1,504         1,357        (371)          (19)          2,471
                                                        -----------    ---------    ---------    -----------    ------------
                                                          $ 5,631       $ 3,841       $ 528         $ (88)         $8,856
                                                        -----------    ---------    ---------    -----------    ------------
                                                        -----------    ---------    ---------    -----------    ------------

     Accumulated depreciation:

                                                        AT THE
                                                       BEGINNING     DEPRECIATION                  EXCHANGE       AT THE END
                                                      OF THE YEAR      EXPENSES      DISPOSALS    DIFFERENCES    OF THE YEAR
                                                      -----------    ------------    ---------    -----------    ------------
Furniture and fixtures.............................     $   734         $  355            --         $ (16)         $1,073
Office equipment...................................         423            190            (8)          (15)            590
Computers..........................................         877            319           (24)           (4)          1,168
Vehicles...........................................         786            455          (218)          (10)          1,013
                                                      -----------    ------------    ---------    -----------    ------------
                                                          2,820         $1,319         $(250)        $ (45)          3,844
                                                      -----------    ------------    ---------    -----------    ------------
Net book value.....................................     $ 2,811                                                     $5,012
                                                      -----------                                                ------------
                                                      -----------                                                ------------

     The net book value of assets included above which are held under capital leases is $676 as of December 31, 1997.


7. OTHER CURRENT LIABILITIES

     This item consists of the following:

                                                                     1997      1996
                                                                    ------    ------
Accrued expenses.................................................   $2,149    $1,211
Deferred revenue.................................................      600       685
Income taxes payable.............................................      328       376
Social securities and taxes payable..............................      436       541
Sales taxes and other............................................      217       311
Other............................................................      141       194
                                                                    ------    ------
                                                                    $3,871    $3,318
                                                                    ------    ------
                                                                    ------    ------

8. DUE TO BANKS

     ARAMEX and its subsidiaries maintain lines of credit with various banks in the aggregate of $538 and $348, respectively, at December 31, 1997 and 1996. At December 31, 1997 and 1996, the Company had $328 and $269 outstanding under these lines of credit. Some of the lines of credit are personally guaranteed by Mr. Fadi Ghandour and secured by a mortgage debenture over the assets of Aramex
(UK) International Courier Limited. The weighted average interest rates on the Company's lines of credit were 12.8% and 11.9% at December 31, 1997 and 1996, respectively. The remaining balances of $259 and $446 in Due to Banks as of December 31, 1997 and 1996, respectively, represent bank overdrafts.

                 ARAMEX INTERNATIONAL LIMITED AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                      DECEMBER 31, 1997 AND 1996 AND 1995
        (IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE AND PER SHARE DATA)

9. LONG TERM DEBT

     This item consists of the following:

                                                                      1997     1996
                                                                      -----    -----
Long term loan(a)..................................................   $  88    $ 145
Long term notes payable(b).........................................      44       97
Capital lease obligations (c)......................................     676       --

                                                                      -----    -----
                                                                        808      242
Less: current maturities...........................................    (352)    (112)
                                                                      -----    -----
Long term portion..................................................     456      130
                                                                      -----    -----
                                                                      -----    -----

  (a) Long term loan

     This represents a bank loan at a fixed interest rate of 9.875%. The loan is denominated in Great Britain pounds and is secured by a mortgage debenture over the assets of Aramex (UK) International Courier Limited.

  (b) Long term notes payable

     This represents various vehicle notes payable in monthly installments with original average maturities of three years, at interest rates ranging from 6.75% to 16%. Long term notes payable including current maturities are payable in various currencies including the U.S. Dollars.

     The aggregate amounts of annual principal maturities of long-term loan and notes payable are as follows:

                                                               DECEMBER 31
                                                               -----------
1998........................................................       $94
1999........................................................        38
2000........................................................        --

  (c) Capital lease obligations

                                                                       1997     1996
                                                                       -----    ----
Capital lease obligations in respect of vehicles and telephone
  equipment.........................................................   $ 676      --
Less: current maturities............................................    (258)     --
                                                                       -----    ----
Long term portion...................................................     418      --
                                                                       -----    ----
                                                                       -----    ----

     Future minimum annual payments under all noncancellable capital leases are as follows:


                                                               DECEMBER 31
                                                               -----------
1998........................................................      $ 316
1999........................................................        347
2000........................................................        101
2001........................................................          6
2002........................................................          1
                                                               -----------
Total minimum lease payments................................        771
Less: interest component....................................        (95)
                                                               -----------
Present value of minimum lease payments.....................      $ 676
                                                               -----------
                                                               -----------

                 ARAMEX INTERNATIONAL LIMITED AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                      DECEMBER 31, 1997 AND 1996 AND 1995
        (IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE AND PER SHARE DATA)

10. SHARE CAPITAL

     ARAMEX has an authorized share capital of 15,000,000 shares of common stock with a par value of $0.01 per share. The Company is also authorized to issue 5,000,000 shares of preferred stock with a par value of $0.01 per share, none of which has been issued or is outstanding.

     On January 13, 1997, the Company completed an initial public offering of 1,000,000 shares of common stock on the Nasdaq National Market at a price of $7 per share. The net proceeds of the issue received by the Company, (after deducting underwriting discounts, commissions and other costs associated with the offering), were approximately $5,048.

     On January 29, 1997, the underwriters exercised their over-allotment option (which was granted by the Selling Shareholders), on 150,000 shares of the Company's common stock. The Company has also agreed to sell, for a nominal price, to the Underwriters, warrants to purchase up to 100,000 shares of its common stock at an exercise price of $8.40 per share. The warrants are not redeemable, and are exercisable during a four-year period commencing January 13, 1998. The warrants provide, subject to certain conditions, for a period of four years commencing on January 13, 1998, one 'demand' registration right and will provide, subject to certain conditions, for a period of three years commencing January 13, 1999, certain 'piggyback' registration rights.

     The following options have been granted under the Company's Stock Option
Plan:


                                            BALANCE AT THE                                           BALANCE AT
                                           BEGINNING OF THE    GRANTED DURING    EXERCISED DURING    THE END OF     EXERCISE
                                                 YEAR             THE YEAR           THE YEAR         THE YEAR       PRICE
                                           ----------------    --------------    ----------------    -----------    --------
Mr. F. Ghandour.........................          --               100,000              --             100,000       $ 7.00
Mr. W. Kingson..........................          --               100,000              --             100,000       $ 7.70
Officers & managers.....................          --               100,000              --             100,000       $ 7.00
                                                 ---           --------------          ---           -----------
                                                  --               300,000              --             300,000
                                                 ---            --------------         ---            -----------
                                                 ---            --------------         ---            -----------

     The Plan provides for the granting of incentive stock options and nonqualified stock options. The total number of shares available for grant under the Plan shall not exceed 400,000. The option price shall not be less than 100% of the fair market value of the Company's share on the date of the grant. In the case of an incentive stock option recipient possessing more than 10% of the total combined voting power of all classes of stock of the Company or any of its subsidiaries, the option price shall not be less than 110 % of the fair market value of the Company's share on the date of the grant. On January 13, 1997, Mr. Fadi Ghandour (CEO), was granted nonqualified options to purchase 100,000 shares of common stock at an option price of $7 per share. The options are exercisable for a period of ten years from the date of vesting. Fifty percent of these options vested on January 13, 1997 and the other fifty percent vested six months from said date. On January 13, 1997, Mr. William Kingson (Chairman), was granted incentive stock options to purchase 100,000 shares of common stock at an option price of $7.7 per share. The options are exercisable for a period of five years from the date of vesting. Fifty percent of these options have vested on January 13, 1997 and the other fifty percent vested six months from said date.

     Stock options to purchase an additional aggregate 100,000 shares of common stock at an exercise price equal to $7 per share have been granted on January 13, 1997 to certain of the Company's executive officers and managers. These options will vest over a five-year period on the basis of one-quarter each year following the first anniversary of the grant of such options.

     International Accounting Standards do not require compensation expense to be recognized for stock options. Under United States generally accepted accounting principles, stock options are accounted for in accordance with the provisions of Statement of Financial Accounting Standard No. 123, 'Accounting for Stock-Based Compensation' (SFAS 123). As permitted by SFAS 123, the Company has elected to account for stock-based compensation using the intrinsic value method under Accounting Principles Board Opinion No. 25. Accordingly no compensation expense has been recognized for stock options. If compensation expense for the Company's

                 ARAMEX INTERNATIONAL LIMITED AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


                      DECEMBER 31, 1997 AND 1996 AND 1995
        (IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE AND PER SHARE DATA)

10. SHARE CAPITAL--(CONTINUED)

stock options issued in 1997 had been determined based on the fair value method of accounting, as defined in SFAS 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below:

                                                                     1997
                                                                    ------
Net income:
  As reported....................................................   $3,121
  Pro forma......................................................    2,338
Basic earnings per share:
  As reported....................................................     0.71
  Pro forma......................................................     0.53
Diluted earnings per share
  As reported....................................................     0.69
  Pro forma......................................................     0.52

     The fair value of granted stock options is estimated on the date of the grant using a variant of the Black-Scholes option pricing model incorporating the following assumptions:

Expected share price volatility...........................   34.4%
Risk free interest rate...................................   6.4%--6.8%
Expected life of options..................................   5 to 10 years

     The weighted average fair value of stock options granted during 1997 was $3.27 per option share. No options were granted during 1996 and 1995.

11. REVENUES

     This item consists of the following:

                                                                 1997       1996       1995
                                                                -------    -------    -------
International Express........................................   $36,556    $30,798    $25,491
Freight forwarding...........................................    21,697     15,186     14,306
Domestic Express.............................................     3,967      2,880      2,007
MED..........................................................     1,833      1,078         --
Other*.......................................................     2,277      2,333      1,798

                                                                -------    -------    -------
                                                                $66,330    $52,275    $43,602
                                                                -------    -------    -------
                                                                -------    -------    -------

------------------
* Amounts represent revenues from other services which the Company renders such as airline ticketing and travel. All related costs are reflected in shipping costs.

12. SHIPPING COSTS

     This item consists of the following:

                                                                 1997       1996       1995
                                                                -------    -------    -------
Linehaul expenses--Express...................................   $ 7,392    $ 7,281    $ 5,608
Distribution expenses--Express...............................     6,607      4,879      4,347
Inbound costs--Express.......................................     1,555      1,441        949
Freight forwarding and related expenses......................    16,843     11,904     11,279
MED cost of sales............................................     1,246        697         --
Other........................................................     1,828      1,878        862
                                                                -------    -------    -------
                                                                $35,471    $28,080    $23,045
                                                                -------    -------    -------
                                                                -------    -------    -------

                 ARAMEX INTERNATIONAL LIMITED AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                      DECEMBER 31, 1997 AND 1996 AND 1995
        (IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE AND PER SHARE DATA)

13. COMMITMENTS

     The Company leases office space and office and transportation equipment under various operating leases, some of which are renewable annually. Rent expense related to these leases amounted to $1,159, $1,072 and $892 for the years ended December 31, 1997, 1996 and 1995, respectively. The Company believes that most operating leases should be renewable at comparable rates to the expiring leases.

     The approximate minimum annual rental commitments of the Company under the existing lease agreements, are as follows:

                                                               DECEMBER 31

                                                               -----------
1998........................................................      $ 807
1999........................................................        431
2000........................................................        228
2001........................................................        134
2002........................................................         95
Thereafter..................................................         45

14. INCOME TAXES

     The provision for income taxes on results of operations of foreign subsidiaries is comprised of the following:

                                                                         1997    1996    1995
                                                                         ----    ----    ----
Current...............................................................   $169    $167    $252
Deferred..............................................................      1     (10)     14
                                                                         ----    ----    ----
                                                                         $170    $157    $266
                                                                         ----    ----    ----
                                                                         ----    ----    ----

     Deferred income taxes are provided in accordance with the liability method under IAS 12, for the temporary differences between the financial reporting basis and the tax basis of the Company's assets and liabilities. The composition of deferred taxes reflected on the balance sheet is as follows:

                                                                  ASSETS    (LIABILITIES)
                                                                   1997         1996
                                                                  ------    -------------
Current
  Provision for doubtful accounts..............................   $   30        $  17
  Termination indemnities......................................       19           15
  Donation carryover...........................................        5            5
                                                                  ------       ------
                                                                  $   54        $  37
                                                                  ------       ------

Non-current
  Depreciation.................................................        6            5
  Net operating losses carryforward............................      871          587
  Other........................................................        7            1
  Valuation allowance..........................................     (936)        (627)
                                                                  ------       ------
                                                                     (52)         (34)

                                                                  ------       ------
                                                                  $    2        $   3
                                                                  ------       ------
                                                                  ------       ------

     At December 31, 1997, the Company and its subsidiaries had net operating losses carryforward of approximately $2,407 which expire between 1998 and 2012.

                 ARAMEX INTERNATIONAL LIMITED AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                      DECEMBER 31, 1997 AND 1996 AND 1995
        (IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE AND PER SHARE DATA)

14. INCOME TAXES--(CONTINUED)

     The Company's consolidated effective tax rate was 5.2%, 6.7% and 13.7% for 1997, 1996, and 1995, respectively. The principal differences between these effective tax rates and the statutory tax rate applicable in the United States of 35% are as follows:

                                                                       1997     1996     1995
                                                                      ------    -----    -----
Computed tax at U.S. rate of 35%...................................   $1,141    $ 828    $ 681
Effects of tax exemptions..........................................     (633)    (320)    (228)
Effect of lower rates in certain countries.........................     (650)    (430)    (518)
Losses not benefited...............................................      400      107      253
Other..............................................................      (88)     (28)      78
                                                                      ------    -----    -----
                                                                      $  170    $ 157    $ 266
                                                                      ------    -----    -----
                                                                      ------    -----    -----

     In certain countries the tax returns have not yet been reviewed by the tax authorities. However, the Company is satisfied that adequate provisions have been provided for potential tax contingencies.

     As of December 31, 1997, the retained earnings of the Company represent the retained earnings of ARAMEX and its share of the retained earnings of its other subsidiaries. Such earnings are expected to be indefinitely reinvested or if distributed, are expected to be distributed tax-free.

15. EARNINGS PER SHARE

                                         WEIGHTED AVERAGE                 WEIGHTED AVERAGE       BASIC          DILUTED

                                NET      NO. OF SHARES--     EFFECT OF    NO. OF SHARES--     EARNINGS PER    EARNINGS PER
                               INCOME         BASIC          DILUTION         DILUTED            SHARE           SHARE
                               ------    ----------------    ---------    ----------------    ------------    ------------
1997........................   $3,121        4,396,811         126,236        4,523,047          $ 0.71          $ 0.69
1996........................    2,047        3,184,939              --        3,184,939            0.64            0.64
1995........................    1,522        3,125,000              --        3,125,000            0.49            0.49

16. LITIGATION

     In September 1995, an action was brought by a station manager against the Company, claiming $1,000 in damages for certain breaches of contracts and other matters. The Company's legal counsel has filed a motion for summary judgment. On February 3, 1997, the motion for partial summary judgment was granted, and the only remaining claim is the claim for an accounting. The Company's legal counsel filed a motion for partial summary judgment on the claim for an accounting. The motion was denied and the plaintiff was granted an accounting. The only claims remaining are the counterclaims of the Company. A trial date is set for June 30, 1998 on the Company's counterclaims. Management believes that this action should not have a material adverse effect on the financial position or results of operations of the Company.

17. RELATED PARTY TRANSACTIONS

     On October 21, 1996, ARAMEX Hong Kong, sold 195 shares of common stock (304,688 shares after the reorganization effected on December 13, 1996 as discussed in Note 1), to Airborne Freight Corporation ('Airborne') for an aggregate consideration of $2,000 ('the Airborne stock purchase'). In connection with such purchase, the stockholders of ARAMEX Hong Kong entered into a Shareholders Agreement (the Shareholders Agreement), as amended on December 11, 1996 which provides, among other things, that in the event the Company transfer (as defined in the Shareholders Agreement) any shares of common stock to certain listed competitors of Airborne or any other company primarily engaged in the transportation of air freight or air express shipments, Airborne has the right to sell all of its shares of common stock to the Company on the same terms and conditions as the sale to such other company. In the event that Messrs. Kingson and Ghandour and/or Ms. Rula Ghandour transfer any shares of common stock to certain listed competitors to Airborne or any other

                 ARAMEX INTERNATIONAL LIMITED AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                      DECEMBER 31, 1997 AND 1996 AND 1995
        (IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE AND PER SHARE DATA)

17. RELATED PARTY TRANSACTIONS--(CONTINUED)

company primarily engaged in the transportation of air freight or air express shipments, it shall be a condition of such transfer that Airborne shall be offered the right to sell to such competitor all of its shares of common stock on the same terms and conditions as the sale by Messrs. Kingson and Ghandour and/or Ms. Rula Ghandour. In addition, under the terms of the Airborne stock purchase, Airborne was granted certain 'piggyback' registration rights relating to its shares of common stock and is entitled to appoint one director to the Company's Board of Directors for as long as Airborne continues to own at least half of the shares it acquired in the Airborne stock purchase.

     On January 4, 1995, the Company purchased the minority interest of one of its Middle East stations and immediately sold it to another third party for $640. As part of the transaction, the new minority shareholder paid during 1996 and 1995 $214 and $266 in cash respectively. The balance of $160 was paid during 1997.

     Payments to minority interests in the accompanying statements of cash flows represent dividends paid to minority shareholders in subsidiaries and, in 1995, the cost of purchasing the Middle Eastern stations discussed above.

     The Company leases the premises currently occupied by the Company's London operations from Mr. Ali Ghandour, the father of Mr. Fadi Ghandour (CEO), at an annual rental of $88 (GBP 50). The lease is open-ended and is renewed annually. The Company believes that the terms of the lease are at least as favorable to the Company as those available from unaffiliated third parties.

     During 1996, the Company leased the premises currently occupied by the Company's corporate offices in Amman, Jordan, from ARAM, an investment company controlled by the CEO's family at an annual rental of $70 (JD 50). The lease is open-ended and is renewed annually. The Company believes that the terms of the lease are at least as favorable to the Company as those available from unaffiliated third parties.

     Mr. Fadi Ghandour has personally guaranteed bank overdrafts in Jordan in the aggregate amount of $200.

18. RESTRICTIONS ON UNAPPROPRIATED EARNINGS

     The legal reserve of the Company represents earnings restricted from payment of dividends in accordance with the local laws of the domiciles of certain subsidiaries. The law dictates that a fixed percentage, which is 10% of the net income of the applicable subsidiaries, must be annually appropriated.

                 ARAMEX INTERNATIONAL LIMITED AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                      DECEMBER 31, 1997 AND 1996 AND 1995
        (IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE AND PER SHARE DATA)

19. INDUSTRY SEGMENT AND GEOGRAPHIC AREA

     The company operates predominantly in a single industry as a courier and cargo freight forwarder. The following is a summary of financial data by geographic area:


                                                                1997        1996        1995
                                                              --------    --------    --------
Revenues (1)
Middle East................................................   $ 66,799    $ 51,167    $ 40,580
North America..............................................      6,012       5,809       6,097
Europe.....................................................     12,342      11,038      10,148
Eliminations...............................................    (18,823)    (15,739)    (13,223)
                                                              --------    --------    --------
Total revenues.............................................   $ 66,330    $ 52,275    $ 43,602
                                                              --------    --------    --------
                                                              --------    --------    --------
Operating profit (loss)
Middle East................................................      2,717       2,148       2,017
North America..............................................        (84)        (29)        (51)
Europe.....................................................        266         277         (44)
Eliminations...............................................         --          --         (15)
                                                              --------    --------    --------
Total operating profit.....................................   $  2,899    $  2,396    $  1,907
                                                              --------    --------    --------
                                                              --------    --------    --------
Identifiable assets
Middle East................................................   $ 38,099    $ 24,909
North America..............................................      1,569       1,387
Europe.....................................................      4,905       4,737
                                                              --------    --------
Total identifiable assets..................................     44,573      31,033
Eliminations...............................................    (13,909)    (11,701)
Investments in affiliates..................................         40          40
                                                              --------    --------
Total assets...............................................   $ 30,704    $ 19,372
                                                              --------    --------
                                                              --------    --------

------------------
(1) Revenues between stations that are wholly owned subsidiaries are priced at cost. Transactions with other affiliated stations are priced at cost plus 10%. All intercompany transactions have been eliminated in consolidation.

20. SUPPLEMENTAL FINANCIAL STATEMENT DISCLOSURES

     Disclosures about fair values of financial instruments:

     The carrying amounts of cash, current receivables, trade payables, due to banks and long term debt approximate their fair market values.

                         [LETTERHEAD OF METHA & TENGRA]
                    ARAMEX INTERNATIONAL COURIER FRANCE SARL

                             REPORT OF THE AUDITORS

We have audited the accompanying balance sheet of Aramex International Courier France Sarl as of 31 December 1996 and the related statements of income and cash flows for the year then ended. The accounts for the year ended 31 December 1994 were not audited by us. The company's manager is responsible for the preparation of the financial statements. It is our responsibility to form an independent opinion, based on our audit, on those financial statements and to report our opinion to you.

BASIS OF OPINION

We conducted our audit in accordance with Auditing Standards issued by the Auditing Practices Board in the United Kingdom, which are accepted as substantially consistent with those in the United States. An audit includes an examination on a test basis of evidence relevant to the amounts and disclosures in the financial statements. It also includes an assessment of the significant estimates and judgements made by the manager in the preparation of the financial statements, and of whether the accounting policies are appropriate to the company's circumstances consistently applied and adequately disclosed.

We planned and performed our audit so as to obtain all the information and explanations which we considered necessary in order to provide us with sufficient evidence to give reasonable assurance that the financial statements are free from material misstatement, whether caused by fraud or other irregularity or error. In forming our opinion we also evaluated the overall adequacy of the presentation of information in the financial statements.

OPINION

In our opinion the financial statements give a true and fair view of the state of affairs of the company at 31 December 1996 and of its profit for the year then ended and have been properly prepared in accordance with applicable generally accepted accounting standards in the United Kingdom.

                                                 /s/ MEHTA & TENGRA
                                          --------------------------------------
                                          Chartered Accountants
                                          Registered Auditors
                                          24 Bedford Row
                                          London WC1R 4EB

Date: 24 March 1997

                         [LETTERHEAD OF METHA & TENGRA]
                     ARAMEX INTERNATIONAL COURIER FRANCE SARL
                             REPORT OF THE AUDITORS

We have audited the accompanying balance sheet of Aramex International Courier France Sarl as of 31 December 1995 and the related statements of income and cash flows for the year then ended. The accounts for the year ended 31 December 1994 were not audited by us. The company's manager is responsible for the preparation of the financial statements. It is our responsibility to form an independent opinion, based on our audit, on those financial statements and to report our opinion to you.

BASIS OF OPINION

We conduct our audit in accordance with Auditing Standards issued by the Auditing Practices Board in the United Kingdom, which are accepted as substantially consistent with those in the United States. An audit includes an examination on a test basis of evidence relevant to the amounts and disclosures in the financial statements. It also includes an assessment of the significant estimates and judgements made by the manager in the preparation of the financial statements, and of whether the accounting policies are appropriate to the company's circumstances consistently, applied and adequately disclosed.

We planned and performed our audit so as to obtain all the information and explanations which we considered necessary in order to provide us with sufficient evidence to give reasonable assurance that the financial statements are free from material misstatement, whether caused by fraud or other irregularity or error. In forming our opinion we also evaluated the overall adequacy of the presentation of information in the financial statements.

OPINION

In our opinion the financial statements give a true and fair view of the state of affairs of the company at 31 December 1995 and of its profit for the year then ended and have been properly prepared in accordance with applicable generally accepted accounting standards in the United Kingdom.

                                                    /s/ MEHTA & TENGRA
                                          --------------------------------------
                                          Chartered Accountants
                                          Registered Auditors
                                          4 Wellington Terrace Bayswater Road
                                          London W2 4LW

Date: 30 December 1996

                           [LETTER OF MEHTA & TENGRA]
                   ARAMEX (UK) INTERNATIONAL COURIER LIMITED
                             REPORT OF THE AUDITORS

We have audited the accompanying balance sheet of Aramex (UK) International Courier Ltd as of 31 December 1996 and the related statements of income and cash flows for the year then ended. The company's directors are responsible for the preparation of these financial statements. It is our responsibility to form an independent opinion, based on our audit, on those financial statements and to report our opinion to you.


BASIS OF OPINION

We conducted our audit in accordance with Auditing Standards issued by the Auditing Practices Board in the United Kingdom, which are accepted as substantially consistent with those in the United States. An audit includes an examination, on a test basis, of evidence relevant to the amounts and disclosures in the financial statements. It also includes an assessment of the significant estimates and judgements made by the directors in the preparation of the financial statements, and of whether the accounting policies are appropriate to the company's circumstances, consistently applied and adequately disclosed.

We planned and performed our audit so as to obtain all the information and explanations which we considered necessary in order to provide us with sufficient evidence to give reasonable assurance that the financial statements are free from material misstatement, whether caused by fraud or other irregularity or error. In forming our opinion we also evaluated the overall adequacy of the presentation of information in the financial statements.

OPINION

In our opinion the financial statements give a true and fair view of the state of affairs of the company at 31 December 1996 and of its profit and statement of cash flows for the year then ended and have been properly prepared in accordance with the Companies Act 1985.

                                                    /s/ MEHTA & TENGRA
                                          --------------------------------------
                                          Mehta & Tengra
                                          Chartered Accountants
                                          Registered Auditors
                                          24 Bedford Row
                                          London WC1R 4EB

Date: 24 March 1997

                           [LETTER OF MEHTA & TENGRA]
                   ARAMEX (UK) INTERNATIONAL COURIER LIMITED
                             REPORT OF THE AUDITORS

We have audited the accompanying balance sheet of Aramex (UK) International Courier Ltd as of 31 December 1995 and the related statements of income and cash flows for the year then ended. The company's directors are responsible for the preparation of these financial statements. It is our responsibility to form an independent opinion, based on our audit, on those financial statements and to report our opinion to you.

BASIS OF OPINION

We conducted our audit in accordance with Auditing Standards issued by the Auditing Practices Board in the United Kingdom, which are accepted as substantially consistent with those in the United States. An audit includes an examination, on a test basis, of evidence relevant to the amounts and disclosures in the financial statements. It also includes an assessment of the significant estimates and judgements made by the directors in the preparation of the financial statements, and of whether the accounting policies are appropriate to the company's circumstances, consistently applied and adequately disclosed.

We planned and performed our audit so as to obtain all the information and explanations which we considered necessary in order to provide us with sufficient evidence to give reasonable assurance that the financial statements are free from material misstatement, whether caused by fraud or other irregularity or error. In forming our opinion we also evaluated the overall adequacy of the presentation of information in the financial statements.

OPINION

In our opinion the financial statements give a true and fair view of the state of affairs of the company at 31 December 1995 and of its profit and statement of cash flows for the year then ended and have been properly prepared in accordance with the Companies Act 1985.

                                                    /s/ MEHTA & TENGRA
                                          --------------------------------------
                                          Mehta & Tengra
                                          Chartered Accountants
                                          Registered Auditors
                                          4 Wellington Terrace
                                          Baywater Road
                                          London W2 44LW

Date: 18 April 1996 [except with
   respect to the cash flow statements
   as to which the date is
   23 December 1996]

                  [LETTERHEAD OF EDWARD ISAACS & COMPANY LLP]
                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders
Aramex International Courier, Ltd.
New York, New York

We have audited the consolidated balance sheets of Aramex International Courier, Ltd. as of December 31, 1996 and 1995, and the related statements of operations and accumulated deficit, and cash flows for each of the three years in the period ended December 31, 1996 (none of which are shown separately herein). These financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these financial statements based on our audits.


We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Aramex International Courier, Ltd. as of December 31, 1996 and 1995, and the results of its operations and cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

                                          /s/ EDWARD ISAACS & COMPANY LLP

New York, New York
February 5, 1997

                 [LETTERHEAD OF EDWARD ISAACS & COMPANY LLP]

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholder
Aramex International Courier of Virginia, Inc.
Falls Church, Virginia

We have audited the balance sheets of Aramex International Courier of Virginia, Inc. as of December 31, 1996 and 1995, and the related statements of income and retained earnings, and cash flows for each of the three years in the period ended December 31, 1996 (none of which are shown separately herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Aramex International Courier of Virginia, Inc. as of December 31, 1996 and 1995, and the results of its operations and cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.


                                          /s/ EDWARD ISAACS & COMPANY LLP

New York, New York
January 28, 1997

                  [LETTERHEAD OF EDWARD ISAACS & COMPANY LLP]

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders
Aramex International Courier, Ltd.
New York, New York

We have audited the consolidated balance sheets of Aramex International Courier, Ltd. and subsidiary, Aramex International Courier of N.J., Inc. as of December 31, 1995, 1994 and 1993, and the related consolidated statements of operations and accumulated deficit, and cash flows for each of the three years in the period ended December 31, 1995 (none of which are shown separately herein). These consolidated financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Aramex International Courier, Ltd. and subsidiary as of December 31, 1995, 1994 and 1993, and the results of their operations and cash flows for the each of the years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

                                          /s/ EDWARD ISAACS & COMPANY L.L.P.

New York, New York
March 30, 1996

                  [LETTERHEAD OF EDWARD ISAACS & COMPANY LLP]

                          INDEPENDENT AUDITORS' REPORT

To the Partners
Aramex International Courier--Texas, Ltd.

Houston, Texas

We have audited the statements of operations and changes in partners' equity deficiency and cash flows of Aramex International Courier--Texas, Ltd. (a partnership) for the nine months ended September 30, 1995 (date of dissolution). These financial statements (none of which are shown separately herein) are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, results of operations and cash flows of Aramex International Courier--Texas, Ltd. for the nine months ended September 30, 1995 in conformity with generally accepted accounting principles.

                                            /s/ EDWARD ISAACS & COMPANY L.L.P.


New York, New York
December 1, 1995

                  [LETTERHEAD FOR DR. MOHAMED AL-AMRI & CO.]

                               AUDITORS' REPORT

To: The Partners of Al-Awsat International Transport Company Limited (a limited liability company)

We have audited the accompanying consolidated balance sheet of Al-Awsat International Transport Company Limited as of December 31, 1995 and the consolidated statements of income (loss) and retained earnings (deficit) and cash flows for the year then ended including the related notes from No. 1 to No.
10. These consolidated financial statements are the responsibility of the company's management and were prepared to comply with applicable articles of regulations for companies. We have obtained all information and explanations which we considered necessary for our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the management, as well as evaluating the overall financial statements presentation. We believe that our audit provides a reasonable basis for our opinion.


In our opinion, the financial statements taken as a whole:

             -- Present fairly the financial position of Al-Awsat International Transport Company Limited as of December 31, 1995 and the results of its operations and cash flows for the year then ended in conformity with generally accepted accounting principles in Saudi Arabia; and,

             -- Comply with requirements of the Regulations for Companies and the Company's Articles of Association with respect to the preparation and presentation of consolidated financial statements.

The previous partners sold their total shares to new partners as Note No. 8 indicates.

                                          For Dr. Mohamed Al-Amri & Co.
                                                  /s/  MOHAMED A. AL-AMRI
                                          --------------------------------------
                                          Dr. Mohamed A. Al-Amri
                                          Certified Public Accountant
                                          Registration No. (60)

Shawal 07,1416 (H)
February 25, 1996 (G)
Jeddah, The Kingdom of
Saudi Arabia

=====================================    ======================================

     NO DEALER, SALES REPRESENTATIVE OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING SHAREHOLDERS, ANY OF THE UNDERWRITERS OR ANY OTHER PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THE SHARES OF COMMON STOCK OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SHARES OF COMMON STOCK OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.
                            ------------------------


                               TABLE OF CONTENTS

                                                  PAGE
                                                  ----
Prospectus Summary.............................     3
Summary Consolidated Financial
  Information..................................     6
Risk Factors...................................     8
The Company's Organization.....................    15
Use of Proceeds................................    15
Price Range of Common Stock....................    16
Dividend Policy................................    16
Capitalization.................................    17
Selected Consolidated Financial Data...........    18
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...................................    19
Business.......................................    27
Management.....................................    38
Principal and Selling Stockholders.............    43
Certain Transactions...........................    44
Description of Capital Stock...................    46
Shares Eligible for Future Sale................    49
Certain Foreign Issuer Considerations..........    50
Taxation.......................................    52
Underwriting...................................    57
Legal Matters..................................    58
Experts........................................    58
Additional Information.........................    58
Index to Financial Statements..................   F-1

                                1,000,000 SHARES

                                     [LOGO]


                                     ARAMEX
                                 INTERNATIONAL
                                    LIMITED


                                  COMMON STOCK


                            ------------------------
                                   PROSPECTUS
                            ------------------------


                           Scott & Stringfellow, Inc.



                                         , 1998

=====================================    ======================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following are the estimated expenses expected to be incurred by the Company (on behalf of itself and the Selling Shareholders) in connection with this offering.

NATURE OF FEES AND EXPENSES                               AMOUNT TO BE PAID
-------------------------------------------------------   -----------------
SEC Registration Fee...................................       $   4,580
NASD Filing Fee........................................           2,053
Nasdaq National Market Listing Fee.....................          10,000
Accounting Fees and Expenses...........................          75,000
Legal Fees and Expenses................................         175,000
Blue Sky Qualification Fees and Expenses...............           1,500
Transfer Agent and Registrar Fee.......................           5,000
Printing Expenses......................................          75,000
Miscellaneous..........................................          51,867
                                                          -----------------
          Total........................................       $ 400,000
                                                          -----------------
                                                          -----------------

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

      (i) Section 98 of the Companies Act 1981 of Bermuda renders void any provisions, whether contained in a company's bye-laws or in any contract between the company and any officer thereof, exempting such officer from, or indemnifying such officer against, any liability which by virtue of any rule of law would otherwise attach to him in respect of any fraud or dishonesty of which he may be guilty in relation of the company; provided, that a company may indemnify such officer against any liability incurred by him in defending any proceedings, criminal or civil, in which judgment is given in such officer's favor or in which he is acquitted or when relief is granted to such officer by the Supreme Court of Bermuda as provided for by the Companies Act 1981.

      (ii) Section 98A of the Companies Act 1981 of Bermuda provides that a company may purchase and maintain insurance for the benefit of any officer of the Company against any liability incurred by him in his capacity as an officer of the company with respect to a violation of his duty to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances or indemnifying such officer in respect of any loss arising or liability attaching to him by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust of which the officer may be guilty in relation to the company or any subsidiary and that no provision of the Companies Act 1981 shall render any such insurance policy void or voidable. The registrant intends to obtain such an insurance policy prior to the closing of the offering pursuant to this registration statement.

     (iii) The Bye-laws of the registrant provide that the directors, secretary and other officers for the time being of the Company and the liquidatory or trustees (if any) for the time being acting in relation to any of the affairs of the Company and every one of them, and their heirs, executors and administrators, shall be indemnified and secured harmless out of the assets of the Company from and against all actions, costs, charges, losses, damages and expenses which they or any of them, their heirs, executors or administers, shall or may incur or sustain by or by reason of any act done, concurred in or omitted in or about the execution of their duty, or supposed duty, or in their respective offices or trusts, and none of them shall be answerable for the acts, receipts, neglects or defaults of the others of them or for joining in any receipts for the sake of conformity, or for any bankers or other persons with whom any moneys or effects belonging to the Company shall or may be lodged or deposited for safe custody, or for the insufficiency or deficiency of any security upon which any moneys or belonging to the Company shall be placed out on or invested, or for any other loss, misfortune or damage which may happen in the execution of their respective offices or trusts, or in relation thereto, PROVIDED THAT this indemnity shall not extend to any matter in respect of any fraud or dishonesty which may attach to any of said persons.

         The Bye-laws also provide that the registrant may purchase insurance on behalf of any person, including officers and directors, serving at the request of the registrant against any liability asserted against such person.

     The registrant intends to enter into agreements with its directors and executive officers which provide for indemnification of such persons against judgments, fines, penalties, charges and expenses suffered or incurred by them in their capacity as representatives of the registrant. The agreements will provide that, in certain circumstances, the registrant may reimburse or advance funds to any person in respect of expenses incurred in advance of the final disposition of any suit, claim or proceeding.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     (a)   (i)  On October 22, 1996, Aramex International, Limited, a Hong Kong
                company ('Aramex Hong Kong'), and the Company's predecessor sold 195 shares (or 304,688 shares giving effect to the Reorganization) of common stock to Airborne Freight Corporation for an aggregate consideration of $2 million. The shares were offered in reliance on Section 4(2) of the Securities Act of

                1933.

           (ii) On December 13, 1996, Aramex International Limited subscribed for 100 shares of Aramex Hong Kong and each share of Aramex Hong Kong outstanding prior to such subscription was converted by a special resolution of the shareholders of Aramex Hong Kong into non-voting deferred shares.

          (iii) Prior to the effective date of the Company's initial public offering, Messrs. William Kingson, Fadi Ghandour, Ms. Rula Ghandour and Airborne Freight Corporation subscribed for an aggregate of 3,125,688 shares of Aramex Bermuda.

     (b) There were no underwriters, brokers or finders employed in connection with any of the transactions set forth in Item 15(a).

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.


EXHIBIT
NUMBER                                                 DESCRIPTION
------   -------------------------------------------------------------------------------------------------------
  1.1    Form of Underwriting Agreement
  3.1    Memorandum of Association of Aramex International Limited (1)
  3.2    Bye-laws of Aramex International Limited (1)
  4.1    Specimen of Common Stock Certificate (1)
  4.2    Form of Underwriter's Warrant Agreement, for the Company's initial Public Offering, including form of
         Redeemable Warrant Certificate (1)
  5.1    Opinion of Conyers, Dill & Pearman (3)
  8.1    Opinion of Conyers, Dill & Pearman relating to tax matters (3)
  8.2    Opinion of Orrick, Herrington & Sutcliffe LLP relating to tax matters (3)
 10.1    Stock Option Plan (1)
 10.2    Form of Agreement granting a license to use the Aramex name (1)
 10.3    Form of Management Agreement (1)
 10.4    Form of Agreement with each of the Company's Middle East (MED) Mail Order Catalog Companies (1)
 10.5    Employment Agreement dated as of November 4, 1996 between Aramex International Limited and William
         Kingson (1)
 10.6    Employment Agreement dated as of November 4, 1996 between Aramex International Limited and Fadi
         Ghandour (1)

EXHIBIT
NUMBER                                                 DESCRIPTION
------   -------------------------------------------------------------------------------------------------------
 10.7    Form of Indemnification Agreement, between Aramex International Limited and members of the Board of
         Directors (1)

 10.8    Stock Purchase Agreement dated as of October 22, 1996 between William Kingson, Fadi Ghandour, Rula
         Ghandour and Airborne Freight Corporation (1)
 10.9    Shareholders Agreement dated as of October 22, 1996 between William Kingson, Fadi Ghandour, Rula
         Ghandour and Airborne Freight Corporation (1)
 10.10   Amendment No. 1 to Shareholders Agreement dated as of December 11, 1996 between William Kingson, Fadi
         Ghandour, Rula Ghandour and Airborne Freight Corporation as amended by Agreement dated as of December
         12, 1996 (1)
 10.11   Nominee Shareholder Agreement dated January 1, 1995 by and between Raghida Ali Ghandour and Aramex
         International Limited (1)
 10.12   Nominee Shareholder Agreement dated January 1, 1995 by and between Fadi Ali Ghandour and Aramex
         International Limited (1)
 10.13   Amendment No. 1 to each of the Nominee Shareholder Agreements dated as of December 23, 1996 (1)
 21.1    List of subsidiaries of Aramex International Limited
 23.1    Consent of Edward Isaacs & Company LLP
 23.2    Consent of Arthur Andersen
 23.3    Consent of Mehta & Tengra
 23.4    Consent of Dr. Mohamed Al-Amri & Co.
 23.5    Consent of Orrick, Herrington & Sutcliffe LLP (3)
 23.6    Consent of Ali Sharif Zu'bi & Sharif Ali Zu'bi (3)
 23.7    Consent of Conyers Dill & Pearman (3)
 24.1    Powers of attorney executed by certain officers and directors of the Registrant (included on signature page)
 99.1    Press Release dated March 31, 1997 (2)
 99.2    Press Release dated June 30, 1997 (2)

------------------
(1) Previously filed together with the Registrant's Registration Statement on Form F-1 (File No. 333-15639) as amended and incorporated herein by reference.

(2) Previously filed together with Registrant's Quarterly Report on Form 6-K (File No. 0-2918) dated September 12, 1997 incorporated herein by reference.

(3) To be filed by amendment.

ITEM 17. UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

     (2) To include any prospectus required by Section 10(a)(3) of the Securities Act

     (3) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the 'Calculation of Registration Fee' table in the effective registration statement.

     (4) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (5) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (6) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes to provide to the Underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act,

         each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM F-1, AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF NEW YORK, ON APRIL 9, 1998.

                                          ARAMEX INTERNATIONAL LIMITED

                                          By:       /s/ WILLIAM S. KINGSON
                                              ----------------------------------
                                                     William S. Kingson
                                                   Chairman of the Board

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints William S. Kingson and Fadi Ghandour, and each of them, his or her true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this Registration Statement together with all schedules and exhibits thereto, (ii) act on, sign and file with the Securities and Exchange Commission any registration statement relating to this Offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, (iii) act on, sign and file with the Securities and Exchange Commission any exhibits to such registration statement or pre-effective or post-effective amendments, (iv) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (v) act on and file any supplement to any prospectus included in this registration statement or any such amendment and (vi) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agents, proxies and attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing necessary or appropriate to be done (including any prospectus included in this registration statement or any such amendment with the Bermuda Register of Companies), as fully for all intents and purposes as he or she might or could do in person, hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact, any of them or any of his, her or their substitute or substitutes may lawfully do or cause to be done by virtue hereof

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.


                   SIGNATURE                                    TITLE OF CAPACITIES                       DATE
------------------------------------------------  ------------------------------------------------   --------------

/s/ WILLIAM S. KINGSON                            Chairman of the Board                              April 9, 1998
--------------------------------------            (Principal Executive Officer)
   William S. Kingson

/s/ FADI GHANDOUR                                 President and Chief Executive Officer              April 9, 1998
--------------------------------------
   Fadi Ghandour

/s/ RULA GHANDOUR                                 Director                                           April 9, 1998
--------------------------------------
   Rula Ghandour

/s/ ROY LILJEBECK                                 Director                                           April 9, 1998
--------------------------------------
   Roy Liljebeck


/s/ AYED AL-JEAID                                 Director                                           April 9, 1998
--------------------------------------
   Ayed Al-Jeaid

/s/ EMAD SHISHTAWI                                Accounting and Finance Manager                     April 9, 1998
--------------------------------------            (Principal Financial and Accounting Officer)
   Emad Shishtawi

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                                            DESCRIPTION
------   ---------------------------------------------------------------------------------------------
  1.1    Form of Underwriting Agreement
  3.1    Memorandum of Association of Aramex International Limited (1)
  3.2    Bye-laws of Aramex International Limited (1)
  4.1    Specimen of Common Stock Certificate (1)
  4.2    Form of Underwriter's Warrant Agreement, for the Company's initial Public Offering, including form of Redeemable Warrant Certificate (1)
  5.1    Opinion of Conyers Dill & Pearman (3)
  8.1    Opinion of Conyers Dill & Pearman relating to tax matters (3)
  8.2    Opinion of Orrick, Herrington & Sutcliffe LLP relating to tax matters (3)
 10.1    Stock Option Plan (1)
 10.2    Form of Agreement granting a license to use the Aramex name (1)
 10.3    Form of Management Agreement (1)
 10.4    Form of Agreement with each of the Company's Middle East (MED) Mail Order Catalog
         Companies(1)
 10.5    Employment Agreement dated as of November 4, 1996 between Aramex International Limited and
         William Kingson (1)
 10.6    Employment Agreement dated as of November 4, 1996 between Aramex International Limited and
         Fadi Ghandour (1)
 10.7    Form of Indemnification Agreement, between Aramex International Limited and members of the
         Board of Directors (1)
 10.8    Stock Purchase Agreement dated as of October 22, 1996 between William Kingson, Fadi Ghandour,
         Rula Ghandour and Airborne Freight Corporation (1)
 10.9    Shareholders Agreement dated as of October 22, 1996 between William Kingson, Fadi Ghandour,
         Rula Ghandour and Airborne Freight Corporation (1)
 10.10   Amendment No. 1 to Shareholders Agreement dated as of December 11, 1996 between William
         Kingson, Fadi Ghandour, Rula Ghandour and Airborne Freight Corporation as amended by
         Agreement dated as of December 12, 1996 (1)
 10.11   Nominee Shareholder Agreement dated January 1, 1995 by and between Raghida Ali Ghandour and
         Aramex International Limited (1)
 10.12   Nominee Shareholder Agreement dated January 1, 1995 by and between Fadi Ali Ghandour and
         Aramex International Limited (1)
 10.13   Amendment No. 1 to each of the Nominee Shareholder Agreements dated as of December 23, 1996 (1)
 21.1    List of subsidiaries of Aramex International Limited
 23.1    Consent of Edward Isaacs & Company LLP
 23.2    Consent of Arthur Andersen
 23.3    Consent of Mehta & Tengra
 23.4    Consent of Dr. Mohamed Al-Amri & Co.
 23.5    Consent of Orrick, Herrington & Sutcliffe LLP (3)
 23.6    Consent of Ali Sharif Zu'bi & Sharif Ali Zu'bi (3)
 23.7    Consent of Conyers Dill & Pearman (3)
 24.1    Powers of attorney executed by certain officers and directors of the Registrant (included on signature page)
 99.1    Press Release dated March 31, 1997 (2)
 99.2    Press Release dated June 30, 1997 (2)


------------------
(1) Previously filed together with the Registrant's Registration Statement on Form F-1 (File No. 333-15639) as amended and incorporated herein by reference.

(2) Previously filed together with Registrant's Quarterly Report on Form 6-K (File No. 0-2918) dated September 12, 1997 incorporated herein by reference.

(3) To be filed by amendment.